UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Cigna Corporation
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CIGNA 2020 PROXY STATEMENT

The Power of **We**.

Cigna.

Cigna's Environmental, Social, and Governance Framework

Cigna Connects, our environmental, social, and governance approach, is structured around three focus areas that are material to our business and align with our mission. We drive action and connect stakeholders who, together, can make a difference around critical health topics.

Health and Well-Being

Health and well-being are central to Cigna's mission and business strategy. Cigna actively builds sustainable health care systems by lowering health risks, encouraging health equity, improving health status, and promoting preventative health interventions.

Sustainable Health Care Systems

Cigna's fourth annual Value of Integration study found that by supporting the whole person, mind and body, with a connected set of medical, pharmacy, and behavioral benefits, employers can deliver better health and financial outcomes for those who receive coverage, with annual medical cost savings of nearly $7,400 for customers requiring a specialty medication.

Health Equity

Expanded cultural competency training to help customer-facing staff provide a more culturally sensitive experience to transgender customers.

Health Promotion and Disease Prevention

Partnered with over 1 million prescribing physicians to achieve our bold goal of reducing opioid use among our customers by 25%, and are working toward our goal to reduce customer overdoses in targeted communities by 25% by the end of 2021.

Investing in the Health of Communities

In 2019 Cigna launched Healthier Kids For Our Future℠, pledging $25 million over five years to schools and community groups to reduce food insecurity. In 2020, we announced a $3 million commitment to address the mental health needs of children across our country, as part of our commitment to improving behavioral health.

Environment

As a health service company, we believe environmental stewardship has a health impact and also makes sound business sense.

Clean Air, Water, Soil and Food

We have created a strategic sustainability performance plan to manage the environmental impact of our global real estate portfolio. This best-in-class plan enables us to reduce our carbon footprint and eliminate operational inefficiencies.

Climate Change

Cigna has third-party assurance of our Scope 1 and Scope 2 emissions completed annually.

Community Resilience

Cigna's Employee Assistance Program opens its telephone lines to provide communities impacted by a disaster access to trained clinicians, regardless of whether callers have enrolled. Our Employee Assistance Program also offers immediate access to on-site Critical Incident Services support for Cigna clients and customers.

Responsible & Inclusive Business

Our relationship with stakeholders helps us to better understand what's most important to them and how to work together towards the goal of bringing positive changes.

Human Capital

Cigna's enhanced Human Capital Management System gives our employees access to improved development planning tools and mentor connections as well as additional resources to support career planning and advancement.

Diversity and Inclusion

Cigna's Inclusive Leadership program is designed to accelerate the development of women and ethnic minorities by exploring unconscious bias and the practice of cultural awareness. The goal is to advance a dialogue between managers and their emerging leaders and cultivate a more diverse leadership pipeline. This program helps empower our leaders to act as sponsors and provides emerging leaders with a strategy and tools for accelerating their careers.

Supply Chain Management

As part of our Supplier Code of Ethics, we explicitly prohibit the use of child or forced labor, and request that our suppliers demonstrate ethics, compliance and integrity in the following three pillars: Human Rights & Labor, Business Conduct, and Environment.

Stakeholder Engagement

Cigna was the first U.S. health insurer to join the United Nations Global Compact and has signed on to its "Health is Everyone's Business" action platform. This platform brings together leaders from the business, academic, and non-profit sectors in a global effort to make the UN's Sustainable Development Goal #3 – "Good Health for All" – a corporate goal.

Cigna joined with other leading U.S. corporations who are part of the Business Roundtable to support the revision of the Roundtable's Statement on the Purpose of a Corporation, which now reads as being for the benefit of all stakeholders — customers, employees, suppliers, communities, and shareholders.

Human Rights

Cigna has published a Human Rights Statement on its website, affirming our commitment to conduct our business in a manner consistent with the United Nations Universal Declaration of Human Rights and the International Labor Organization's Fundamental Conventions. It also lays out practices and policies addressing equal employment, harassment avoidance, charitable contributions, anti-corruption, and workplace safety as well as initiatives to promote and protect human rights within our company and supply chain.

March 13, 2020

900 Cottage Grove Road
Bloomfield, Connecticut 06002

Dear Cigna Shareholder:

On behalf of the Cigna Corporation Board of Directors, we invite you to attend our 2020 Annual Meeting of Shareholders to be held April 22, 2020. The attached Notice of 2020 Annual Meeting of Shareholders and Proxy Statement contains important information about the business to be conducted at the Annual Meeting.

We achieved exceptional growth for our company in 2019. Combining with Express Scripts enabled us to accelerate our strategy and focus on building a sustainable health care system for the next generation, and beyond. One year into our combination, we now have industry-leading capabilities in behavioral, pharmacy and medical services. Together, they fueled our growth in 2019.

In Health Services, we delivered market-leading customer and client retention, including 97% retention for the 2020 selling season, and we saved our clients and customers $50 billion on annual prescription costs. In our Commercial business, we again delivered the lowest medical cost trend in the industry, and we grew our commercial medical customers for the 10th consecutive year. And, in our Government business, the Centers for Medicare and Medicaid Services’ most recent Star ratings position us to have 87% of our Medicare Advantage customers in 4-Star or higher plans for 2021 – a reinforcement of our strong customer satisfaction and high levels of clinical quality.

Cigna also continued to accelerate marketplace innovations to improve affordability, predictability, and simplicity. In the first 100 days of our combination, we re-engineered the supply chain to create the Patient Assurance Program, capping out-of-pocket costs at $25 per month for people with diabetes who rely on insulin. Our Embarc Patient Protection Program helps families access life-changing gene and cell therapies, and shields our clients from the cost shocks of these one-time potential cures. And, we launched our Digital Health Formulary, a tool that reviews, recommends and supports the best of over 300,000 digital health solutions on the market, to ensure that our clients, customers and patients can affordably and simply get the best value from their digital health program.

We were also able to do even more for the communities in which we live and work. In early 2019, through a five-year, $25 million global initiative called Healthier Kids for Our Future, we began fighting childhood hunger and food insecurity to help today’s children grow into tomorrow’s healthy adults. We recently extended our efforts by addressing the emerging challenge of mental illness among children. Cigna’s latest research shows that loneliness – in addition to stress and depression – is taking a toll on people of all ages, but is having a particularly profound impact on our young people.

By delivering on and advancing our key priorities throughout the year – and focusing on our customers, patients and communities – we generated outstanding financial results for the benefit of our shareholders. In 2019, we delivered consolidated adjusted revenues of $140 billion, and grew adjusted income from operations per share by 20% to $17.05.* As a result, we exceeded the guidance that we had already raised each quarter during 2019 for revenue, earnings, earnings per share and cash flow from operations.

In 2020, we will continue to challenge ourselves to advance our mission and meet our performance goals – including by completing the sale of our Group Disability and Life business to New York Life. We will also continue to serve as the partner of choice in health care, to accelerate innovation to the market and further expand our distribution reach and societal impact. Our recent transactions – with Prime Therapeutics to make pharmacy care more affordable for its 28 million members, and with Oscar Health to deliver new and innovative solutions for small businesses – serve as excellent examples of our partnership orientation.

Our growth, and our ability to deliver outstanding results for the benefit of our clients, customers, patients and thereby, our shareholders, is driven by our more than 70,000 colleagues around the world. The rewards and compensation actions described in this Proxy Statement are designed to maintain a high level of retention for our key talent and reward our teams for the results that we were able to achieve in 2019 in a highly dynamic marketplace.

We look forward to hearing your feedback, as reflected in your votes and at the 2020 Annual Meeting of Shareholders. As always, thank you for your interest in Cigna.

Sincerely,

/s/ David M. Cordani David M. Cordani President and Chief Executive Officer	/s/ Isaiah Harris, Jr. Isaiah Harris, Jr. Chairman of the Board
*	Consolidated adjusted revenues and adjusted income from operations per share are non-GAAP measures. See Annex A to the proxy statement.

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME:	Wednesday, April 22, 2020 at 8:00 a.m.

PLACE:	Windsor Marriott Hotel, Ballroom IV 28 Day Hill Road Windsor, Connecticut 06095*

ITEMS OF BUSINESS:	Proposal 1: Election of twelve director nominees named in this Proxy Statement for one-year terms to expire at the next annual meeting of shareholders.

Proposal 2: Advisory approval of executive compensation.

Proposal 3: Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2020.

Proposal 4: Shareholder Proposal − Shareholder right to call a special meeting, if properly presented.

Proposal 5: Shareholder Proposal − Gender pay gap report, if properly presented.

Consideration of any other business properly brought before the meeting.

RECORD DATE:	You may vote on the matters presented at the Annual Meeting if you were a shareholder of record at the close of business on February 24, 2020.

PROXY VOTING:
Your vote is very important, regardless of the number of shares you own. We urge you to promptly vote by telephone, by using the internet, or, if you received a proxy card or instruction form, by completing, dating, signing and returning it by mail.

March 13, 2020	By order of the Board of Directors, /s/ Julia Brncic Julia Brncic Corporate Secretary
*	As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the meeting may be held virtually over the Internet. If we take this step, we will announce the decision to do so by April 8, 2020 via a press release and posting details on our website that will also be filed with the SEC as proxy material. As always, we encourage you to vote your shares prior to the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on April 22, 2020

The Notice of Annual Meeting, Proxy Statement and Annual Report for the fiscal year ended December 31, 2019 are available at www.envisionreports.com/ci.

PROXY STATEMENT SUMMARY

Mission, Strategy and Values

Cigna employees are dedicated to delivering results every day towards the advancement of health care by creating solutions that are affordable, predictable and simple – and treat the whole person – both mind and body. Guided by our mission, strategy and values, and rooted in a strong, complementary set of growth businesses, Cigna is well positioned for future success. With our unique collection of assets, we create new opportunities every day to serve more people, invest in industry-leading innovation, and grow for the long term.

Our Mission

To improve the health, well-being and peace of mind of those we serve

Our Strategy

Go Deeper	To expand and deepen our customer, client and partner relationships and create depth in targeted sub-segments and geographies

Go Local	To ensure our solutions and services meet customer, client and partner needs at a local market level

Go Beyond	To innovate and further differentiate our businesses, the experiences we deliver and our overall social impact

Our Values

We partner, collaborate, and keep our promises

We care deeply about our customers, patients, and coworkers

We create a better future-together

We innovate and adapt

We act with speed and purpose

Our Growth Businesses

HEALTH SERVICES	COMMERICAL	GOVERNMENT	INTERNATIONAL
• Coordinated services, anchored by industry leading pharmacy capabilities • Innovative solutions • Flexible, choice based framework	• Integrated medical solutions • Consultative approach • Leading consumer engagement capabilities	• High customer satisfaction ratings • Deep value-based care relationships with health care professionals • Outstanding clinical quality	• Worldwide reach – the largest global network of health careprofessionals • Deep data analytics and customer insights • Locally relevant solutions

Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement 1

PROXY STATEMENT SUMMARY

2019 Performance and Accomplishments

Throughout 2019, the first full year of our combination with Express Scripts, we drew upon our mission, our strategy and our values in order to meaningfully advance our five integration priorities: (1) keep our promises in the marketplace; (2) generate significant savings for the benefit of clients and customers; (3) retain our key talent; (4) advance our organizational efficiency plan; and (5) keep our vision top of mind. By meaningfully delivering on these priorities, we were able to deliver outstanding financial results for the benefit of our shareholders.

Cigna delivered strong financial results in 2019, highlighted by:

Consolidated Adjusted Income from Operations. Cigna's adjusted income from operations* for 2019 was $6.5 billion, or $17.05 per share. This represented per share growth of 20% over 2018.

Consolidated Adjusted Revenue. Consolidated adjusted revenues* of $140.2 billion.

Cash Flow from Operations. Cash flow from operations of $9.5 billion, more than double 2018 cash flow from operations of $3.8 billion.

Medical Customers. Total medical customer base at the end of 2019 grew to 17.1 million, an organic increase of 184,000 customers over the end of 2018.

Pharmacy Customers. The pharmacy customer base at the end of 2019 grew to 75.9 million, an organic increase of 2.7 million customers compared to year-end 2018.

Medical Cost Trend. Delivered industry leading medical cost trend of approximately 4%.

Our financial performance was fueled by the successful and meaningful advancement of our integration priorities.

Keep our Promises in the Marketplace. Each of our four growth businesses – Health Services, Commercial, Government and International – played to its key strengths to deliver for our customers and patients. As a result, our more than 170 million customer relationships around the world experienced ongoing, high quality service throughout the year and our client relationships deepened.

Generate Significant Savings. We generated significant savings for the benefit of our customers and clients – by delivering the lowest medical trend for the seventh consecutive year and aggregate pharmacy savings of $50 billion on prescription drugs.

Retain Talent. We retained our key talent. In fact, our retention and engagement levels today – one year into our combination – are above our already-strong pre-transaction levels.

Organizational Efficiency Plan. We made significant progress in advancing our organizational efficiency plan – and earlier this year announced that we are taking an additional $200 million, pre-tax, of costs out of our company.

Keep Vision Top of Mind. We kept our vision top of mind by accelerating marketplace innovations that improve affordability, predictability and simplicity.

•   Embarc Benefit Protection. Breakthrough, potentially life-changing medicines offer great promise for patients and their families. However, the high prices of the medicines – millions of dollars in some cases – threaten coverage and access by patients who may benefit. We launched a new offering that brings together the health services, medical management and specialty pharmacy expertise to make breakthrough medicines more affordable and ensure access for those who need it, while protecting clients from the shock of high priced one-time treatments they might not otherwise anticipate.

•   Patient Assurance Program. Addressing the need for greater affordability and access to insulin, we launched the Patient Assurance ProgramSM, to ensure eligible people with diabetes in participating plans pay no more than $25 for a 30-day supply of insulin.

•   Digital Health Formulary. To make it simpler for consumers and payers to navigate the hundreds of thousands of currently available personal health technologies and interventions, we introduced the industry's first, stand-alone digital health formulary.

We set a strong foundation for 2020. Our 2019 performance gives us considerable momentum going into 2020. We are well positioned to continue to advance our mission and meet our performance goals – including by completing the sale of our Group Disability and Life business to New York Life. We have also entered a number of partnerships that serve to accelerate innovation to the market, further expand our distribution reach and societal impact, and improve affordability, predictability and simplicity. For example, Prime Therapeutics selected us as its partner to serve 28 million more Americans starting in 2020, and deliver greater pharmacy value and clinical care. And Oscar Health, a tech-driven health insurance company, is working with us to provide commercial health solutions to small businesses, which accounted for more than 40% of net job creation in 2018.

*
We encourage you to review our Annual Report on Form 10-K for the year ended December 31, 2019 for more complete financial information. Consolidated adjusted income from operations and consolidated adjusted revenue are not determined in accordance with accounting principles generally accepted in the United States (GAAP) and should not be viewed as a substitute for the most directly comparable GAAP measures, shareholders’ net income and total revenues, respectively. Shareholders’ net income was $5.1 billion and total revenues were $153.6 billion for the year ended December 31, 2019. Additional information regarding our use of non-GAAP measures and reconciliations to the most directly comparable GAAP measure can be found on Annex A.

2 Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement

PROXY STATEMENT SUMMARY

Board of Directors

NAME AND TITLE	DIRECTOR SINCE	INDEPENDENT	COMMITTEE MEMBERSHIP
			Audit	Corporate Governance	Compliance	Finance	People Resources	Executive
David M. Cordani President and Chief Executive Officer of Cigna	2009							✔

William J. DeLaney Former Chief Executive Officer of Sysco Corporation	2018	✔	✔	✔

Eric J. Foss Former Chairman, President and Chief Executive Officer of Aramark	2011	✔		✔	✔

Elder Granger, MD, MG, USA (Retired) President and Chief Executive Officer of The 5Ps, LLC	2018	✔		✔	✔

Isaiah Harris, Jr. Former President and Chief Executive Officer of AT&T Advertising & Publishing – East	2005	✔						Chair

Roman Martinez IV Private Investor	2005	✔	Chair			✔		✔

Kathleen M. Mazzarella Chairman, President and Chief Executive Officer of Graybar Electric Company, Inc.	2018	✔				✔	✔

Mark B. McClellan, MD, PhD Director, Duke-Robert J. Margolis, MD, Center for Health Policy	2018	✔		✔			✔

John M. Partridge Former President of Visa, Inc.	2009	✔	✔			Chair		✔

William L. Roper, MD, MPH Interim President of The University of North Carolina System	2018	✔			Chair	✔		✔

Eric C. Wiseman Former Executive Chairman, President and Chief Executive Officer of VF Corporation	2007	✔				✔	Chair	✔

Donna F. Zarcone President and Chief Executive Officer of The Economic Club of Chicago	2005	✔		Chair	✔			✔

Our Board is composed of individuals with expertise in fields relevant to Cigna’s business, experience from different professions and industries, a diversity of age, ethnicity, gender and global experience and a range of tenures. Together, this diverse mix of skills and experience effectively supports our strategy.

In addition to our director nominees listed above, in October 2019, our Board appointed Ms. Kimberly Ross to the Board effective June 1, 2020. Ms. Ross brings experience from a variety of industries and significant finance, international and public company experience.

Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement 3

PROXY STATEMENT SUMMARY

Corporate Governance

Cigna is committed to ensuring strong corporate governance practices on behalf of our shareholders. We believe that strong corporate governance provides the foundation for financial integrity and shareholder confidence. Cigna's Board of Directors and management engage with shareholders on issues related to corporate governance, executive compensation, social responsibility, business strategy, Company performance and other areas of focus for shareholders.

SHAREHOLDER ENGAGEMENT
We have engaged with shareholders on a number of occasions.

Leading up to the 2019 annual meeting of shareholders, we invited holders of 64% of our outstanding stock to engage with us. Holders of 27% of
our outstanding stock engaged with us.

Topics discussed
Corporate governance and shareholder rights
Board composition
Corporate social responsibility initiatives
Executive compensation and human capital matters
Business strategy, particularly in light of the combination
with Express Scripts

After the 2019 annual meeting, we invited
holders of 74% of our outstanding stock to engage with us. Holders of 55% of our outstanding stock discussed with us their vote on the 2019 shareholder proposal to adopt a right for shareholders to act by written consent and their views on potential responses
by the Board.

For additional information regarding shareholder
engagement related to the Board’s adoption of a special
meeting right, see “Corporate Governance Policies and
Practices – Adoption of Special Meeting Right in
Response to 2019 Written Consent Shareholder
Proposal.”

Recent Governance Highlights
Adoption of Special Meeting Right. As more fully described in “Corporate Governance Policies and Practices – Adoption of Special Meeting Right in Response to 2019 Written Consent Shareholder Proposal,” following outreach to holders of 74% of our outstanding shares and engagement with holders of 55% of our outstanding shares, the Board adopted a right for shareholders to call a special meeting with a 25% threshold.

Appointment of Kimberly Ross to the Board. In October 2019, the Board appointed Ms. Kimberly Ross to the Board effective June 1, 2020. Ms. Ross’s appointment was the result of the Board’s ongoing refreshment work. Ms. Ross, 54, will serve as the Chief Financial Officer of WeWork (The We Company) beginning March 2020 and previously served as Senior Vice President and Chief Financial Officer of Baker Hughes Company. Ms. Ross has significant finance experience, as well as international and public company experience. Ms. Ross further enhances the Board’s diversity, which is of high importance to the Board.

Board Evaluation. The Board engaged an independent third party, with substantial experience in board evaluations and organizational effectiveness, to lead the 2019 Board evaluation.

KEY GOVERNANCE PRACTICES
Independence	Best Practices	Accountability	Shareholder Rights

•  Independent board of
   directors

•  Independent Chairman
   of the Board with clearly
   defined responsibilities

•  Independent Audit,
   Compliance, Corporate
   Governance, Finance and
   People Resources
   Committees

•  Regular executive
   sessions of the Board and
   its committees, without
   management present

•  Board and Committees
   may hire outside advisors
   independently of
   management

•  Active shareholder
   engagement

•  Diverse Board in terms
   of gender, ethnicity,
   experiences, and specific
   skills and qualifications

•  Adoption of the Rooney
   Rule

•  Separate Code of
   Business Conduct and
   Ethics for the Board

•  Majority of director
   compensation delivered
   in Cigna common stock

•  Meaningful stock
   ownership guidelines for
   directors

   •  Annual election of all
      directors

   •  Directors elected by
      majority voting

   •  Annual self-evaluations of
      the Board, its committees
      and individual directors,
      including periodic
      independent third party
      assessments

   •  Annual evaluation of CEO
      (including compensation)
      by independent directors

   •  Clawback policy that
      applies to our short- and
      long-term incentive plans

   •  Shareholder right to call a
      special meeting

   •  Proxy access right for
      shareholders

   •  No supermajority vote
      provisions in our
      Certificate of
      Incorporation or By-Laws

   •  No shareholder rights
      plan, or poison pill

4 Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement

PROXY STATEMENT SUMMARY

Executive Compensation

We believe executive pay should be aligned with our ability to deliver on our commitments to those we serve. Additionally, we believe that aligning executive compensation to the achievement of enterprise goals that support our business strategy and drive our innovation will result in the creation of meaningful and sustained long-term value for our shareholders.

The Committee and the Board consider the results of the annual shareholder executive compensation “say-on-pay” vote in determining the ongoing design and administration of the Company’s executive compensation programs. The Committee considers feedback on our executive compensation program received as part of our ongoing communications with shareholders. Management and the Board engage with shareholders throughout the year on a variety of topics, including executive compensation matters. During 2019, we again engaged with governance professionals representing our shareholders. Shareholders have expressed their strong support for our executive compensation program, with approximately 93% of votes cast at the 2019 annual meeting of shareholders of Cigna in favor of the advisory vote on executive compensation.

WHAT WE DO

✔   Strong alignment between pay and performance.
✔   “Double trigger” requirement for change of control benefits.
✔   Regular review of executive compensation governance
      market practices, particularly when considering the
      adoption of new practices or changes to existing programs
      or policies.
✔   Robust stock ownership guidelines and shareholding
      requirements for equity awards to align executives’ interests with shareholders.
✔   A disgorgement of awards (clawback) policy beyond the
      mandates of Sarbanes-Oxley.
✔   Management of LTIP annual share usage (or burn rate) and
      total dilution through the People Resources Committee
      establishment of an annual share usage limit, which is below the maximum permitted under the plan.
✔   Oversight of people development policies and processes,
      including consideration of assessments of executive officers and key senior management.
✔   CEO and executive officer succession plans overseen by the
      Board of Directors, with leadership from the People
      Resources Committee.

✔   An annual assessment by the People Resources Committee
      of potential risks in our incentive compensation programs
      and policies.
✔   Minimum level of financial performance required in order for any payments to be made under the annual incentive plan.
✔   All long-term awards are denominated and settled in equity.
✔   Approximately 92% of our CEO’s total direct compensation
      is performance-based.

WHAT WE DON’T DO
✘ No excessive perquisites and no gross ups on perquisites.
✘ No redundancy between short- and long-term incentive plan performance measures.
✘ No hedging of Cigna stock by any directors, executive officers or employees, and no pledging of Cigna stock by directors or Section 16 officers unless approved in limited circumstances.
✘ No discounting, reloading or repricing of stock options without shareholder approval. ✘ No payment of dividends on restricted stock prior to vesting. Unvested SPS awards do not accrue dividends.
Emphasis on Performance Based Compensation

As illustrated in the charts below, performance-based compensation represented approximately 92% of Mr. Cordani’s total direct compensation for 2019, including 73% in long-term incentives and 19% in annual incentives. On average, performance-based compensation, reflecting 2019 EIP awards and 2019 annual LTI awards, represented 85% of total direct compensation for our other NEOs that served as executive officers at the end of 2019, including an average of 61% in long-term incentives and 24% in annual incentives.

Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement 5

PROXY STATEMENT SUMMARY

Voting Matters and Board Recommendations

MANAGEMENT PROPOSALS	MORE INFORMATION
For the reasons set forth below and as further detailed throughout this Proxy Statement, the Board of Directors unanimously recommends that you vote FOR each of the management proposals.

Proposal 1. Election of Directors.

The Board and the Corporate Governance Committee believe that the twelve director nominees named in this Proxy Statement bring a combination of diverse qualifications, skills and experiences that contribute to a well-functioning Board. As determined by the Board and Corporate Governance Committee, each director nominee has proven leadership ability, has demonstrated good judgment and is a valued participant on the Board.
Page 7

Proposal 2. Advisory Approval of Executive Compensation.

Our executive compensation program design aligns the interests of our executive officers with those of our shareholders by basing the substantial majority of their compensation on Cigna’s performance and rewarding our executive officers for the creation of long-term shareholder value. Because your vote is advisory, it will not be binding upon the Board. However, the Board and the People Resources Committee value your opinion and will review and consider the voting results when making future executive compensation decisions.
Page 34

Proposal 3. Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2020.

The Audit Committee approved the appointment of PricewaterhouseCoopers LLP as Cigna’s independent registered public accounting firm for 2020. The Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders. As a matter of good corporate governance, the Board is seeking shareholder ratification of the appointment.
Page 80
SHAREHOLDER PROPOSALS	MORE INFORMATION
For the reasons set forth below and as further detailed throughout this Proxy Statement, the Board of Directors unanimously recommends that you vote AGAINST each of the shareholder proposals.

Proposal 4. Shareholder Right to Call a Special Meeting.

Our Board believes that the implementation of this proposal is not in the best interests of Cigna or our shareholders and it is unnecessary given the current special meeting right that strikes the right balance of protecting shareholder rights and mitigating risk of abuse. Our Board believes that Cigna’s strong corporate governance practices, including Cigna’s commitment to ongoing dialogue with its shareholders and the current special meeting right, provide shareholders with the significant ability to raise important matters with our Board and management in a manner mindful of Cigna’s particular ownership composition without the potential expense and risk associated with a lower special meeting threshold.
Page 84

Proposal 5. Gender Pay Gap Report.

We are committed to compensating our employees equitably and competitively, regardless of gender. Our continued success depends on the collective strengths of our employees and we are dedicated to attracting, retaining and rewarding the performance of our diverse workforce to best meet the needs of our clients and customers. We proactively monitor our compensation programs for potential disparities, including by conducting a regular annual review of pay equity, taking action as warranted and diligently addressing disparities that may not be explained by objective factors. While that review is a key component of our commitment, it is only one of many initiatives Cigna has undertaken to ensure all employees are paid equitably and to develop and support a diverse and inclusive workforce. Given the Company’s strong programs and practices, the Board believes that the adoption of this proposal is unnecessary as its implementation would not enhance Cigna’s already established commitment to pay equity and diversity and inclusion.

2020 Annual Meeting of Shareholders Wednesday, April 22, 2020 8:00 a.m.

6 Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement

CORPORATE GOVERNANCE MATTERS

Election of Directors (Proposal 1)

Our Board has nominated the twelve directors named in this Proxy Statement for election at the Annual Meeting. Our Board is composed of individuals with expertise in fields relevant to Cigna’s business, experience from different professions and industries, a diversity of age, ethnicity, gender and global experience and a range of tenures. Together, this diverse mix of skills and experience effectively supports our strategy.

The role of the Board, its leadership structure and governance practices are described in “Corporate Governance Policies and Practices.” This section identifies the director expectations and qualifications considered by the Board and the Corporate Governance Committee in selecting and nominating directors, describes the process for director nominations and elections, discusses recent board composition developments, details our commitment to diversity and presents the biographies, skills and qualifications of the director nominees.

DIRECTOR EXPECTATIONS AND QUALIFICATIONS

The Corporate Governance Committee, in consultation with the Board, has identified individual director expectations and qualifications, characteristics, skills and experience that it believes every member of the Board should have. In addition, the Corporate Governance Committee has identified areas of expertise that are directly relevant to Cigna’s business strategy in the short- and long-term, enable the Board to exercise its oversight function and contribute to a well-functioning Board. In developing these areas of expertise, the Board also considered best practices among other large companies. The Board regularly reviews these identified areas of expertise to ensure they support the evolution of the Company’s strategy and the Board’s needs. The Corporate Governance Committee and the Board take into consideration these criteria and the mix of skills and experience as part of the director recruitment, selection, evaluation and nomination process.

Expectations of Every Director

•   Commitment to Cigna’s values and mission

•   Understand Cigna’s businesses and the importance
     of the creation of shareholder value

•   Contribute effectively to the Board’s assessment of
     strategy and oversight of risk

•   Contribute effectively to the Board’s evaluation of
     executive talent, compensation and succession
     planning

•   Share expertise, experience, knowledge and insights
     on matters before the Board

•   Advance Cigna’s business objectives and reputation

•   Demonstrate an ongoing commitment to consult
     and engage with the CEO and senior management
     outside of Board and committee meetings on
     matters impacting Cigna

•   Strong commitment to ethics and integrity

Qualifications, Characteristics, Skills and Experience of Every Director

• Ability to analyze complex business and public policy issues and provide relevant input concerning the Company’s business strategy and risk oversight • Free from conflicts of interest	• Ability to assess different risks and their impact on shareholder value • Contribution to the Board’s overall diversity of thought • High degree of achievement in their respective fields

Areas of Expertise Reflected on Our Board of Directors

• Business Leader • Finance • Health Services and Delivery Systems • Global Operations	• Marketing and Consumer Insights • Regulated Industry/Public Policy • Technology Operations

Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement 7

CORPORATE GOVERNANCE MATTERS

NOMINATION PROCESS

The Corporate Governance Committee assesses the Board’s composition as part of the annual self-evaluation of the Board (described in “Corporate Governance Policies and Practices – Board Evaluations and Board Effectiveness”). On an ongoing basis, the Corporate Governance Committee engages in Board succession planning, taking into account input from Board discussions and from the Board and committee evaluation process.

Renomination of Current Directors

When considering whether to nominate current directors for re-election, the Corporate Governance Committee and the Board review individual directors’ performance against the expectations for Board membership, as well as how the directors’ skills and experiences support the Company’s mission, values and strategy and the Board’s needs.

Identification of New Directors

Needs assessment	Identification of potential candidates	Candidate review process	Recommendation
The Corporate Governance Committee considers the diversity of skills represented on the Board and focuses on identifying candidates that possess skills and qualifications that are complementary to the existing Board members’ skills and will support the Company’s short- and long-term strategy.

The Corporate Governance Committee may retain a third party search firm to assist in identifying and evaluating candidates for Board membership.

The Corporate Governance Committee also considers suggestions for Board nominees submitted by shareholders, who are evaluated using the same criteria as new director candidates and current director nominees.

Once identified, the Corporate Governance Committee reviews the candidate’s background, experiences, skills and/or prior board and committee service, and considers how the candidate’s background would complement the Board’s composition, including the diversity of the Board.

Candidates interview with the Chief Executive Officer, the Chair of the Corporate Governance Committee and the Chairman of the Board, as well as other members of the Board, as appropriate.
Following a thorough review process, the Corporate Governance Committee will recommend a candidate to the Board for consideration.

PROCESS FOR DIRECTOR ELECTIONS

Directors are elected for one-year terms, expiring at the next annual meeting of shareholders. Cigna has adopted a majority voting standard for the election of directors in uncontested elections. Under this standard, each director must receive a majority of the votes cast for him or her. This means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee for the director to be elected. Each director has agreed to tender, and not withdraw, his or her resignation if he or she does not receive a majority of the votes cast at the Annual Meeting. The Corporate Governance Committee will make a recommendation to the Board on whether to accept the resignation. The Board has discretion to accept or reject the resignation. A director whose resignation is under consideration will not participate in the decisions of the Corporate Governance Committee or the Board concerning his or her resignation. In a contested election, where the number of director nominees exceeds the number of directors to be elected, the voting standard is a plurality of votes cast.

BOARD COMPOSITION DEVELOPMENTS

In October 2019, the Board appointed Ms. Kimberly Ross to the Board effective June 1, 2020. Ms. Ross’s appointment was the result of the Board’s ongoing refreshment work. Ms. Ross, 54, will serve as the Chief Financial Officer of WeWork (The We Company), beginning March 2020. She served as Senior Vice President and Chief Financial Officer of Baker Hughes Company from September 2014 to July 2017. Prior to that, Ms. Ross was Executive Vice President and Chief Financial Officer of Avon Products Incorporated from November 2011 until September 2014. Ms. Ross serves on the boards of Nestlé S.A. (2018 – present),

8 Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement

CORPORATE GOVERNANCE MATTERS

PQ Group Holdings Inc. (2017 – April 2020) and Chubb Limited (2014 – May 2020). When considering Ms. Ross’s appointment, the Board considered, among other factors, the significant extent of her finance experience, as well as her international and public company experience. Ms. Ross further enhances the Board’s diversity, which is of high importance to the Board.

The Board has approved a waiver for one year of the expected retirement age outlined in the Corporate Governance Guidelines for Mr. Martinez, who is currently 72. The Board believes his continued service on the Audit Committee, as well as deep expertise in capital management, continue to be critically important during the post-merger integration period.

Mr. Zollars, who served on the Board since 2005, retired in November 2019. Mr. Zollars’ retirement was consistent with the Board’s retirement age guideline and aligned with the Board’s ongoing refreshment plans.

COMMITMENT TO BOARD DIVERSITY

The Board remains committed to diversity at the Board level and the Corporate Governance Committee works to ensure that the Board is composed of individuals with expertise in fields relevant to Cigna’s business, experience from different professions and industries, a diversity of age, ethnicity, gender and global experience and a range of tenures. This approach has proven beneficial given the complex and dynamic nature of the health service industry. The Board’s Governance Guidelines require the Corporate Governance Committee, and any search firm it engages, to include women and minority candidates in the pool from which the Committee selects director candidates.

OTHER PRACTICES

In addition to working to ensure that the Board is composed of diverse and qualified individuals, the Board has adopted the following governance policies and practices that contribute to a well-functioning Board.

Limits on Public Company Directorships	To ensure each director is able to devote sufficient time and attention to his or her responsibilities as a board member, the Board has established the following limits on outside directorships:
•
Each director who also is a chief executive officer of a public company may not serve on more than one other public company board in addition to Cigna’s Board and the board of his or her employer (for a total of three public company directorships); and

• Each director who is not a chief executive officer of a public company may serve on no more than four boards of other public companies (for a total of five such directorships).
All of our directors are in compliance with these limits on outside directorships.
Change in Director’s Principal Position
If a director changes his or her principal employment position, that director tenders his or her resignation from the Board to the Corporate Governance Committee. The Committee will then recommend to the Board whether to accept or decline the resignation.

Retirement Age
Our Corporate Governance Guidelines provide that directors are expected to retire by the annual meeting of shareholders coinciding with or following his or her 72nd birthday. The Board may exercise discretion to waive the expected retirement age in individual cases.

Continuing Education for Directors
The Board is regularly updated on Cigna’s businesses, strategies, customers, operations and employee matters, as well as external trends and issues that affect the Company. Directors also are encouraged to attend continuing education courses relevant to their service on Cigna’s Board. The Corporate Governance Committee oversees the continuing education practices and the Company is kept apprised of director participation.

Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement 9

CORPORATE GOVERNANCE MATTERS

BOARD OF DIRECTORS’ NOMINEES

Upon the recommendation of the Corporate Governance Committee, the Board is nominating the twelve directors listed below for election to one-year terms to expire at the next annual meeting of shareholders. All nominees have consented to serve, and the Board does not know of any reason why any nominee would be unable to serve. If a nominee becomes unavailable or unable to serve before the Annual Meeting, the Board may either reduce its size or designate another nominee. If the Board designates a substitute nominee, your proxy will be voted for the substitute nominee.

Below are biographies, skills and qualifications for each of the nominees. Each of the director nominees currently serves on the Board. The Board believes that the combination of the various experiences, skills and qualifications represented contribute to an effective and well-functioning Board and that the nominees possess the qualifications, based on the criteria described above, to provide meaningful oversight of Cigna’s business and strategy.

The Board of Directors
unanimously recommends
that shareholders vote
FOR each of the nominees.

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DAVID M. CORDANI
President, Chief Executive Officer and Director of Cigna

AGE: 54

DIRECTOR SINCE: 2009

COMMITTEES: Executive

David Cordani has served as Cigna’s Chief Executive Officer since 2009, as President since 2008 and as a Director since 2009. He served as Chief Operating Officer from June 2008 until December 2009; President, Cigna HealthCare from 2005 until 2008; and Senior Vice President, Customer Segments & Marketing, Cigna HealthCare from 2004 until 2005. He has been employed by Cigna since 1991. He was elected Chair of the Board of America’s Health Insurance Plans (AHIP) for 2019 and 2020. In 2018, he was named Chairman of the U.S. Chamber of Commerce’s U.S.-Korea Business Council and he served on the U.S.-India Business Council Board of Directors from 2015-2017. He is also a member of the Business Roundtable. Mr. Cordani actively works with the Achilles International Freedom Team of Wounded Veterans. In 2016, Mr. Cordani received the Leadership in the Nation’s Interest award from the Committee for Economic Development, a nonprofit, nonpartisan, business-led public policy organization. Mr. Cordani was named one of Fortune Magazine’s Top Business Persons of the Year in 2015. Mr. Cordani received his Bachelor of Business Administration from Texas A&M University and his MBA from the University of Hartford.

Other Public Company Directorships: General Mills, Inc. (2014-Present)

Business Leader. Mr. Cordani has extensive executive leadership and management experience, including through his current role as President and Chief Executive Officer of Cigna, as well as his prior role as Chief Operating Officer which also encompassed broad responsibility for Cigna’s global business and corporate functions. Mr. Cordani has spearheaded Cigna’s transformation into a leading global health service company and has:

•	Delivered strong financial performance, including compound annual adjusted income from operations per share growth of 17% since 2014;
•	Consistently driven significant organic growth, completed multiple acquisitions, and significantly expanded Cigna’s global portfolio; and
•	Driven Cigna’s performance as a partner-of-choice for collaboration with health service professionals and growing value-based care arrangements.

Finance. Mr. Cordani served as Business Financial Officer for Cigna’s healthcare division and as the Controller for Cigna Corporation. He was formerly a CPA with public accounting experience at Coopers & Lybrand.

Global Operations. Mr. Cordani has overseen the growth and expansion of the international business in Cigna’s portfolio, with sales capability in over 30 countries and jurisdictions.

Health Services and Delivery Systems. Mr. Cordani’s long tenure with Cigna, as President and Chief Executive Officer and previously as President of the Cigna HealthCare business segment, provides him with unique perspective on the evolution of the health service industry and the innovation of health delivery models.

Marketing and Consumer Insights. As Chief Executive Officer, he leads the development and execution of Cigna’s strategy to deliver value to approximately 170 million customer and patient relationships around the world.

Regulated Industry/Public Policy. Mr. Cordani is actively engaged in public policy related to the highly regulated health service industry and other global business markets.

Technology Operations. As CEO, Mr. Cordani oversees Cigna’s technology and innovation in support of business and strategic objectives, including data analytics and digital capabilities.

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CORPORATE GOVERNANCE MATTERS

WILLIAM J. DELANEY
Former Chief Executive Officer of Sysco Corporation

AGE: 64

DIRECTOR SINCE: 2018

COMMITTEES: Audit, Corporate Governance

William DeLaney served as Chief Executive Officer of Sysco Corporation (Sysco), a publicly traded food marketing and distribution company, from March 2009 until his retirement in December 2017. Previously, Mr. DeLaney served as President of Sysco from March 2010 to January 2016, as Executive Vice President and Chief Financial Officer from July 2007 to October 2009 and held positions of increasing responsibility at Sysco and its subsidiaries for more than 20 years. Mr. DeLaney served as a director of Sysco from 2009 to 2017. He received his Bachelor degree from the University of Notre Dame and his Master’s in Business Administration from the University of Pennsylvania, Wharton Graduate Division.

Other Public Company Directorships: Sanmina Corporation (2018-2019), Express Scripts Holding Company (2011-2018), Sysco Corporation (2009-2017), Union Pacific Corporation (2018-Present)

Business Leader. Mr. DeLaney has extensive senior leadership experience throughout his career with Sysco, including merger and acquisition activities and corporate restructurings. During his tenure with Sysco, Mr. DeLaney also oversaw international operations.

Finance. As former CEO, and previously as CFO of Sysco, Mr. DeLaney has over 25 years of experience and oversight of accounting, financial operations and financial reporting.

Global Operations. Sysco is a global foodservice leader. As CEO, Mr. DeLaney oversaw an international network that supports customers in 90 different countries around the world through more than 300 distribution facilities worldwide.

Technology Operations. As CEO of Sysco, Mr. DeLaney had oversight of Sysco’s complex global technology platforms.

ERIC J. FOSS
Former Chairman, President and Chief Executive Officer of Aramark

AGE: 61

DIRECTOR SINCE: 2011

COMMITTEES: Compliance, Corporate Governance

Eric Foss served as Chairman of the Board of Aramark, a publicly traded provider of food services, facilities management and uniform services, beginning February 2015, and served as President and Chief Executive Officer from May 2012, until his retirement in August 2019. He served as Chief Executive Officer of Pepsi Beverages Company, a beverage manufacturer, seller and distributor and a division of PepsiCo, Inc., from 2010 until December 2011. He was the Chairman and Chief Executive Officer of The Pepsi Bottling Group, Inc. (The Pepsi Bottling Group) from 2008 until 2010; President and Chief Executive Officer from 2006 until 2008; and Chief Operating Officer from 2005 until 2006. Mr. Foss received his Bachelor of Science degree from Ball State University.

Other Public Company Directorships: Aramark Corporation (2012-2019), UDR, Inc. (2003-2015), The Pepsi Bottling Company (2006-2010)

Business Leader. Mr. Foss has extensive leadership experience through his roles as Chairman, President and CEO of Aramark, combined with his 30-year career at Pepsi Beverages Company and The Pepsi Bottling Group, including his role as Chairman and CEO.

Finance. As Chairman, President and CEO of Aramark and as CEO of Pepsi Beverages Company and The Pepsi Bottling Group, Mr. Foss’s experience includes oversight of financial operations, financial reporting, merger and acquisition activities and corporate restructurings. He led Aramark’s initial public offering in 2013 and was instrumental in The Pepsi Bottling Group’s initial public offering and oversaw its acquisition by PepsiCo, Inc.

Global Operations. Mr. Foss’s responsibilities at Aramark, Pepsi Beverages Company and The Pepsi Bottling Group included international business leadership, managing the challenges of operating a global business and strategic planning. At Aramark, he had oversight of operations in 20 countries, and throughout his tenure at Pepsi Beverage Company and The Pepsi Bottling Group, had responsibilities for global operations including international assignments.

Marketing and Consumer Insights. Mr. Foss’s service as CEO of Pepsi Beverages Company and The Pepsi Bottling Group provided him experience as an executive officer of a consumer oriented company.

Technology Operations. Mr. Foss oversaw Aramark’s complex global technology platforms.

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ELDER GRANGER, MD, MG, USA (RETIRED)
President and Chief Executive Officer of The 5Ps, LLC

AGE: 66

DIRECTOR SINCE: 2018

COMMITTEES: Compliance, Corporate Governance

Elder Granger is a U.S. Army Major General (retired) and has served as the President and Chief Executive Officer of The 5Ps, LLC, a healthcare, education, and leadership consulting firm, since August 2009. He served in the U.S. Army for over 35 years before retiring in June 2009, and was the Deputy Director and Program Executive Officer of the TRICARE Management Activity, Office of the Assistant Secretary of Defense (Health Affairs) in Washington, D.C. from December 2005 to June 2009. General Granger is a Governance Fellow with the National Association of Corporate Directors. He is board certified by the American College of Physician Executives, American Board of Medical Quality and American Board of Internal Medicine and holds numerous medical certifications. He received his Bachelor of Science Degree from Arkansas State University and earned his medical degree from University of Arkansas School of Medicine.

Other Public Company Directorships: DLH Holdings Corp (2014-Present), Express Scripts Holding Company (2015-2018)

Business Leader. General Granger has unique and extensive leadership experience throughout his career with the U.S. Army and role as the Deputy Director and Program Executive Officer of the TRICARE Management Activity, Office of the Assistant Secretary of Defense (Health Affairs).

Global Operations. Through his career with the US. Army, General Granger has extensive international experience. In his role as Deputy Director and Program Executive Officer of the TRICARE Management Activity, he led the planning, budgeting and execution of the defense health program and in ensuring the effective and efficient provision of high-quality, accessible health care for 9.4 million uniformed service members, their families, retirees and others located worldwide.

Health Services and Delivery Systems. General Granger brings experience with respect to health care management and operations and has broad experience throughout the health service industry as well as in the government sector. He led the largest U.S. and multi-national battlefield health system in recent history while serving as Commander, Task Force 44th Medical Command and Command Surgeon for the Multinational-Corps-Iraq.

Regulated Industry/Public Policy. In his role as the Deputy Director and Program Executive Officer of the TRICARE Management Activity, Office of the Assistant Secretary of Defense, General Granger served as the principal advisor to the Assistant Secretary of Defense (Health Affairs) on Department of Defense health plan policy and performance and oversaw the acquisition, operation and integration of the Department of Defense’s managed care program within the military health system.

Technology Operations. General Granger has earned the CERT Certificate in Cybersecurity Oversight from Carnegie Mellon University.

ISAIAH HARRIS, JR.
Former President and Chief Executive Officer of AT&T Advertising & Publishing — East

AGE: 67

DIRECTOR SINCE: 2005

COMMITTEES: Executive (Chair)

Isaiah Harris has served as Cigna’s Chairman of the Board since December 2009 and served as Vice-Chairman of the Board from July 2009 through December 2009. Mr. Harris served as President and Chief Executive Officer of AT&T Advertising & Publishing — East (formerly BellSouth Advertising & Publishing Group), a communications services company, from 2005 until his retirement in 2007; as President, BellSouth Enterprises, Inc. from 2004 until 2005 and as President, Consumer Services, BellSouth Corporation from 2000 until 2004. Mr. Harris has served as an Independent Trustee of Wells Fargo Advantage Funds, a provider of mutual funds, since 2008. Mr. Harris was nominated as NYSE 2014 Chairman of the Year. Mr. Harris received his Bachelor of Science degree from Iowa State University and has also completed the University of Minnesota Executive MBA program.

Other Public Company Directorships: Deluxe Corporation (2004-2011)

Business Leader. In his executive business leadership roles, including as CEO of AT&T Advertising and Publishing – East, Mr. Harris managed large organizations, developed and executed business strategies and led transformational change initiatives in both domestic and international operations.

Finance. Mr. Harris’ extensive finance experience includes 19 years of corporate finance and operational experience in multi-national organizations, including as Vice President of Finance, BellSouth Corporation, preceded by 13 years as a CPA with KPMG LLP. Through service on the board of directors of Deluxe Corporation, a provider of customized products and services including financial services and direct checks, and as a trustee of Wells Fargo Advantage Funds, he has insight into financial services-related issues.

Marketing and Consumer Insights. As President, Consumer Services, BellSouth Corporation, Mr. Harris focused on marketing communication services to end-user consumers.

Regulated Industry/Public Policy. Throughout his career at AT&T Advertising & Publishing – East, Mr. Harris navigated a heavily regulated and dynamic legal environment.

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CORPORATE GOVERNANCE MATTERS

ROMAN MARTINEZ IV
Private Investor

AGE: 72

DIRECTOR SINCE: 2005

COMMITTEES: Audit (Chair), Executive, Finance

Roman Martinez has been a private investor since 2003. In 2003, he retired as Managing Director of Lehman Brothers, an investment banking firm, following a 31-year career with the firm. Mr. Martinez has served on the Board of Trustees of New York Presbyterian Hospital since 1996, and in August 2019 was appointed to the Board of Governors of the United States Postal Service, an independent agency of the executive branch of the United States federal government responsible for providing postal service in the United States. He received his Bachelor of Science degree from Boston College and his MBA from the Wharton School of the University of Pennsylvania.

Other Public Company Directorships: Orbital ATK, Inc. (2015-2018), Alliant Techsystems, Inc. (2004-2015)

Finance. Mr. Martinez has extensive experience in investment banking through his 31-year tenure with Lehman Brothers where he was involved in a broad spectrum of U.S. and international investment banking activities covering financing, mergers and acquisitions and restructuring advisory assignments, as well as financing transactions for governments and corporations. Mr. Martinez also has over fifteen years of experience as a private investor and has served on the Investment Committees of several non-profit organizations. He previously served on the Investment Advisory Council of the State of Florida, which provides independent oversight of the Florida Retirement System funds and other state funds, which aggregated in excess of $150 billion.

Health Services and Delivery Systems. Through his over 20 years serving on the Board of Trustees of New York Presbyterian Hospital, Mr. Martinez developed insights into the issues facing health care systems in a rapidly changing environment, including the provision of care management and delivery systems.

KATHLEEN M. MAZZARELLA
Chairman, President and Chief Executive Officer of Graybar Electric Company, Inc.

AGE: 59

DIRECTOR SINCE: 2018

COMMITTEES: Finance, People Resources

Kathleen Mazzarella has served as Chairman of Graybar Electric Company, Inc. (Graybar), a distributor of electrical, communications and data networking products and provider of related supply chain management and logistics services, since January 2013 and as President and Chief Executive Officer of Graybar since June 2012. She previously served as Executive Vice President and Chief Operating Officer from December 2010 to June 2012. Ms. Mazzarella joined Graybar in January 1980, and has held increasing roles of seniority, including Senior Vice President, Sales and Marketing and Senior Vice President, Human Resources and Strategic Planning. She has served as a Director of Graybar since January 2004. Ms. Mazzarella served as a director of the Federal Reserve Bank of St. Louis from January 2015, and as its Chairman from April 2016, until December 2019. Ms. Mazzarella also serves on several other private company boards. She received her Bachelor of Science degree from National Louis University and her Masters of Business Administration from Webster University.

Other Public Company Directorships: Waste Management, Inc. (2015-Present), Express Scripts Holding Company (2017-2018)

Business Leader. Ms. Mazzarella has over 13 years of service as an executive officer, including five years as Chief Executive Officer of a Fortune 500 wholesale distribution company.

Finance. As Chairman and CEO of Graybar, she has had oversight of financial operations, merger and acquisition activities and corporate restructurings. As Chairman of the Federal Reserve Bank of St. Louis, Ms. Mazzarella developed expertise regarding the nation’s banking and financial systems.

Marketing and Consumer Insights. Through leadership roles at Graybar, Ms. Mazzarella brings experience in the areas of communications, logistics, marketing, supply chain, human resources and strategic planning. Her prior position as Chairman of the Federal Reserve Bank of St. Louis provides her with unique consumer insights.

Technology Operations. As Chairman, President and CEO of Graybar, Ms. Mazzarella has oversight of complex technology systems and platforms.

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CORPORATE GOVERNANCE MATTERS

MARK B. MCCLELLAN, MD, PH.D.
Director, Duke-Robert J. Margolis, MD, Center for Health Policy

AGE: 56

DIRECTOR SINCE: 2018

COMMITTEES: Corporate Governance, People Resources

Mark McClellan became the inaugural Director of the Duke-Robert J. Margolis, MD, Center for Health Policy and the Margolis Professor of Business, Medicine and Policy at Duke University in January 2016. Previously, he served from 2007 to 2015 as a Senior Fellow in Economic Studies and as Director of the Initiatives on Value and Innovation in Health Care at the Brookings Institution. Dr. McClellan served as Administrator of the Centers for Medicare & Medicaid Services for the U.S. Department of Health and Human Services from 2004 to 2006 and as Commissioner of the U.S. Food and Drug Administration from 2002 to 2004. He served as a member of the President’s Council of Economic Advisers and as senior director for healthcare policy at the White House from 2001 to 2002 and, during President Bill Clinton’s administration, held the position of Deputy Assistant Secretary for Economic Policy for the Department of the Treasury. He was also an Associate Professor of Economics with tenure at Stanford University. Dr. McClellan received his Bachelor of Arts degree from the University of Texas, his Masters of Public Administration and Medical Doctorate from Harvard University and his Doctor of Philosophy in Economics from Massachusetts Institute of Technology.

Other Public Company Directorships: Johnson & Johnson (2013-Present), Aviv REIT, Inc. (2013-2015)

Health Services and Delivery Systems. Dr. McClellan has held varied health care delivery roles including as a practicing internist, an administrator of national healthcare programs and an academic policy researcher that provide him with a unique and wide ranging perspective.

Regulated Industry/Public Policy. With his extensive experience in public health policy, including as Commissioner of the United States Food and Drug Administration and Administrator for the United States Centers for Medicare & Medicaid Services, and his extensive academic experience, Dr. McClellan’s background as both a regulator and government advisor provides him with broad knowledge of, and unique insights into, the challenges facing the health service industry.

JOHN M. PARTRIDGE
Former President of Visa, Inc.

AGE: 70

DIRECTOR SINCE: 2009

COMMITTEES: Finance (Chair), Audit, Executive

John Partridge served as President of Visa, Inc. (Visa), a publicly traded consumer credit company, from 2009 until 2013 and as Chief Operating Officer from 2007 to 2009. He joined Visa USA in October 1999 and served as President and Chief Executive Officer of Inovant (a Visa subsidiary) from 2000 to 2007 and as Interim President of Visa USA in 2007. From 1998 until joining Visa USA, Mr. Partridge served as Senior Vice President and Chief Information Officer of Unum Provident Corp. (Unum), a publicly traded disability insurance company. From 1989 to 1998, Mr. Partridge was Executive Vice President for Credicorp Inc., a commercial banking, insurance and investment banking company, where he was responsible for consumer banking, technology and operations. Prior to joining Credicorp Inc. (Credicorp), Mr. Partridge held various management positions with Wells Fargo Bank. Mr. Partridge has served as Chairman and Chief Executive Officer of Velo Payments, a global smart data network for business disbursements, since March 2017 and as an operating partner of Corsair Capital, a private equity firm focused on the financial services industry, since October 2015. Mr. Partridge received his Bachelor of Science degree from the University of California.

Other Public Company Directorships: Global Payments, Inc. (2013-2019)

Business Leader. Mr. Partridge has extensive senior leadership experience through his positions with Visa, Visa USA, Inovant, Unum, Credicorp and Velo Payments.

Finance. As President and CEO of Inovant, he had direct oversight of financial operations, financial reporting, merger and acquisition activities and corporate restructurings. As President of Visa, he was involved with financial oversight and reporting and strategic transactions. His responsibilities at Credicorp provided significant financial services experience.

Global Operations. As President of Visa, Mr. Partridge’s responsibilities included international business leadership. He also serves as a director of a large public company with extensive international operations. His responsibilities with Credicorp included international assignments.

Marketing and Consumer Insights. Through his tenure with Visa, Mr. Partridge focused heavily on consumer credit and oversaw marketing, product, client service, support and processing services. As Executive Vice President of Credicorp, his responsibilities included consumer banking.

Technology Operations. Mr. Partridge has experience managing and overseeing information technology investments in support of business objectives which he gained through each of his executive leadership positions, including as Chief Information Officer of Unum and as a director of Global Payments, a provider of electronic transaction processing services. As President of Inovant, he oversaw Visa’s electronic payment processing service.

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WILLIAM L. ROPER, MD, MPH
Interim President of The University of North Carolina System

AGE: 71

DIRECTOR SINCE: 2018

COMMITTEES: Compliance (Chair), Executive, Finance

William Roper has served as Interim President of the University of North Carolina System since January 2019. He previously served as Dean of the School of Medicine and Vice Chancellor for Medical Affairs of the University of North Carolina (UNC) at Chapel Hill, an educational institution, and as Chief Executive Officer of the UNC Health Care System, a not-for-profit health care system from 2004 to 2019. He has also served as a Professor of Pediatrics and Social Medicine at the UNC School of Medicine and as a Professor of Health Policy and Administration at the UNC School of Public Health. Before joining UNC in 1997, Dr. Roper served as Senior Vice President of Prudential Health Care, a healthcare services company, from 1993 to 1997. He also served as director of the Centers for Disease Control and Prevention from 1990 to 1993, on the senior White House staff in 1989 and 1990 and as the administrator of the Centers of Medicare & Medicaid Services from 1986 to 1989. Dr. Roper received his Bachelor of Science and Medical degrees from the University of Alabama.

Other Public Company Directorships: DaVita, Inc. (2001-Present), Express Scripts Holding Company (2012-2018), Medco Health Solutions Inc. ((2007-2012) Medco Health Solutions Inc. was acquired by Express Scripts Holding Company in 2012)

Business Leader. In his executive leadership roles as Vice Chancellor for Medical Affairs at UNC and CEO of UNC Healthcare System and in his role as Interim President of the University of North Carolina System, Dr. Roper manages large complex organizations providing him with wide ranging leadership experience.

Health Services and Delivery Systems. Dr. Roper’s positions as Vice Chancellor for Medical Affairs at UNC, CEO of UNC Healthcare System, as well as former leadership roles at Prudential Health Care, as former director of the Centers for Disease Control and Prevention, a former member of the senior White House staff and as the former administrator of CMS provide him with direct experience regarding emerging health care issues and complex health delivery systems.

Regulated Industry/Public Policy. Dr. Roper’s background as former director of the Centers for Disease Control and Prevention, a former member of the senior White House staff and as the former administrator of CMS provide him with extensive insight into the highly regulated health industry in the U.S.

ERIC C. WISEMAN
Former Executive Chairman, President and Chief Executive Officer of VF Corporation

AGE: 64

DIRECTOR SINCE: 2007

COMMITTEES: People Resources (Chair), Executive, Finance

Eric Wiseman served as Executive Chairman of VF Corporation, a publicly traded apparel and footwear company, from August 2008 until October 2017. He served as Chief Executive Officer from January 2008 until December 2016 and President from 2006 until June 2015. He served as Chief Operating Officer of VF Corporation from 2006 to 2008; Executive Vice President, Global Brands from 2005 to 2006; and Vice President and Chairman, Sportswear and Outdoor Coalitions from 2004 until 2005. Mr. Wiseman received his Bachelor of Science degree and MBA from Wake Forest University.

Other Public Company Directorships: VF Corporation (2006-2017), Lowe’s Companies, Inc. (2011-Present)

Business Leader. Mr. Wiseman has extensive senior leadership experience through his positions with VF Corporation.

Finance. As Chairman and CEO of VF Corporation, he had oversight of financial operations, merger and acquisition activities and corporate restructurings.

Global Operations. Through leadership positions at VF Corporation, Mr. Wiseman oversaw operations and product sales in over 100 countries. Prior to joining VF Corporation, he held executive leadership roles at Sara Lee Corporation that included international business leadership and international assignments.

Marketing and Consumer Insights. Through leadership roles at VF Corporation, Mr. Wiseman oversaw marketing of a variety of brands through all channels of distribution, both domestically and internationally. As a director of Lowe’s Companies, Inc., a retail home improvement and appliances company, he focuses on end-user consumer-related issues.

Technology Operations. As Chairman and CEO of VF Corporation, Mr. Wiseman oversaw VF Corporation’s complex global technology platforms.

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DONNA F. ZARCONE
President and Chief Executive Officer of The Economic Club of Chicago

AGE: 62

DIRECTOR SINCE: 2005

COMMITTEES: Corporate Governance (Chair), Compliance, Executive

Donna Zarcone has been the President and Chief Executive Officer of The Economic Club of Chicago, a civic and business leadership organization, since February 2012 and has announced her intention to retire in the summer of 2020. She served as Interim President of The Economic Club of Chicago from October 2011 until February 2012 and as President and Chief Executive Officer of D. F. Zarcone & Associates LLC, a strategic advisory firm, from 2007 until February 2012. Ms. Zarcone served as the President and Chief Operating Officer of Harley-Davidson Financial Services, Inc., a provider of wholesale and retail financing, insurance and credit card programs and a wholly owned subsidiary of Harley-Davidson, Inc., from 1998 until 2006. She also served as Chairman of the Board of Eaglemark Savings Bank, a financial services provider, from 2002 to 2006. She received recognition from the National Association of Corporate Directors as an NACD Directorship 100 “Class of 2012” member, is an NACD Board Governance Fellow and recently earned a NACD Directorship Certification. Ms. Zarcone was named one of Crain’s Most Powerful Women in Chicago Business in 2018. She received her Bachelor of Science degree from Illinois State University and her MBA from the University of Chicago Booth School of Business.

Other Public Company Directorships: CDW Corporation (2011-Present), The Jones Group (2007-2012)

Finance. As an executive at Harley-Davidson Financial Services, Inc. and as the Chairman of the Board of Eaglemark Savings Bank, an FDIC-regulated entity, Ms. Zarcone oversaw end-user consumer financial services matters. She is also a certified public accountant. As President and CEO of The Economic Club of Chicago, she monitors social and economic issues facing the U.S. and global markets.

Marketing and Consumer Insights. As President of Harley-Davidson Financial Services, Inc., Ms. Zarcone oversaw direct marketing initiatives to end-user consumers for a portfolio of financial products. As head of Enthusiast Services at Harley-Davidson, Inc., she oversaw brand loyalty initiatives. As a director of The Jones Group, a designer, marketer and wholesaler of branded clothing, she gained further insight into end-user consumer-related issues.

Technology Operations. As a director of CDW Corporation, a leading provider of integrated information technology solutions, Ms. Zarcone oversees issues facing the information technology industry.

Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement 17

CORPORATE GOVERNANCE MATTERS

Corporate Governance Policies and Practices

Cigna is committed to ensuring strong corporate governance practices on behalf of our shareholders. We believe that strong corporate governance and an independent Board provide the foundation for financial integrity and shareholder confidence. The Corporate Governance Committee annually reviews Cigna’s governance program based on, among other things, developments in corporate governance, feedback received during shareholder engagement, legal or regulatory actions, proxy advisory firm positions, Securities and Exchange Commission (SEC) guidance and New York Stock Exchange (NYSE) requirements. The Board and the Corporate Governance Committee developed the Board Corporate Governance Guidelines (the Guidelines) which set forth the key governance principles that guide the Board. The Guidelines, together with the charters of the Audit, Compliance, Corporate Governance, Finance, People Resources and Executive Committees, provide a framework of policies and practices for effective governance.

The Board and the Corporate Governance Committee review these Guidelines, and the committees review their respective charters, at least annually and update these governing documents as necessary to reflect changes in the regulatory environment, evolving practices and input from shareholders. The full text of the Guidelines and committee charters are available on our website at https://www.cigna.com/about-us/company-profile/corporate-governance/ and are available to any shareholder who requests a copy.(1)

KEY GOVERNANCE PRACTICES
Independence	Best Practices	Accountability	Shareholder Rights

•   Independent board of
     directors

•   Independent
     Chairman of the Board
     with clearly defined
     responsibilities

•   Independent Audit,
     Compliance,
     Corporate
     Governance, Finance
     and People
     Resources
     Committees

•   Regular executive
     sessions of the Board
     and its committees,
     without management
     present

•   Board and
     Committees may hire
     outside advisors
     independently of
     management

•   Active shareholder
     engagement

•   Diverse Board in
     terms of gender,
     ethnicity, experiences,
     and specific skills and
     qualifications

•   Adoption of the
     Rooney Rule

•   Separate Code of
     Business Conduct and
     Ethics for the Board

•   Majority of director
     compensation
     delivered in Cigna
     common stock

•   Meaningful stock
     ownership guidelines
     for directors

•   Annual election of all
     directors

•   Directors elected by
     majority voting

•   Annual
     self-evaluations of the
     Board, its committees
     and individual
     directors, including
     periodic independent
     third party
     assessments

•   Annual evaluation of
     CEO (including
     compensation) by
     independent directors

•   Clawback policy that
     applies to our short-
     and long-term
     incentive plans

•   Shareholder right to
     call a special meeting

•   Proxy access right for
     shareholders

•   No supermajority vote
     provisions in our
     Certificate of
     Incorporation or
     By-Laws

•   No shareholder rights
     plan, or poison pill

(1)	Throughout this Proxy Statement, we reference information available on our website. The information on our website is not, and shall not be deemed to be, part of this Proxy Statement or incorporated herein or into any of our other filings with the SEC.

ADOPTION OF SPECIAL MEETING RIGHT IN RESPONSE TO 2019 WRITTEN CONSENT SHAREHOLDER PROPOSAL

Cigna values input from our shareholders, and regularly seeks and receives shareholder feedback when reviewing proposals to change practices or policies. At the 2019 annual meeting, holders of 53.71% of our outstanding shares expressed support for a non-binding shareholder proposal to allow action by written consent without a meeting of shareholders (the “2019 proposal”). Of the votes cast, 63.5% supported the 2019 proposal and 36.1% voted against it.

In 2019, our Board recommended voting against this proposal for the following key reasons:

•	the written consent process lacks the important protections and advantages that shareholder meetings offer;
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•	the written consent process does not promote transparent decision-making and could disenfranchise shareholders; and
•	Cigna’s strong corporate governance practices demonstrate responsiveness, provide shareholders with means to express their views, and ensure Board accountability.

Cigna’s Board remained concerned about the disruptive effects of a shareholder written consent right. For example, shareholder action by written consent could impede Cigna’s and our shareholders’ ability to thoroughly consider significant corporate actions and possible alternatives. In addition, shareholders without full economic interests or voting rights in Cigna could force Cigna to expend significant company resources, and a small number of shareholders could potentially unduly influence corporate actions.

We view our relationship with our shareholders and other stakeholders as fundamental to good corporate governance practices, and have a strong record of shareholder engagement and responsiveness to shareholder concerns. Our Board appreciates that corporate governance practices are evolving, and consistently monitors trends and developments in corporate governance and compares them against current practices. Cigna determined that, in light of these considerations, further engagement with our shareholders would be appropriate, both to understand better the vote results with respect to the 2019 proposal and to allow Cigna to incorporate shareholder feedback into its decision-making with respect to the appropriate response to the 2019 proposal.

Following the 2019 annual meeting, management, at the request of the Corporate Governance Committee, undertook a robust shareholder outreach campaign. Cigna solicited specific feedback from shareholders related to the 2019 proposal to better understand why they did or did not vote for the 2019 proposal and shareholders’ views with respect to potential responses to the 2019 proposal. Cigna also sought to understand whether shareholder support for the 2019 proposal represented a desire among shareholders for the right to act by written consent, or if shareholders had instead intended their votes to convey other preferences or priorities (for example, a desire for the right to act between annual meetings outside of informal shareholder engagement, such as a shareholder right to call a special meeting). With respect to the possibility of amending Cigna’s By-Laws to allow shareholders to call a special meeting, Cigna management also sought feedback to understand shareholder preferences with respect to the ownership threshold at which such a right would apply.

We reached out to holders of approximately 74% of Cigna’s outstanding common stock, and received feedback from holders of approximately 55% of the outstanding common stock, including 18 of Cigna’s 25 largest shareholders. Generally, the shareholders we spoke with indicated an understanding of Cigna’s approach to seeking additional feedback and conducting further engagement in response to shareholder support for the 2019 proposal. Prior to adopting the special meeting right, management conducted follow-up outreach to discuss the amendment with shareholders who had previously provided feedback.

During the course of this engagement, Cigna’s management heard a few key perspectives from shareholders. The holders of the vast majority of shares who provided feedback preferred a right for shareholders to call a special meeting over the right for shareholders to act by written consent. Many shareholders expressing this preference indicated that the former approach was desirable because it allows shareholders to act in between annual meetings, but also better facilitates participation of all shareholders to discuss the topic under consideration through an orderly and transparent process. Many of these shareholders further noted that they better understood the special meeting process, which is perceived by shareholders as simpler than the written consent process. During these interactions, holders of 18.7% of outstanding common stock stated that they voted in favor of the 2019 proposal because Cigna did not then have a shareholder right to call special meetings. Importantly, holders of approximately 43% of the outstanding common stock stated that they would prefer that Cigna adopt a shareholder right to call a special meeting instead of adopting a right for shareholders to act by written consent, compared to holders of less than 0.5% of the outstanding common stock indicating a preference for adoption of the right to act by written consent. Holders of only 5.5% of the outstanding common stock expressed the preference that Cigna adopt both rights. Shareholder feedback also indicated that holders of a majority of outstanding shares considered that an amendment to Cigna’s By-Laws to provide shareholders with the right to call a special meeting would be responsive to the support of Cigna’s shareholders for the 2019 proposal.

In addition to the shareholder feedback described above, our Board also considered, among others, the following specific factors:

•	the significant number of shareholders that indicated that they voted in favor of the 2019 proposal because Cigna did not have a shareholder right to act outside the annual meeting cycle;
•	the significant number of shareholders that preferred the right for shareholders to call a special meeting over to the right for shareholders to act by written consent;
•	the lack of consensus among Cigna’s shareholders as to whether the right to act by written consent would in fact be desirable for Cigna;
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CORPORATE GOVERNANCE MATTERS

•	the prevailing corporate governance trends and market practices of S&P500 companies and actions taken by similarly situated companies; and
•	the voting policies and guidelines of Cigna’s investors and third party advisory firms regarding the ability of shareholders to act in between annual meetings.

Cigna believes that the right for shareholders to call a special meeting is a better alternative to the right for shareholders to act by written consent. Indeed, according to data collected by FactSet, approximately 70.4% of the S&P500 companies either do not provide shareholders the right to act by written consent or will only allow action by unanimous written consent. In contrast, about 65% of S&P500 companies afford shareholders the right to call a special meeting, usually subject to an ownership threshold (with approximately 40% of S&P500 companies having an ownership threshold of 25% or greater).

Based on the extensive analyses and shareholder feedback described above, our Board concluded that the adoption of a shareholder right to act by written consent would not be in the best interests of Cigna and our shareholders. Our Board, however, is mindful of being responsive to shareholders’ expressed wishes regarding the ability to act outside of the regular annual meeting cycle. In light of the fact that holders of a substantial majority of Cigna’s outstanding shares that provided feedback believe that the right for shareholders to call a special meeting would be preferable to the right for shareholders to act by written consent, our Board amended Cigna’s By-Laws to provide a shareholder right to call special meetings.

The right for shareholders to call a special meeting entails some concerns similar to those presented by shareholder action by written consent, in particular a lack of transparency, the risk of shareholder disenfranchisement and the risk that a small group of Cigna’s shareholders could use the process in support of actions that are not supported by a broad cross-section of our shareholders, resulting in an inefficient use of corporate resources. To address these risks, the amendment adopted by our Board includes procedural requirements that mitigate the potential for abuse, including among others:

•	a 25% ownership threshold for shareholders to call special meetings, and that such ownership be of “net long” shares;
•	a requirement that requesting shareholders hold the requisite share ownership continuously for one year as of the date of the request for the special meeting, to prevent abuse of the right by shareholders focused on short-term interests;
•	a requirement that requesting shareholders provide the information that would be required to be delivered to Cigna when proposing an item for business at an annual shareholder meeting, in order to ensure that shareholders receive adequate information in connection with the special meeting, and to improve transparency; and

•	a time limitation on action initiated within 120 days before the first anniversary of the immediately preceding annual meeting, to avoid unnecessary waste of resources.

The special meeting right adopted by our Board is consistent with prevailing corporate governance trends and the adopted ownership threshold is supported by a significant number of Cigna’s shareholders. Holders of approximately 32% of Cigna’s outstanding common stock, representing a majority of shares that engaged with us, supported the 25% ownership threshold to call special meetings. Although there was some support at lower ownership thresholds, no other threshold received a comparable level of support. Moreover, an analysis of market trends showed that 25% is the most prevalent threshold and reflects market practice: according to FactSet, approximately 40% of S&P500 companies provide shareholders the right to call a special meeting at an ownership threshold of 25% or greater.

For all of the reasons described above, Cigna determined that it would be consistent with the wishes of the majority of our shareholders, and responsive to the vote on the 2019 proposal, to amend Cigna’s By-Laws to provide shareholders the right to call special meetings. The Board adopted this amendment on February 26, 2020, including the features described above, and the By-Law amendment was publicly disclosed pursuant to a Current Report on Form 8-K filed on February 27, 2020.

We continue to welcome shareholder feedback on these and other matters of importance to all our investors and will incorporate such feedback appropriately into our decision-making, actions and approach to shareholder engagement and corporate governance.

DIRECTOR INDEPENDENCE

Cigna believes in the importance of a board composed largely of independent, non-employee directors. The current Board includes eleven non-employee directors. On an annual basis, the Board, through its Corporate Governance Committee, reviews relevant relationships between directors, their immediate family members and the Company, consistent with Cigna’s independence standards. Cigna’s independence standards, which are included in the Guidelines, are consistent with the independence requirements set forth in the NYSE’s listing standards.

To be independent, the Board must affirmatively determine that a director has no material relationships with the Company directly or as an officer, shareholder or partner of an organization that has a relationship with the Company. In making its recommendation to the Board, the Corporate Governance Committee reviewed relationships

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CORPORATE GOVERNANCE MATTERS

between the Company and each director and considered relevant quantitative and qualitative criteria. The Board has affirmatively determined that Mr. DeLaney, Mr. Foss, General Granger, Mr. Harris, Mr. Martinez, Ms. Mazzarella, Dr. McClellan, Dr. Roper, Mr. Partridge, Mr. Wiseman and Ms. Zarcone are independent directors. Mr. William Zollars also served as an independent director during 2019. In addition, at the committee level, all members of the Audit, Compliance, Corporate Governance, Finance and People Resources Committees are independent and the members of the Audit Committee and the People Resources Committee meet the NYSE’s heightened independence requirements for service on those committees.

In recommending to the Board that it determine each director is independent, the Corporate Governance Committee considered whether there were any facts or circumstances that might impair a director’s independence. There were no transactions that were material to either the Company or a director. The Committee considered that, in the ordinary course of business, the Company may engage in transactions with organizations affiliated with directors or their family members, such as through the sale and/or purchase of products and services or investments by the Company (generally in debt securities). The Committee considered relevant facts and circumstances, including the nature and value of any such transactions in the aggregate and, where applicable, as a percentage of any affiliated organization’s revenues or assets. The Corporate Governance Committee determined that none of our directors had a material interest in any of these transactions and that they did not impair such directors’ independence.

BOARD LEADERSHIP STRUCTURE

The Board is committed to the long-term growth of the business and the successful execution of our mission to improve the health, well-being and peace of mind of those we serve around the globe. To fulfill its responsibilities to our shareholders, Cigna’s Board, both directly and through its committees, regularly engages with management, ensures management accountability and reviews critical issues that face Cigna. The Board is committed to meeting the dynamic needs of the Company and focusing on the interests of its shareholders and, as a result, regularly evaluates and adapts its composition, role and relationship with management.

Independent Chairman of the Board

We currently separate the roles of the Chairman of the Board and Chief Executive Officer. Our CEO sets the strategic direction for the Company, working with the Board, and provides day-to-day leadership, while our Chairman leads the Board in the performance of its duties and serves as the principal liaison between the independent directors and the CEO. We believe that having an independent Chairman assists the Board in ensuring independent oversight of the Company and the management team. The Board regularly assesses the appropriateness of this leadership structure and has concluded that this structure best suits Cigna’s needs at this time.

In December 2018, the Board re-elected Isaiah Harris, Jr. to serve as our independent Chairman for a three-year term, subject to his annual election to the Board by shareholders. The full Board evaluates the Chairman’s performance on an annual basis as part of the annual Board evaluation.

Chairman Responsibilities

•   Serve as principal representative of the Board

•   Facilitate discussion among independent directors
     on key issues

•   Advise the CEO on issues of concern for the Board

•   Develop agenda for Board meetings, in consultation
     with the CEO and other directors

•   Act as liaison between Board and management

•   Lead the Board in CEO succession planning

•   Preside over Board and shareholder meetings

•   Engage in the director recruitment process

•   Represent the Company in interactions with external
     stakeholders, as appropriate

Access to Management and Advisors

A member of senior management is assigned to each committee to act as a staff officer. The Chief Financial Officer serves as the staff officer for the Audit and Finance Committees; the General Counsel serves as the staff officer for the Compliance and Corporate Governance Committees; and the Chief Human Resources Officer serves as the staff officer for the People Resources Committee. These executive officers work with their respective committee chair to assist in setting and developing meeting agendas and materials and attend meetings as appropriate. Committee chairs communicate regularly with staff officers, the other executive officers and other members of management between scheduled Board meetings with respect to committee issues, and management is expected to update the Board on any significant Company matters or competitive developments between Board meetings.

The Board and its committees are able to access and retain independent advisors as, and to the extent, they deem necessary or appropriate.

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CORPORATE GOVERNANCE MATTERS

BOARD EVALUATIONS AND BOARD EFFECTIVENESS

Evaluation Process

The Board evaluation process allows the Board to gain insights into the effectiveness of, and challenges facing, the Board, its committees and its individual members, with the goal of enhancing Board performance and, as a result, increasing shareholder value. Cigna’s Board is committed to ongoing improvement and the evaluation process is an important vehicle that fosters and supports effectiveness. Our board evaluations are designed to solicit input and perspective on various matters, including:

•	board and committee structure and the role and responsibility of the Board;
•	board configuration, including size, diversity and skill set;
•	board dynamics and culture;
•	governance policies and practices;
•	strategy and risk oversight;
•	relationship with management;
•	board operations, including the conduct and cadence of meetings, schedule, presentation topics, pre-read information, and communications; and
•	progress achieved against prior year evaluation initiatives.

As set forth in its charter, the Corporate Governance Committee oversees the Board, committee and individual director evaluation process. Annually, the Corporate Governance Committee and the Chairman of the Board determine the appropriate form of evaluation and consider the design of the process to ensure it is both meaningful and effective.

In 2019, the Board engaged an independent third party, with substantial experience in board evaluations and organizational effectiveness, to lead the board evaluation. The third party engaged the directors on a wide range of topics, including those described above. Following the completion of this process, the third party discussed his assessment with the Corporate Governance Committee and the Board. The chairs of each committee led a similar self-assessment discussion for their particular committee.

The results of the evaluation process support the Board’s belief that the Board and committees are operating effectively.

Board Refreshment and Succession Planning

Our Corporate Governance Committee engages in Board succession planning on an ongoing basis. The Corporate Governance Committee is responsible for identifying new director candidates, reviewing the composition of the

Board and its committees and making recommendations to the full Board on these matters. When identifying new candidates for the Board, the Committee focuses on identifying candidates that possess skills and qualifications that will support the Company’s short- and long-term strategy, while being mindful of the complex and dynamic nature of the health service industry, as well as upcoming planned retirements. The Committee’s objective is to balance the knowledge and insights gained from long-term service on the Board with the new skills and experience that results from adding directors to the Board, at a pace that allows the Board to maintain its high-performing and effective culture.

On a targeted basis, the Corporate Governance Committee retains a third party search firm to assist in identifying and evaluating candidates for Board membership. A third party firm provided such assistance to the Committee in the recruitment of Ms. Ross. The Guidelines require the Corporate Governance Committee, and any search firm it engages, to include women and minority candidates in the pool from which the Committee selects director candidates.

New directors undergo an extensive Board and committee orientation process, overseen by the Corporate Governance Committee. The orientation process is designed to enable new members of the Board to quickly become active, knowledgeable and effective Board members. As part of this process, each new director receives a series of briefings designed to provide meaningful interactions with our executive officers and other senior leaders. These briefings focus on, among other topics, our business operations, strategic plans, financial statements and policies, risk management framework and significant risks, regulatory matters, corporate governance, and key policies and practices, including our Codes of Ethics, as well as the roles and responsibilities of the Board. Board orientation may also include site visits to key business operations.

RESPONSIBILITIES OF THE BOARD

Board Oversight of Risk and Enterprise Risk Management

The Board of Directors has the ultimate responsibility for risk oversight under Cigna’s risk management framework. The Board oversees our policies and procedures for assessing and managing risk, while management is responsible for assessing and managing our exposures to risk on a day-to-day basis. The Board executes its duty both directly and through its Audit, Compliance, Corporate Governance, Finance and People Resources Committees. The Audit Committee oversees Cigna’s enterprise risk management (ERM) framework. ERM is a Company-wide program that involves the Board, Cigna’s management, Cigna’s Chief Risk Officer and General Auditor (CRO) and internal audit function in an integrated effort to (1) identify, assess, prioritize and monitor a broad range of risks and

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CORPORATE GOVERNANCE MATTERS

(2) formulate and execute plans to monitor and, to the extent possible, mitigate the effect of those risks. The CRO meets with the Audit Committee regularly during its executive sessions and reports to the Board at least annually.

Cigna has implemented practices so that the Board and its committees are regularly briefed on issues related to the Company’s risk profile. These briefings are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These briefings address strategic, operational, financial reporting, succession and compensation, cyber security, compliance, reputational, governance and other risks, as appropriate.

The Board, including its committees, oversees risks associated with their respective areas of responsibility. The full board oversees strategic, financial and execution risks and exposures associated with Cigna’s business strategy, including the impact of changes to laws and regulations, significant litigation and regulatory exposures and other current matters that may present material risk to financial performance, operations, infrastructure, plans, prospects, reputation, acquisitions and divestitures. The Board and each committee meet in executive session without management present and with key management personnel, including the Chief Financial Officer, CRO, Chief Accounting Officer, General Counsel, Chief Compliance Officer, Medicare/Medicaid Chief Compliance Officer, Chief Information Officer, and representatives of outside advisors, including the registered independent accounting firm and the independent compensation consultant, as necessary. A summary of each committee’s area of risk oversight responsibility is included in “ – Board Meetings and Committees.”

Shareholder Engagement

The Board and the Corporate Governance Committee oversee the Company’s shareholder engagement practices. Cigna's Board of Directors and management engage with shareholders on issues related to corporate governance, executive compensation, social responsibility, business strategy, Company performance and other areas of focus for shareholders.

SHAREHOLDER ENGAGEMENT
We have engaged with shareholders on a number of occasions.
Leading up to the 2019 annual meeting of shareholders, we invited holders of 64% of our outstanding stock to engage with us. Holders of 27% of our outstanding stock engaged with us.

Topics discussed
Corporate governance and shareholder rights
Board composition
Corporate social responsibility initiatives
Executive compensation and human capital matters
Business strategy, particularly in light of the combination with Express Scripts

After the 2019 annual meeting, we invited holders of 74% of our outstanding stock to engage with us. Holders of 55% of our outstanding stock discussed with us their vote on the 2019 shareholder proposal to adopt a right for shareholders to act by written consent and their views on potential responses by the Board.

For additional information regarding shareholder engagement related to the Board’s adoption of a special meeting right, see “Corporate Governance Policies and Practices – Adoption of Special Meeting Right in Response to 2019 Written Consent Shareholder Proposal.”

We have implemented several governance enhancements in recent years that shareholders have expressed support for in our engagement discussions, including, for example, our adoption of the “Rooney Rule,” which requires that the Corporate Governance Committee and any search firm it engages include women and minority candidates in the pool from which the Committee selects director candidates, the adoption of our proxy access bylaw and the elimination of supermajority voting provisions in our governing documents.

Oversight of Business Strategy

The Board provides unique insights into the strategic issues facing the Company, including changes in the regulatory environment, changing market dynamics and the competitive landscape. The Board and its committees provide guidance and oversight to management with respect to Cigna’s business strategy throughout the year. As part of its oversight of business strategy, the Board:

•	formally reviews Cigna’s annual and longer-term strategic plan, financial targets and strategies for achieving those targets;
•	regularly reviews and assesses Cigna’s results of operations, financial performance, prospects and competitive position;
•	regularly discusses external factors that affect the Company, such as regulatory developments and trends impacting the health service industry generally;
•	regularly reviews our performance compared to our competitors; and
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CORPORATE GOVERNANCE MATTERS

•	regularly evaluates potential strategic alternatives relating to Cigna and our business, including possible acquisitions, divestitures and business combinations.

Management Succession Planning and Human Capital Management Oversight

The Board oversees management succession planning, including for the CEO role. With the assistance of the People Resources Committee, the Board reviews and approves regular and emergency succession plans. Annually, the Board reviews comprehensive succession plans for the CEO and other executive officers and key members of senior management, including a discussion of those employees who are considered to be potential successors to executive and senior level positions with regard to their readiness and development opportunities.

The People Resources Committee is responsible for overseeing the Company’s policies and processes for people development and engagement in general. We strive to create a diverse workforce with employees skilled in critical capability areas essential to delivering on our mission and strategic objectives consistent with our values. The Committee oversees human capital management strategies, including employee development, compensation, benefits, recruiting and retention, and culture, diversity and inclusion.

BOARD MEETINGS AND COMMITTEES

In 2019, the Board held eight meetings and the committees of the Board held a total of 31 meetings. At all regular Board meetings held in 2019, the independent members of the Board met in executive session without management present. As part of all regularly scheduled Board meetings, the Chairman presides over all executive sessions of the Board. Each committee also met in executive session without management on a regular basis in connection with their respective meetings.

Each director attended more than 75% of the aggregate of all meetings of the Board and committees on which he or she served in 2019. During 2019, Board and committee attendance averaged 97% for the Board as a whole. In addition to formal Board meetings, the Board engages with management regularly throughout the year.

The Board expects directors to attend the annual meeting of shareholders. Twelve directors, including 11 of the director nominees, attended the 2019 annual meeting. All directors are expected to attend the Annual Meeting in 2020.

The specific roles and responsibilities of the Board’s Executive, Audit, Compliance, Corporate Governance, Finance and People Resources Committees are delineated in written charters adopted by the Board. Complete copies of the committee charters are available on Cigna’s website at https://www.cigna.com/about-us/company-profile/corporate-governance/board-committees. Each member of the Audit, Compliance, Corporate Governance, Finance and People Resources Committees is independent under the terms of Cigna’s independence standards, which are included in the Guidelines and consistent with the independence standards set forth in the NYSE’s listing standards.

The Executive Committee may exercise the power and authority of the Board as specifically delegated by the Board when convening a meeting of the full Board of Directors is impracticable. Mr. Harris is Chairman of the Executive Committee and Mr. Cordani, Mr. Martinez, Mr. Partridge, Dr. Roper, Mr. Wiseman and Ms. Zarcone serve on the Executive Committee. In 2019, the Board of Directors did not delegate any actions to the Executive Committee and, therefore, the Executive Committee did not meet in 2019.

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A summary of the key committee responsibilities and the composition of the Audit, Compliance, Corporate Governance, Finance and People Resources Committees is set forth below.

AUDIT COMMITTEE
Current Members* Mr. Martinez (Chair) Mr. DeLaney Mr. Partridge Met 9 times in 2019 * Dr. McClellan served on the Committee until November 2019.	Primary Responsibilities
	•	Assesses the qualification and independence of, appoints, compensates, oversees the work of and removes, if appropriate, Cigna’s independent registered public accounting firm.
	•	Represents and assists the Board in fulfilling its oversight responsibilities regarding the adequacy and effectiveness of internal controls and the integrity of financial statements.
•
Reviews annual and quarterly financial statements, earnings releases, earnings guidance and significant accounting policies with management and, if appropriate, the independent registered public accounting firm.

	•	Oversees material legal matters.
	•	Maintains procedures for and reviews the receipt, retention and treatment of complaints and concerns regarding accounting, controls, auditing, reporting and disclosure matters.
Risk Oversight Focus Area
	•	Oversees the Company’s enterprise risk management program and internal audit function.
	•	Oversees risks related to the Company’s financial statements, the financial reporting process, accounting, and certain legal matters.
	•	Together with the Board, ensures that the Company has cyber risk management policies and processes in place.
All members of the Audit Committee are financially literate within the meaning of the NYSE listing standards and are designated “audit committee financial expert[s]” as defined in the SEC rules. For more information regarding the Audit Committee’s activities see “Report of the Audit Committee” in the Audit Matters section of the Proxy Statement.

COMPLIANCE COMMITTEE
Current Members Dr. Roper (Chair) Mr. Foss General Granger Ms. Zarcone	Primary Responsibilities
•
Oversees the Company’s key compliance programs, including but not limited to, those regulatory and legal requirements relating to data security, provision of healthcare and related services, operational effectiveness (including service requirements) and employment matters.

• Oversees the administration of the Company’s Code of Ethics and Principles of Conduct.
Met 6 times in 2019	Risk Oversight Focus Area
•
Oversees the Company’s key compliance and ethics programs, including compliance with the laws and regulations that apply to business operations, such as data privacy and U.S. federal and state healthcare program requirements.

Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement 25

CORPORATE GOVERNANCE MATTERS

CORPORATE GOVERNANCE COMMITTEE
Current Members* Ms. Zarcone (Chair) Mr. DeLaney Mr. Foss General Granger Dr. McClellan Met 5 times in 2019 * Mr. Zollars served on the Committee until his retirement in November 2019.	Primary Responsibilities
	•	Reviews, advises and reports to the Board on the Board’s membership, structure, organization, governance practices and performance.
	•	Assists the Board in refreshment planning.
	•	Reviews committee assignments and director independence.
	•	Oversees director nominations and compensation and develops specific director recruitment criteria.
	•	Oversees engagement with external stakeholders, including shareholders.
	•	Oversees corporate political and charitable contributions and the Company’s corporate responsibility and sustainability efforts.
Risk Oversight Focus Area
	•	Oversees risks and exposures associated with director succession and refreshment planning, corporate governance and overall Board effectiveness.
	•	Oversees risks related to political and charitable contributions. In exercising this oversight, the Corporate Governance Committee reviews and discusses financial contributions to such organizations.

FINANCE COMMITTEE
Current Members Mr. Partridge (Chair) Mr. Martinez Ms. Mazzarella Dr. Roper Mr. Wiseman Met 5 times in 2019	Primary Responsibilities
	•	Oversees the structure and use of Cigna’s capital.
	•	Oversees Cigna’s long-term financial objectives and progress against those objectives.
	•	Reviews Cigna’s strategic operating plan and budget.
	•	Oversees Cigna’s investment strategy and sets investment policies and guidelines.
	•	Oversees information technology strategy and execution.
Risk Oversight Focus Area
•
Oversees the Company’s deployment of capital, technology and investment-related initiatives. In exercising this oversight, the Finance Committee regularly reviews and discusses the technology, financial market and capital management risks that are monitored through the Company’s ERM process.

26 Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement

CORPORATE GOVERNANCE MATTERS

PEOPLE RESOURCES COMMITTEE
Current Members*
   Mr. Wiseman    (Chair)
   Ms. Mazzarella
   Dr. McClellan

Met 6 times in 2019

* Mr. Zollars chaired the Committee until his retirement. Mr. Wiseman became Chair and Dr. McClellan rotated onto the Committee in November 2019.
Primary Responsibilities
•	Oversees the policies and processes for people development and assists the Board in reviewing executive officer succession plans.
•
Establishes company goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance in light of those established goals and objectives, and based on this evaluation, recommends the CEO’s compensation to the independent members of the Board for approval.

•
Reviews and approves compensation targets, base salaries, cash and equity-based incentive compensation payments and arrangements, severance, and other compensation and benefits arrangements for any current or prospective executive officers other than the CEO, subject to required Board or shareholder approvals.

•	Establishes performance measures and goals and assesses whether these goals are met for awards under short-term and long-term cash-based and equity-based compensation plans.
•	Reviews and monitors the Company’s diversity program.
Risk Oversight Focus Area
•
Oversees compensation related-risks and management succession planning. For additional information regarding the People Resources Committee’s role in evaluating the impact of risk on executive compensation, see “Processes and Procedures for Determining Executive Compensation – Risk Oversight” in the CD&A.

For more information regarding the responsibilities and activities of the People Resources Committee, including the Committee’s processes for determining executive compensation, see the CD&A.

CODES OF ETHICS

Cigna is committed to conducting business in accordance with the highest standards of integrity, legal compliance and ethical conduct. All directors and employees, including executive officers, must comply with the Company’s Code of Ethics, available on Cigna’s website at https://www.cigna.com/about-us/company-profile/corporate-governance/code-of-ethics. In addition, directors also comply with the Director Code of Business Conduct and Ethics, available on Cigna’s website at https://www.cigna.com/static/www-cigna-com/docs/about-us/company-profile/corporate-governance/board-code-of-ethics.pdf. The Board believes that having a separate code of conduct for the Board meaningfully enhances Cigna’s governance framework by making Board-specific policies clearer. Both the Director Code of Business Conduct and Ethics and the Company Code of Ethics, together with Cigna’s related policies and procedures, address major areas of professional conduct, including, among others, conflicts of interest, protection of private, sensitive or confidential information, insider trading and adherence to laws and regulations affecting the conduct of Cigna’s business. Directors and employees affirm their adherence to the Director Code of Business Conduct and Ethics and the Code of Ethics, as applicable, annually.

CORPORATE RESPONSIBILITY

As a global health service company with the mission of helping improve the health, well-being and peace of mind of those we serve, Cigna believes that its success depends on earning trust through responsible business practices, corporate citizenship and providing services that meet our customers’ individual needs. Inspired by our mission, Cigna works to positively impact the health of people, communities and the environment.

The Corporate Governance Committee is responsible for overseeing Cigna’s positions on, and policies with respect to, Cigna’s corporate responsibility efforts around the globe. To support the Corporate Governance Committee’s responsibility, Cigna has established the Cigna Connects Corporate Responsibility Governance Council to provide input on Cigna’s policies, initiatives and reporting relative to corporate responsibility. This Council is a cross-functional team of leaders from various areas of the Company, including civic affairs, ethics and compliance, global real estate, risk management, supply chain, human resources and the Cigna Foundation.

Cigna annually publishes a corporate responsibility report, Cigna Connects, highlighting our corporate responsibility goals and initiatives. Cigna Connects covers areas such as Cigna’s practices around ethics and governance, diversity, privacy and information protection, environmental sustainability, and our Cigna Foundation. Cigna Connects is presented to the Corporate Governance Committee, which reviews the report with the Board. We encourage our

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CORPORATE GOVERNANCE MATTERS

shareholders to review our most current report, which is available on Cigna’s website at https://www.cigna.com/about-us/corporate-responsibility/report/.

Commitment to Diversity and Inclusion and Equitable Pay

We recognize that our continued success depends on the collective strengths of our employees. At Cigna, individual differences represent a mosaic of opportunities, and diversity and inclusion as a long-term business strategy will help drive the future success of the company. We take great pride in our diverse and talented workforce and are committed to being an employer of choice for diverse talent. This commitment is demonstrated through our programs and practices to attract, retain and reward our employees. Our Board of Directors, or a committee of the Board, is updated routinely by management on our diversity and inclusion programs and progress.

We recruit, hire, train and promote persons in all positions and work to ensure that all personnel actions are administered without regard to an employee’s race, color, religion, ethnicity, gender or sexual orientation. We seek to recruit diverse candidates at all stages of their careers and through a variety of venues and programs, including at national conferences for various diversity organizations. We push ourselves to increase representation of women and ethnic minorities, particularly in middle and senior management roles. We provide “Unconscious Bias” training to help ensure that decisions around hiring and promotions are focused on abilities and qualifications. Our ongoing diversity and inclusion programs, which are detailed in our Corporate Responsibility Report, have been recognized by leading organizations. For additional information regarding our commitment to Board diversity, see “Election of Directors – Commitment to Board Diversity.”

Cigna is committed to pay equity. Our compensation opportunities are defined for each job level based on market and benchmarking data and we have removed compensation inquiries from our job applications. We proactively monitor our pay practices for potential disparities with respect to gender and race, including conducting an annual review directed by outside counsel. This annual review considers multiple factors as determinants of compensation. We evaluate the results, take action as warranted and report our progress to the People Resources Committee on an annual basis.

Additional information regarding our commitment to diversity and inclusion and equitable pay is included in our Pay Equity Commitment Statement, which can be found on our website at https://jobs.cigna.com/payequity. In this statement, we emphasize our commitment to fairness in pay and opportunity for all of our employees, regardless of gender, race or ethnicity, as well as the steps we are taking to increase the representation in Cigna’s leadership to ensure that the perspectives of women are included at all levels throughout the Company.

At Cigna, we are committed
to being an employer of
choice for diverse talent.
Cigna is committed to
equitable pay.

The Cigna Foundation

The Cigna Foundation, established more than 50 years ago, carries out our corporate philanthropy goals of bringing Cigna’s mission and brand promise to life for individuals and communities around the globe. The Cigna Foundation accomplishes these goals through strategically focused charitable grants to nonprofit organizations whose work enhances the health of individuals and families and the well-being of their communities. Cigna’s World of Difference grants center around collaborations with nonprofits pursuing projects that help people overcome barriers to their health and well-being related to factors such as ethnicity, race, gender, age, education, economic status or place of residence. Many of these grants support programs that utilize community health workers who bridge the gaps between specific groups of people and the health care system. In 2019, the Cigna Foundation, together with the Express Scripts Foundation, funded 230 grants to support innovative health solutions that work to improve health equity and respond to community needs in ways that are sustainable, scalable and effective.

Cigna and Express Scripts share a commitment to supporting local communities and improving societal health. In furtherance of this commitment, we announced a $200 million investment in our foundation and our communities. In January 2019, we launched Healthier Kids for Our Future, a $25 million five-year global initiative to improve the health and well-being of children. Healthier Kids For Our Future addresses three key areas of children’s health and welfare that align to the United Nations Sustainable Development Goals – good health and well-being, zero hunger and no poverty. The first year of the initiative addressed the second goal, zero hunger. Throughout the year, we teamed up with schools and community groups to reduce food insecurity for children – connecting our partners with the resources they need to solve this worldwide challenge. In 2020, we announced a $3 million commitment to address the mental health needs of children across our country, as part of our commitment to improving behavioral health.

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ANNUAL POLITICAL CONTRIBUTIONS AND LOBBYING ACTIVITY REPORT

Cigna is committed to transparency and strives to provide clarity about our goals and positions related to the Company’s federal and state lobbying and advocacy efforts, as well as why we believe active engagement in the public policy arena is important to our mission, business and customers. Cigna has engaged with shareholders to gain feedback regarding desired political contribution disclosure and published its first annual political contributions and lobbying activity report in 2011. Our report provides information on our overall lobbying framework, including the areas in which we focus our advocacy efforts and why we believe active engagement in the public policy arena is necessary to support the achievement of our mission, the success of our business and the well-being of our customers. The report also provides information about: (1) direct political contributions that Cigna makes at a corporate level; (2) contributions that Cigna makes through the Cigna Political Action Committee; and (3) the total amount of annual dues paid to any industry trade association to which Cigna pays $50,000 or more in annual dues, as well as the portion of any such dues that such trade associations inform us are allocable to any non-deductible lobbying expenses. The Corporate Governance Committee oversees Cigna’s political and lobbying activities. The Company updates the report annually and we encourage you to review our 2019 report which is available on Cigna’s website at https://www.cigna.com/about-us/company-profile/corporate-governance/.

CERTAIN TRANSACTIONS

Transactions with Related Persons

Cigna has not adopted a written policy concerning the review, approval or ratification of related person transactions. Cigna compiles information about transactions between Cigna and Cigna’s directors, director nominees, executive officers and any immediate family members and affiliated entities identified by directors, director nominees and executive officers as having any form of relationship with Cigna, as well as shareholders that identified themselves since the beginning of 2019 as beneficially owning more than 5% of Cigna's common stock. Cigna’s Office of the Corporate Secretary analyzes the nature of any transaction to determine whether the transaction may require disclosure under SEC rules as a related person transaction. On an annual basis, the Corporate Governance Committee reviews the analysis prepared by the Company, and presents its assessment to the full Board of Directors.

A member of Mr. Wiseman’s family is an employee of Cigna. The position is not an executive officer or enterprise-level strategic role. Target total annual compensation for this position is determined by reference to a range of compensation for similarly situated roles and is approximately $80,000 to $180,000. Actual compensation was established in accordance with the Company’s compensation practices applicable to non-executive employees with equivalent qualifications, experience and responsibilities. The position also is eligible for standard benefits provided to other non-executive employees. The Board has determined that this employment relationship does not present a conflict for Mr. Wiseman. There were no other related person transactions requiring disclosure under SEC rules.

Compensation Committee Interlocks and Insider Participation

The People Resources Committee is composed of three independent directors: Eric C. Wiseman (Chair), Kathleen M. Mazzarella and Mark B. McClellan. There are no compensation committee interlocks.

Non-Employee Director Compensation

OVERVIEW

Cigna’s director compensation program is designed to attract and retain highly qualified independent directors by addressing the time, effort, expertise and accountability required of active board membership. The Board believes that the director compensation program:

•	aligns with shareholder interests because it delivers a majority of Board compensation through an equity-based component, the value of which is tied to Cigna’s stock price; and
•	is competitive based on the work required of directors serving on the board of an entity of the Company’s size, complexity and scope.

The Corporate Governance Committee’s charter provides that it will periodically review director compensation and assist the Board in the administration of director compensation plans. The Board approves the amount and form of director compensation. The Corporate Governance Committee may from time to time engage an independent compensation consultant to assist in its review of director compensation.

Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement 29

CORPORATE GOVERNANCE MATTERS

DIRECTOR COMPENSATION PROGRAM

The Corporate Governance Committee reviews Cigna’s non-employee director compensation program on an annual basis. In October 2018, the Corporate Governance Committee, with the assistance of Pay Governance, evaluated the director compensation program in light of the Express Scripts merger. As part of this review, the Corporate Governance Committee reviewed benchmarking data from the Company’s post-merger compensation peer group and general industry peer group (each as described in “Executive Compensation Policies and Practices – Peer Groups”). The Committee considered both the level of compensation paid, as well as the mix and type of pay vehicles used. This analysis considered all elements of director compensation including: annual board and committee retainers, board and committee meeting fees, stock-based compensation, stock ownership guidelines and compensation for non-executive board chairpersons.

Following this review, the Board approved the following director compensation program, effective January 1, 2019. Similar to the prior director compensation program, there is no retainer for service on the Executive Committee and no compensation is paid under this program for directors that are also employees of the Company. In addition, the Board eliminated committee membership retainers.

RETAINER TYPE	ANNUAL AMOUNT	METHOD OF PAYMENT
Board (other than the Chairman of the Board)	$190,000	Cigna common stock
	$120,000	Cash
Chairman of the Board	$230,000	Cigna common stock
	$320,000	Cash
Committee chair	$25,000	Cash

In July 2019, the Corporate Governance Committee, with the assistance of Pay Governance, reviewed the director compensation program, to ensure that our pay practices remained competitive and aligned with peer companies. As part of this review, the Corporate Governance Committee reviewed benchmarking data from the Company’s compensation peer group and general industry peer group. There were no changes to the program as part of this review.

Deferral of Payments

Under the Deferred Compensation Plan of 2005 for Directors of Cigna Corporation (Deferral Plan), directors may elect to defer the payment of the cash and/or common stock portion of their annual retainers. Deferred common stock compensation is credited to a director’s deferred compensation account as a number of shares of hypothetical common stock and ultimately paid in shares. Deferred cash compensation is ultimately paid in cash, and directors have a choice of hypothetical investment funds whose rates of return are credited to that account. These funds include a Cigna stock fund and several other funds selected from those offered to all Cigna employees under the Cigna 401(k) Plan. Directors may elect to receive payments under the Deferral Plan in a lump sum or installments. Lump sum payments are made, or payment installments begin, in January of the year following a director’s separation from service.

Stock Ownership Guidelines

Cigna requires directors to maintain a stock ownership level of at least five times the value of the cash portion of the annual board retainer (currently $600,000) of Cigna common stock. Under the guidelines, directors have five years from their election to the Board to satisfy this ownership obligation. Common stock, deferred common stock, restricted stock units and hypothetical shares of Cigna common stock held by a director count toward the stock ownership guidelines for directors whose service started before February 2014. Directors whose service started after February 2014 may only count common stock and deferred common stock for compliance with stock ownership guidelines. As of December 31, 2019, all of the directors are in compliance with the stock ownership guidelines and each of our directors met or exceeded their ownership requirements or are within the five-year share accumulation period.

Financial Planning and Matching Charitable Gift Programs

Directors may participate in the same financial planning and tax preparation program available to Cigna executive officers. Under this program, Cigna will make direct payments or reimburse directors for financial planning services that are provided by firms designated by Cigna and for tax preparation services in the amount of up to $6,500 annually. Each director whose service started before 2006 and has at least nine years of board service upon separation from service also is eligible for direct payments or reimbursement in the amount of up to $5,000 for financial planning and tax preparation services during the one-year period following separation from service.

Directors also may participate in the matching charitable gift program available to Cigna employees, under which Cigna will make a matching charitable gift of up to $5,000

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CORPORATE GOVERNANCE MATTERS

annually. In addition, upon a director’s retirement, in recognition of the retiring director’s service, the Board may make a donation in the amount of $10,000 to a charitable organization of the director’s choice.

Insurance Coverage

Cigna provides each director, on the same basis as employees and at no cost to the director, group term life insurance coverage and business travel accident insurance coverage. Cigna also provides $1 million of personal umbrella liability insurance coverage for directors. Directors may purchase additional coverage at the group rate.

Directors also may purchase or participate in, by paying premiums on an after-tax basis, additional life insurance, medical care, long-term care, property/casualty personal lines and various other insurance programs available on a broad basis to Cigna employees. Directors also may elect to purchase worldwide emergency assistance coverage. This program, which provides international emergency medical, personal, travel and security assistance, also is available to Cigna executive officers and certain other Cigna employees who frequently travel abroad for business.

Cigna provides each retired director whose service started before 2006 and who has at least nine years of Board service upon separation from service with $10,000 of group term life insurance coverage, with premiums paid by Cigna. In addition, these directors may also participate for two years following separation from service in the medical care programs currently offered by Cigna to retired employees, with premiums paid by the director on an after-tax basis.

DIRECTOR COMPENSATION TABLE FOR 2019

The table below includes information about the compensation paid to non-employee directors in 2019. Mr. Cordani, the only Company employee on the Board of Directors, does not receive any director compensation for his Board service.

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($)	ALL OTHER COMPENSATION ($)	TOTAL COMPENSATION ($)
(a)	(b)	(c)	(d)	(e)
William J. DeLaney	120,000	190,000	365	310,365
Eric J. Foss	120,000	190,000	365	310,365
Elder Granger, M.D.	120,000	190,000	365	310,365
Isaiah Harris, Jr.	320,000	230,000	25,352	575,352
Roman Martinez IV	145,000	190,000	1,440	336,440
Kathleen M. Mazzarella	120,000	190,000	365	310,365
Mark B. McClellan, M.D.	120,000	190,000	365	310,365
John M. Partridge	145,000	190,000	365	335,365
William L. Roper, M.D.	145,000	190,000	365	335,365
Eric C. Wiseman	126,250	190,000	897	317,147
Donna F. Zarcone	145,000	190,000	6,394	341,394
William D. Zollars(1)	145,000	190,000	10,956	345,956

   (1) Mr. Zollars retired from the Board effective November 1, 2019.

Fees Earned or Paid in Cash (Column (b))

Column (b) reflects the annual cash retainers for Board and committee service received by each director. Cash retainers are paid during a calendar quarter to directors who are in active service at any time during that quarter. Director fees listed in this column may be deferred by directors under the Deferral Plan (see “Deferral of Payments” above).

Stock Awards (Column (c))

Column (c) lists the aggregate grant date fair value of Cigna common stock awarded to directors as part of their Board retainer, computed in accordance with FASB Accounting Standards Codification (ASC) Topic 718, applying the same model and assumptions that Cigna applies for financial statement reporting purposes as described in Note 17 to Cigna’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (disregarding any estimates for forfeitures). Common stock for the annual board retainer is awarded in a calendar quarter to directors who are in active service at any time during that quarter. The number of shares of common stock awarded is determined by dividing the dollar amount of the applicable award by the closing price of common stock, as reported on the NYSE or successor or alternate means of publishing stock price, on the last business day of the second month of the quarter. Fractional shares are not awarded. The number of shares of common stock awarded is rounded down to a whole

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number of shares and the cash value of any fractional share is paid as soon as practicable during the quarter after the award date. Common stock awards listed in this column may be deferred by directors under the Deferral Plan. See “Director Ownership” below for amounts and a description of equity-based awards outstanding as of December 31, 2019.

All Other Compensation (Column (d))

Column (d) includes:

•	reinvested dividends on certain share equivalent awards and on deferred Cigna common stock, and dividends paid in cash on restricted stock units, as described under “ – Director Ownership;”
•	matching charitable award made by Cigna as part of its matching gift program (also available on a broad basis to Cigna employees) in the amount of $5,000 for Ms. Zarcone and a charitable donation in the amount of $10,000 to a non-profit organization in honor of Mr. Zollars upon his retirement from the Board; and
•	the dollar value of Company-paid life insurance premiums for all directors.
•	As permitted by SEC rules, we have included the perquisites and other personal benefits that we provided to certain directors in 2019 where the aggregate amount of such compensation exceeds $10,000. For Mr. Harris, perquisites included the use of private aircraft for personal travel ($23,988) and costs for personal umbrella liability coverage. The incremental cost for the use of private aircraft is determined by dividing the annual variable costs by the total number of flight hours and multiplying the result by the number of personal flight hours during the year. Variable costs include fuel, crew travel, trip-related maintenance, landing fees and hangar costs and other similar costs. Fixed costs that do not change based on usage are excluded from the incremental cost calculation.

DIRECTOR OWNERSHIP

The table shows Cigna securities held by each non-employee director as of December 31, 2019. The value of these securities was calculated using $204.49, which was Cigna’s closing stock price on December 31, 2019.

NAME	COMMON STOCK (a)	DEFERRED COMMON STOCK (b)	RESTRICTED STOCK UNITS (c)	HYPOTHETICAL SHARES OF COMMON STOCK (d)	VESTED STOCK OPTIONS (e)	TOTAL OWNERSHIP (f)	TOTAL OWNERSHIP VALUE (g)
William J. DeLaney	6,120	—	—	—	15,804	21,924	$2,224,362
Eric J. Foss	25,683	—	—	—	—	25,683	$5,251,917
Elder Granger, M.D.	522	1,338	—	—	8,767	10,627	$905,270
Isaiah Harris, Jr.	4,247	—	13,500	23,265	—	41,012	$8,386,544
Roman Martinez IV	9,496	24,850	13,500	15,428	—	63,274	$12,938,900
Kathleen M. Mazzarella	1,338	—	—	—	—	1,338	$273,608
Mark B. McClellan, M.D.	1,338	—	—	—	—	1,338	$273,608
John M. Partridge	31,037	—	—	—	—	31,037	$6,346,756
William L. Roper, M.D.	4,076	—	3,300	—	15,804	23,180	$2,481,201
Eric C. Wiseman	4,200	14,187	—	4,795	—	23,182	$4,740,487
Donna F. Zarcone	—	10,300	13,500	2,798	—	26,598	$5,439,025

Deferred Common Stock (Column (b))

Column (b) includes the equity portion of the 2019 and any previous year’s Board retainer granted in Cigna common stock or deferred stock units that have been deferred under the Deferral Plan.

Restricted Stock Units (Column (c))

Column (c) includes restricted stock units held by each of Mr. Harris, Mr. Martinez, Dr. Roper and Ms. Zarcone. The restricted stock units will settle in shares of Cigna common stock. All of these restricted stock units are vested. The restricted stock units held by Mr. Harris, Mr. Martinez and Ms. Zarcone will be delivered upon separation of service. Dr. Roper’s restricted stock units will be delivered six months following his separation of service.

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Hypothetical Shares of Common Stock (Column (d))

Column (d) includes (1) share equivalents resulting from voluntary deferrals of cash compensation hypothetically invested in the Cigna stock fund; (2) hypothetical shares of Cigna common stock credited to directors’ restricted deferred compensation accounts under the terms of the retirement plan in effect between 1997 and 2005; and (3) hypothetical shares of Cigna common stock acquired pursuant to a pre-2006 requirement that directors invest or defer a portion of their Board retainer in shares of hypothetical Cigna common stock. Although these securities are not common stock, the value of the hypothetical shares of Cigna common stock credited to a director’s deferred compensation account is tied directly to the value of Cigna common stock.

Vested Stock Options (Column (e))

Column (e) includes Cigna stock options received in the merger in exchange of stock options of Express Scripts that were awarded to each of Mr. DeLaney, General Granger and Dr. Roper as part of their compensation for service on the Express Scripts board of directors. All outstanding Express Scripts stock options vested and became exercisable upon the closing of the merger under the terms of the Express Scripts Holding Company 2016 Long-Term Incentive Plan.

Total Ownership Value (Column (g))

Value of vested stock options is calculated by multiplying the number of shares issuable upon exercise of the stock option by the difference between the closing price on December 31, 2019 ($204.49) and the option’s exercise price.

Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement 33

COMPENSATION MATTERS

Advisory Approval of Executive Compensation (Proposal 2)

Our Board is committed to strong governance and recognizes that Cigna shareholders have an interest in our executive compensation policies and practices. Our executive compensation program design aligns the interests of our executive officers with those of our shareholders by basing the substantial majority of their compensation on Cigna’s performance and rewarding our executive officers for the creation of long-term shareholder value.

The primary principles underlying our compensation philosophy are that our compensation program should motivate superior enterprise results with appropriate consideration of risk while maintaining a commitment to the Company’s ethics and values; align the interests of the Company’s executives with those of its shareholders and reward the creation of long-term value for Cigna shareholders; emphasize performance-based compensation over fixed compensation; reward the achievement of favorable long-term financial results more heavily than the achievement of short-term results; and provide market-competitive compensation opportunities designed to attract and retain highly qualified executives.

WHAT WE DO
✔    Strong alignment between pay and performance.
✔    “Double trigger” requirement for change of control benefits.
✔   Regular review of executive compensation governance market practices, particularly when considering the adoption of new practices or changes to existing programs or policies.
✔   Robust stock ownership guidelines and shareholding
      requirements for equity awards to align executives’ interests with shareholders.
✔    A disgorgement of awards (clawback) policy beyond the
      mandates of Sarbanes-Oxley.
✔    Management of LTIP annual share usage (or burn rate) and
      total dilution through the People Resources Committee’s
      establishment of an annual share usage limit, which is below the maximum permitted under the plan.
✔    Oversight of people development policies and processes,
      including consideration of assessments of executive officers and key senior management.
✔   CEO and executive officer succession plans overseen by the
      Board of Directors, with leadership from the People Resources
      Committee.

✔    An annual assessment by the People Resources Committee
      of potential risks in our incentive compensation programs
      and policies.
✔    Minimum level of financial performance required in order for any payments to be made under the annual incentive plan.
✔    All long-term awards are denominated and settled in equity.
✔    Approximately 92% of our CEO’s total direct compensation
       is performance-based.

WHAT WE DON’T DO
✘ No excessive perquisites and no gross ups on perquisites.
✘ No redundancy between short- and long-term incentive plan performance measures.
✘ No hedging of Cigna stock by any directors, executive officers or employees, and no pledging of Cigna stock by directors or Section 16 officers unless approved in limited circumstances.
✘ No discounting, reloading or repricing of stock options without shareholder approval. ✘ No payment of dividends on restricted stock prior to vesting. Unvested SPS awards do not accrue dividends.

In recognition of the preference of shareholders expressed at Cigna’s 2011 annual meeting and reaffirmed at its 2017 annual meeting, the Board has held “say on pay” advisory votes on an annual basis. The next vote on the frequency of “say-on-pay” advisory votes will be held at the 2023 annual meeting of shareholders. Consistent with this practice and SEC rules, we are asking you to approve the following advisory resolution:

Resolved, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, Executive Compensation Tables and accompanying narrative disclosure.

This advisory vote is intended to address our overall compensation policies and practices related to the named executive officers rather than any specific element of compensation. In considering your vote, we encourage you to review the Proxy Statement Summary, the Compensation Discussion and Analysis and the Executive Compensation Tables. Because your vote is advisory, it will not be binding upon the Board. However, the Board and People Resources Committee value your opinion and will review and consider the voting results when making future executive compensation decisions.

The Board of Directors
unanimously recommends
that shareholders vote
FOR the advisory approval
of the Company’s executive
compensation.

34 Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) describes the compensation policies, programs and decisions regarding our named executive officers (NEOs) for 2019, which include our Chief Executive Officer, Chief Financial Officer, the three most highly-compensated executive officers as of the end of 2019 as well as one other executive officer who retired from Cigna during the year.

The People Resources Committee (the Committee) oversees the Company’s executive compensation policies and programs and makes all compensation decisions for our executive officers, with the exception of our CEO, for whom the Board makes compensation decisions based on Committee recommendations.

Compensation information is described throughout this CD&A and the Executive Compensation Tables for the following executive officers:

NAME	TITLE
David M. Cordani	President and Chief Executive Officer
Eric P. Palmer	Executive Vice President and Chief Financial Officer
Nicole S. Jones	Executive Vice President and General Counsel
Matthew G. Manders	President, Strategy & Solutions
Timothy C. Wentworth	President, Health Services

Compensation information for Lisa R. Bacus, Former Executive Vice President and Chief Marketing Officer, is described in the section titled “Employment Arrangements and Post-Termination Payments – Terms of Ms. Bacus’s Agreement and Release” and the Executive Compensation Tables.

This CD&A is organized as follows:

Executive Summary provides an overview of our compensation philosophy and our pay-for-performance alignment.	Pages 36 — 39

Processes and Procedures for Determining Executive Compensation provides an overview of the Committee’s role in executive compensation, the process for determining executive officer compensation and the independent compensation consultant’s role.
Pages 39 — 40

Executive Compensation Policies and Practices describes our compensation objectives and practices, as well as how we set target total direct compensation.	Pages 41 — 44

Elements of Compensation describes each form of compensation we pay and how our executive compensation program is tied strongly to performance.	Pages 44 — 56

Employment Arrangements and Post-Termination Payments summarizes any employment agreements, our severance and other post-termination arrangements, as well as our change of control arrangements.	Pages 56 — 58

Other Practices describes our stock ownership guidelines, our hedging and pledging restrictions, risk oversight and our clawback policy.	Pages 58 — 61

Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement 35

COMPENSATION MATTERS

EXECUTIVE SUMMARY

We believe executive pay should be aligned with our ability to deliver on our commitments to those we serve. Additionally, we believe that aligning executive compensation to the achievement of enterprise goals that support our business strategy and drive our innovation will result in the creation of meaningful and sustained long-term value for our shareholders.

The primary principles underlying our compensation philosophy are that our compensation program should:

Motivate superior enterprise results with appropriate consideration of risk while maintaining a commitment to the Company’s ethics and values	Align the interests of the Company’s executives with those of our shareholders and reward the creation of long-term value for shareholders	Emphasize performance-based compensation over fixed compensation	Reward the achievement of favorable long-term financial results more heavily than the achievement of short- term results	Provide market- competitive compensation opportunities designed to attract and retain highly qualified executives

2019 Performance and Accomplishments

Throughout 2019, the first full year of our combination with Express Scripts, we drew upon our mission, our strategy and our values in order to meaningfully advance our five integration priorities: (1) keep our promises in the marketplace; (2) generate significant savings for the benefit of clients and customers; (3) retain our key talent; (4) advance our organizational efficiency plan; and (5) keep our vision top of mind. By meaningfully delivering on these priorities, we were able to deliver outstanding financial results for the benefit of our shareholders.

Cigna delivered strong financial results in 2019, highlighted by:

Consolidated Adjusted Income from Operations. Cigna's adjusted income from operations(1) for 2019 was $6.5 billion, or $17.05 per share. This represented per share growth of 20% over 2018.

Consolidated Adjusted Revenue. Consolidated adjusted revenues(1) of $140.2 billion.

Cash Flow from Operations. Cash flow from operations of $9.5 billion, more than double 2018 cash flow from operations of $3.8 billion.

Medical Customers. Total medical customer base at the end of 2019 grew to 17.1 million, an organic increase of 184,000 customers over the end of 2018.

Pharmacy Customers. The pharmacy customer base at the end of 2019 grew to 75.9 million, an organic increase of 2.7 million customers compared to year-end 2018.

Medical Cost Trend. Delivered industry leading medical cost trend of approximately 4%.

Our financial performance was fueled by the successful and meaningful advancement of our integration priorities.

Keep our Promises in the Marketplace. Each of our four growth businesses – Health Services, Commercial, Government and International – played to its key strengths to deliver for our customers and patients. As a result, our more than 170 million customer relationships around the world experienced ongoing, high quality service throughout the year and our client relationships deepened.

Generate Significant Savings. We generated significant savings for the benefit of our customers and clients – by delivering the lowest medical trend for the seventh consecutive year and aggregate pharmacy savings of $50 billion on prescription drugs.

Retain Talent. We retained our key talent. In fact, our retention and engagement levels today – one year into our combination – are above our already-strong pre-transaction levels.

Organizational Efficiency Plan. We made significant progress in advancing our organizational efficiency plan – and last month announced that we are taking an additional $200 million, pre-tax, of costs out of our company.

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Keep Vision Top of Mind. We kept our vision top of mind by accelerating marketplace innovations that improve affordability, predictability and simplicity.

•	Embarc Benefit Protection. Breakthrough, potentially life-changing medicines offer great promise for patients and their families. However, the high prices of the medicines – millions of dollars in some cases – threaten coverage and access by patients who may benefit. We launched a new offering that brings together the health services, medical management and specialty pharmacy expertise to make breakthrough medicines more affordable and ensure access for those who need it, while protecting clients from the shock of high priced one-time treatments they might not otherwise anticipate.
•	Patient Assurance Program. Addressing the need for greater affordability and access to insulin, we launched the Patient Assurance ProgramSM, to ensure eligible people with diabetes in participating plans pay no more than $25 for a 30-day supply of insulin.
•	Digital Health Formulary. To make it simpler for consumers and payers to navigate the hundreds of thousands of currently available personal health technologies and interventions, we introduced the industry's first, stand-alone digital health formulary.

We set a strong foundation for 2020. Our 2019 performance gives us considerable momentum going into 2020. We are well positioned to continue to advance our mission and meet our performance goals – including by completing the sale of our Group Disability and Life business to New York Life. We have also entered a number of partnerships that serve to accelerate innovation to the market, further expand our distribution reach and societal impact, and improve affordability, predictability and simplicity. For example, Prime Therapeutics selected us as its partner to serve 28 million more Americans starting in 2020, and deliver greater pharmacy value and clinical care. And Oscar Health, a tech-driven health insurance company, is working with us to provide commercial health solutions to small businesses, which accounted for more than 40% of net job creation in 2018.

Pay-for-Performance Alignment

Cigna’s compensation program is heavily weighted to award performance-based pay over fixed compensation. Our Enterprise Incentive Plan (EIP) is a cash-based program designed to reward the achievement of annual goals. Long-term performance is rewarded through annual equity-based long-term incentive (LTI) awards, including Strategic Performance Shares (SPSs), the payout of which is based upon achievement of performance goals over a three-year period. When setting targets for the 2019 performance measures, the Committee considered, among other factors, the growth contemplated by the combination with Express Scripts, and set targets that represented competitively attractive goals that would be challenging to achieve.

Emphasis on Performance-Based Compensation

As illustrated in the charts below, performance-based compensation represented approximately 92% of Mr. Cordani’s total direct compensation for 2019, including 73% in long-term incentives and 19% in annual incentives. On average, performance-based compensation, reflecting 2019 EIP awards and 2019 annual LTI awards, represented 85% of total direct compensation for our other NEOs that served as executive officers at the end of 2019, including an average of 61% in long-term incentives and 24% in annual incentives.

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COMPENSATION MATTERS

2019 Enterprise Incentive Plan Results

Payouts under the 2019 EIP rewarded our NEOs for our strong results in 2019, reflecting pay-for-performance alignment. EIP awards reward the achievement of annual enterprise results relative to pre-established goals, as well as individual performance, accomplishments and contributions.

MEASURE	WEIGHTING	RESULT		AWARD
Adjusted income from operations(1)	50%	82.1% growth was within target range		Individual payouts ranged from 115% to 150% of target for each NEO who received an EIP award
Adjusted revenue(1)	20%	191.4% growth was above target range
Deal success and strategic priorities	30%	Target performance reflects:
		•	Strong progress on merger integration goals
		•	Significant progress towards operating expense synergies
		•	Continued industry leading medical cost trend
		•	Strong and improving employee engagement results and low employee turnover
		•	Continued strong and stable net promoter score

2017–2019 Strategic Performance Share Program Results

Long-term performance was rewarded through the payout of our 2017–2019 SPSs.

MEASURE	WEIGHTING	RESULT ($ IN MILLION)	AWARD
Adjusted income from operations(1)	50%	$13,039 (145.5% of target)	2017–2019 SPSs were paid out at 113.7% of target
Relative total shareholder return (TSR)(2)	50%	44th percentile (82% of target)
(1)	We encourage you to review our Annual Report on Form 10-K for the year ended December 31, 2019 for more complete financial information. Adjusted income from operations and adjusted revenues are financial measures used by the Company that are not determined in accordance with generally accepted accounting principles in the United States (GAAP). Additional information regarding these measures, including definitions and reconciliations to the most directly comparable GAAP measures, shareholders net income and total revenue, respectively, can be found on Annex A. As appropriate, adjustments are made for strategic transactions, including acquisitions and dispositions, and the implementation of accounting changes to ensure comparability of actual results and targets.
(2)	The peer group used to measure relative TSR is the 2017–2019 SPS performance peer group which, at the time of the 2017–2019 SPS payout, included: Aflac Incorporated, Anthem, Inc., Centene Corporation, The Hartford Financial Services Group, Inc., Humana, Inc., Manulife Financial Corporation, MetLife, Inc., UnitedHealth Group Incorporated and Unum Group.

2019 Long-Term Incentive Awards

In February 2019, the Committee (and, for Mr. Cordani, the Board, upon the recommendation of the Committee) approved the annual LTI award for each NEO, 50% of which was awarded in an SPS award with a 2019–2021 performance period, 25% of which was awarded in stock options with an exercise price of $183.44 and 25% of which was awarded as shares of restricted stock. In determining the actual amount of the annual LTI award, the Committee primarily evaluates individual contributions, but also may consider the other factors described in “Elements of Compensation – Long-Term Incentives.”

Shareholders Continue to Support Our Executive Compensation Program

The Committee and the Board consider the results of the annual shareholder executive compensation “say-on-pay” vote in determining the ongoing design and administration of the Company’s executive compensation programs. The Committee considers feedback on our executive compensation program received as part of our ongoing communications with shareholders. Management and the Board engage with shareholders throughout the year on a variety of topics, including executive compensation matters. During 2019, we again engaged with governance professionals representing

38 Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

our shareholders. Shareholders have expressed their strong support for our executive compensation program, with approximately 93% of votes cast at our 2019 annual meeting of shareholders in favor of the advisory vote on executive compensation.

Changes to Cigna’s Executive Compensation Program and NEO Compensation for 2019

The Committee approved a number of changes to the executive compensation program for 2019:

•	Peer Groups. In consultation with its independent compensation consultant, the Committee developed new peer groups that reflect the Company’s size, scope and industry following the combination with Express Scripts. For additional information on the peer groups, see “Executive Compensation Policies and Practices – Peer Groups.”
•	Annual Incentives. The Committee updated the performance measures and weightings under the Company’s annual incentive plan, now referred to as the Enterprise Incentive Plan. For additional information on these changes, see “Elements of Compensation – Annual Incentives.”
•	Long-Term Incentives. The Committee implemented several changes to long-term incentives beginning in 2019:
○	In recent years, LTI awards had been delivered 50% in SPSs and 50% in stock options. The Committee recognized that market practices have shifted to include grants of restricted stock, which are viewed as having a higher retention value. Beginning with the 2019 LTI grants, awards are made 50% in SPSs, 25% in stock options and 25% in restricted stock.
○	Beginning with the 2019–2021 SPS performance period, we measure adjusted income from operations on a consolidated, per share basis. The per share measure is included as a performance measure because it is one of the principal measures used by investors to assess our financial performance, and is a key component of our financial guidance for investors. In addition, this change eliminates the duplication of measures between the EIP and SPS programs.

For additional information on the LTI changes, see “Elements of Compensation – Long-Term Incentives.”

•	Stock Ownership Guidelines. Effective upon the closing of the Express Scripts merger, the Committee increased the stock ownership requirement for Mr. Cordani from six times to eight times his base salary, and set Mr. Wentworth’s ownership requirement at six times his base salary. The requirement for all other NEOs remains at three times base salary. For more information on stock ownership guidelines, see “Other Practices – Stock Ownership Guidelines.”

PROCESSES AND PROCEDURES FOR DETERMINING EXECUTIVE COMPENSATION

The Role of the People Resources Committee in Executive Compensation

The Committee is composed entirely of independent directors. Pursuant to its charter, the Committee is charged with oversight of the Company’s compensation and benefit plans and policies that apply to executive officers. The Committee regularly reviews Cigna’s compensation programs against the Company’s strategic goals, industry practices, and emerging trends to ensure a strong linkage between executive pay and performance and alignment with shareholder interests. At each of its regularly scheduled meetings, the Committee conducts executive sessions, without Cigna management present. In addition, the Committee has engaged Pay Governance, LLC (Pay Governance) as its independent compensation consultant to assist the Committee in its responsibilities.

Process for Executive Compensation Decisions

Chief Executive Officer Compensation

The Committee and the independent members of the Board evaluate CEO performance and enterprise goals.	The Committee makes recommendations to the independent members of the Board about CEO performance and compensation.	The independent members of the Board consider the Committee’s recommendations as they review and determine the CEO’s compensation.	The Chairman of the Board reviews the results of the performance evaluation with the CEO.

Mr. Cordani is not present when the Committee and the Board consider his compensation. At the request of the Committee, the Chief Human Resources Officer (CHRO) and the independent compensation consultant may attend Committee sessions that consider CEO compensation.

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COMPENSATION MATTERS

Other NEO Compensation

Generally, the CEO and the CHRO present recommendations for all other NEOs’ compensation targets for the Committee’s consideration. For compensation decisions involving actual payouts for the NEOs, Mr. Cordani presents his recommendations to the Committee for its consideration. Mr. Cordani discusses Cigna’s performance and the individual officer’s performance. The CHRO is generally present for the discussion of compensation for all executive officers other than himself.

In connection with the combination with Express Scripts, the Company entered into a retention agreement with Mr. Wentworth, who, prior to the combination, was the President and CEO of Express Scripts, which outlines his base salary and annual short-term and long-term incentive award opportunity. The Committee believes Mr. Wentworth’s compensation and the terms of his retention agreement are appropriate due to his experience as the CEO of Express Scripts and his highly relevant skill set. For additional information, see “Employment Arrangements and Post-Termination Payments – Retention Arrangements.”

Compensation Consultant Role in Executive Compensation

While the Committee or Board ultimately make all executive compensation decisions, the Committee may engage the services of outside advisors for assistance. The Committee utilized Pay Governance as its compensation consultant throughout 2019 to provide independent, objective analysis, advice and information and to generally assist the Committee in the performance of its duties. The Committee will typically request information and recommendations directly from the compensation consultant as it deems appropriate to structure and evaluate Cigna’s compensation programs, practices and plans. As part of its engagement, at the direction of the Committee, the compensation consultant will work with the Committee chair, the CHRO and Cigna’s compensation department in their work on the Committee’s behalf.

ANALYSIS RECEIVED BY THE COMMITTEE FROM ITS COMPENSATION CONSULTANT FOR 2019 COMPENSATION DECISIONS
•
Analyzed compensation levels and pay practices as compared to Cigna’s compensation peer group to assess the alignment between three- and five-year realizable pay and Cigna’s performance and compensation philosophy

•	Compared competitive market data to the current compensation levels of each executive officer to assist in setting targets
•	Provided market research on incentive plans to assist in the design of short- and long-term incentive compensation plans
•	Reviewed incentive measures in the 2019 EIP and 2019–2021 SPS program to provide the Committee with objective reference points to consider when determining target goals
•	Evaluated the effect of Cigna’s equity programs on annual share use, burn rate and total overhang to provide the Committee with context for its determination of the maximum share limit for use in 2019

At the request of the Committee, a representative of Pay Governance regularly attends the Committee’s meetings, and meets with the Committee in executive session without members of management present.

The Committee’s policy requires that the compensation consultant be independent of the Company. Independence under the policy requires that the compensation consultant (1) is retained by and reports solely to the Committee for all executive compensation services; (2) does not provide any services or products to the Company or management except with approval of the Committee’s chair; and (3) is otherwise free from conflicts. The Committee has assessed Pay Governance’s independence pursuant to Cigna’s policy and NYSE rules and concluded that Pay Governance is free from conflicts and independent. In addition, each year the Committee receives a letter from its compensation consultant providing appropriate assurances and confirmation of independence.

The Committee regularly reviews and evaluates its compensation consultant engagement, and annually reviews the compensation consultant’s performance.

40 Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

EXECUTIVE COMPENSATION POLICIES AND PRACTICES

Compensation Objectives and Practices

Cigna’s executive compensation program is based on the philosophy that executive pay should strongly align with the interests of our shareholders, directly link to Company and individual performance and attract and retain executive talent. By emphasizing performance-based awards over fixed compensation, we strive to motivate superior enterprise results that we believe will result in the creation of meaningful and sustained long-term value for our shareholders while delivering on our mission and promises for our customers and clients.

To further our compensation philosophy, the Committee uses the following compensation practices, processes and instruments:

•	A regular and rigorous analysis of relevant market compensation data for each executive officer position, which includes market data for our peers as well as broad-based general industry data from companies of similar size and scope;
•	An annual realizable pay-for-performance assessment of the degree of alignment between Company results and executive compensation;
•	An annual analysis of each individual’s contributions to the achievement of the Company’s short- and long-term performance goals;
•	An annual incentive plan aligned to the Company’s annual performance goals;
•	An equity-based incentive plan (the Cigna Long-Term Incentive Plan or LTIP) that aligns compensation with long-term shareholder value creation;
•	The retention of an independent compensation consultant to assist the Committee in its design and implementation of the Company’s executive compensation programs; and
•	Ongoing monitoring of compensation best practices and investors’ views on compensation and the modification of our compensation programs as appropriate to align with good governance standards.

For information on the oversight of the executive compensation program, see “Processes and Procedures for Determining Executive Compensation” in this CD&A.

Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement 41

COMPENSATION MATTERS

Strong Compensation Governance and Controls

WHAT WE DO	✔	Strong alignment between pay and performance.
	✔	“Double trigger” requirement for change of control benefits.
	✔	Regular review of executive compensation governance market practices, particularly when considering the adoption of new practices or changes to existing programs or policies.
	✔	Robust stock ownership guidelines and shareholding requirements for equity awards to align executives’ interests with shareholders.
	✔	A disgorgement of awards (clawback) policy beyond the mandates of Sarbanes-Oxley.
	✔	Management of LTIP annual share usage (or burn rate) and total dilution through the Committee’s establishment of an annual share usage limit, which is below the maximum permitted under the plan.
	✔	Oversight of people development policies and processes, including consideration of assessments of executive officers and key senior management.
	✔	CEO and executive officer succession plans overseen by the Board of Directors, with leadership from the Committee.
	✔	An annual assessment by the Committee of potential risks in our incentive compensation programs and policies.
	✔	Minimum level of financial performance required in order for any payments to be made under the annual incentive plan.
	✔	All long-term awards are denominated and settled in equity.
	✔	Approximately 92% of our CEO’s total direct compensation is performance-based.

WHAT WE DON’T DO	✘	No excessive perquisites and no gross ups on perquisites.
	✘	No redundancy between short- and long-term incentive plan performance measures.
	✘	No hedging of Cigna stock by any directors, executive officers or employees, and no pledging of Cigna stock by directors or Section 16 officers unless approved in limited circumstances.
	✘	No discounting, reloading or repricing of stock options without shareholder approval.
	✘	No payment of dividends on restricted stock prior to vesting. Unvested SPS awards do not accrue dividends.

Compensation Data

The Committee establishes target compensation levels based on a variety of factors, including a rigorous analysis of relevant published market compensation data of the Company’s compensation peer group and a general industry peer group.

Peer Groups

The Committee utilizes three peer groups:

•	a Compensation Peer Group, which is used in setting target compensation;
•	a General Industry Peer Group, which, in recognition that Cigna often competes for talent from companies beyond that of its compensation peer group, is used as an additional reference to provide a broader perspective on market practices, particularly for those executive officers with job functions that could apply to a variety of industries; and
•	an SPS Performance Peer Group, which is used to track relative TSR within the SPS program.
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COMPENSATION MATTERS

The Committee periodically reviews the composition of its peer groups and requests that its independent compensation consultant offer suggested modifications for benchmarking future executive pay decisions. Following entry into the Express Scripts merger agreement, the Committee reviewed each of Cigna’s peer groups and developed new peer groups that would reflect the Company’s size, scope and industry post-combination.

Compensation Peer Group. The Committee’s consultant utilized multiple sources to develop and recommend potential peer companies for the Committee to consider. Sources for possible peers include companies screened by industry and business focus, peer groups developed by proxy advisory firms, peers identified in various analyst reports, and peers of companies in Cigna’s compensation peer group. The compensation peer group comprises companies primarily in the managed care/health care distribution sectors, with the individual peer companies generally having revenues from 0.33 to 2.0 times that of Cigna's projected revenues post-merger and market capitalizations of 0.25 to 4.0 times that of the Company’s projected market capitalization post-merger. The companies in the compensation peer group are listed in the table below.

COMPENSATION PEER GROUP
Aetna, Inc.(1)	CVS Health Corporation
AmerisourceBergen Corporation	Humana, Inc.
Anthem, Inc.	McKesson Corporation
Cardinal Health, Inc.	UnitedHealth Group Incorporated
Centene Corporation	Walgreens Boots Alliance, Inc.
(1)	Aetna, Inc. was included in the compensation peer group when the Committee reviewed 2019 target total compensation, but was subsequently removed from the peer group following its merger with CVS Health Corporation.

General Industry Peer Group. The Committee, with the assistance of its independent compensation consultant, reviewed the companies included in its general industry peer group by screening publicly traded, U.S.-based companies within certain industry classifications, including insurance, banking and financial services, health care equipment and services, pharmaceutical, biotechnology and life sciences, household and personal products, software services and telecommunications. The list was then narrowed to companies whose revenues were within the range of 0.4 to 2.5 times that of Cigna’s projected revenues post-merger and whose market capitalization were generally within the range of 0.2 to 4.0 times that of Cigna’s projected market capitalization post-merger. The screening process resulted in a group of 36 companies, which are listed on Annex B.

SPS Performance Peer Group.

Performance periods beginning prior to 2019. For SPS programs with performance periods beginning prior to 2019, our SPS performance peer group included the companies in the compensation peer group at the beginning of the performance period, with the following adjustments (1) the addition of companies that were not included in the compensation peer group due to size, but were considered competitors of the Company; and (2) the elimination of companies that were viewed as competitors for talent, but had a significantly different business focus than Cigna.

Performance periods beginning in 2019 or later. Beginning with the 2019–2021 performance period, the companies in the compensation peer group are also the companies in the SPS performance peer group. The Committee concluded that these companies are most similar to the Company in both business operations and scope following the combination with Express Scripts.

The companies included in the SPS performance peer group for each of our outstanding SPS programs are listed in the section titled “Long-Term Incentives – Strategic Performance Share Program.”

Tally Sheets

The Committee reviews tally sheets for all of its executive officers as part of its annual compensation award determination process. The tally sheets summarize historical actual compensation and current target compensation for each officer. The Committee believes that tally sheets are a useful reference tool when considering whether compensation decisions reflect Cigna’s compensation philosophy and performance, but are not a determining factor when making executive compensation decisions.

Target Total Direct Compensation Positioning

The Committee’s decisions regarding target total direct compensation and target pay mix are consistent with its principles that (1) performance-based compensation should be emphasized over fixed compensation; and (2) long-term incentives should be more heavily weighted than annual incentives.

Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement 43

COMPENSATION MATTERS

Target total direct compensation consists of base salary, the annual incentive target and the annual LTI target. The Committee approves each of these amounts for each NEO on an annual basis, generally seeking to target an executive officer’s total direct compensation in a “competitive range” of within 15% of the 50th percentile of the relevant market data. When setting target total direct compensation, the Committee evaluates survey data and other public information, such as proxy data, available for both the compensation peer group and the general industry peer group.

While the Committee targets total direct compensation in the competitive range, there may be variation in the target pay mix such that target amounts for individual compensation elements may be above or below the competitive range for an individual pay element. Target total direct compensation for a NEO also may vary outside of the competitive range of the 50th percentile of the market data due to factors such as performance, tenure in role, range of data available, negotiated arrangements (for example, in connection with the combination with Express Scripts), and market and economic conditions. In general, compensation levels for executive officers who are newer to their positions tend to be at the lower end of the competitive range, while seasoned executive officers with strong performance are typically positioned at the higher end of the competitive range. Internal pay comparisons among the NEOs are not generally considered by the Committee for purposes of determining target pay mix and target total direct compensation. Mr. Wentworth’s retention arrangement results in compensation that is above the competitive range. Target total direct compensation for our other NEOs as a group resulted in a target compensation opportunity in the aggregate within 15% of the 50th percentile of both our compensation and general industry peer groups for 2019. For background information about Mr. Wentworth’s retention arrangement, see “Employment Arrangements and Post-Termination Payments – Retention Arrangements.”

ELEMENTS OF COMPENSATION

Cigna’s 2019 executive compensation program consisted of the following elements:

ELEMENT		PURPOSE
Base salary		Fixed portion of total direct compensation, set with reference to competitive market data and individual performance and designed to attract and retain key talent.
Enterprise Incentive Plan (EIP)
Performance-based cash compensation designed to reward the achievement of annual enterprise results relative to pre-established goals, as well as individual performance, accomplishments and contributions.

	Strategic Performance Shares	Performance-based compensation designed to reward achievement of a pre-determined financial goal and the Company’s relative TSR over a three-year performance period.
Long-Term Incentives (LTI)	Stock Options
Performance-based compensation designed to align with shareholders’ interests, as the potential realized value is determined by stock price appreciation from the date of grant through the date of exercise.

	Restricted Stock	Performance-based compensation designed to promote strong retention and alignment with shareholders’ interests.
Retirement and Deferred Compensation
Savings-based component that is aligned to competitive market practice and includes 401(k) plans and voluntary non-qualified deferred compensation programs. NEOs may have accrued benefits from defined benefit pension plans that are now frozen.

Limited Perquisites and Other Benefits		Limited perquisites that are designed to attract and retain key talent or to provide for the safety and security of executive officers.

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Base Salary

Performance-based
measures drive 92%
of CEO pay and 85%,
on average, of the
other NEOs pay.

Base salary is the only fixed portion of a NEO’s target total direct compensation and, consistent with the Committee’s philosophy that executive pay should strongly align with the interests of our shareholders, represents a small portion of target total direct compensation.

Base salary levels are set with reference to both competitive market data and individual performance. Base salaries are reviewed annually and may be adjusted as a result of updated information for our compensation and general industry peer groups and an assessment of an executive’s role and performance contributions, including the executive’s demonstration of Cigna’s core values and the achievement of the expectations associated with his or her role. As part of this review, in December 2018, the Committee approved adjustments, based on updated market data for the compensation and general industry peer groups, to Mr. Palmer’s and Ms. Jones’s base salary to maintain the competitive position of their target total direct compensation.

The table below shows 2019 annual base salaries for each of the NEOs.

NEO	2019 ANNUAL BASE SALARY ($)
David M. Cordani	1,500,000
Eric P. Palmer	850,000
Nicole S. Jones	750,000
Matthew G. Manders	850,000
Timothy C. Wentworth	1,500,000

Annual Incentives

No annual incentive awards
are made to executive officers
unless the Company
achieves a pre-defined
minimum level of adjusted
income from operations.

Enterprise Incentive Plan (EIP) Overview

Annual incentives are paid under the EIP. The EIP is designed to reward executives for the achievement of short-term, or annual, performance goals. On an annual basis, the Committee approves:

•	Enterprise performance measures and goals, which are designed to align with, and drive the execution of, the Company’s business strategy – and ultimately the results and value we deliver to those we serve: clients, customers and patients;
•	Individual targets for the NEOs, except for Mr. Cordani’s target, which is approved by the Board upon the recommendation of the Committee;
•	Aggregate funding levels for actual EIP awards based on Company achievement of pre-determined performance goals; and
•	Actual individual EIP awards for the NEOs, except for Mr. Cordani’s award, which is approved by the Board upon the recommendation of the Committee.

Subject to certain limits described below, actual annual incentive payments can range from 0% to 200% of the individual’s target, allowing the Committee to differentiate awards based on an individual’s contributions and how those contributions impacted the attainment of enterprise goals.

EIP Performance Measures and Goals

Each year, the Committee sets enterprise performance measures, weightings and goals for annual incentive awards based on Cigna’s business priorities and annual operating plan. The operating plan aligns with our strategy, long-term commitment to our customers, clients, communities and shareholders and expected performance in the industry. The Committee works with its independent compensation consultant to evaluate the appropriateness of the measures and weightings and the degree of challenge in the EIP performance goals. The performance measures are designed to align with, and drive execution of, the Company’s business strategy. For 2019, performance measures included adjusted income from operations (weighted 50%), adjusted revenue (weighted 20%) and deal success and strategic priorities (weighted

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COMPENSATION MATTERS

30%). This balance of measures aligns with the short-term incentive practices of our peers and enables the Committee to reward achievement of merger integration goals, while also incentivizing financial performance. More detailed information on these measures is included in the 2019 Performance Measures, Goals and Actual Results table.

In setting the target performance goals for each measure in February 2019, the Committee considered the growth contemplated by the combination with Express Scripts. In addition, the Committee considered Cigna’s publicly disclosed earnings estimates, historical Cigna, Express Scripts and competitor results, analyst commentary, the Company’s then-current expectations for the industry, the economic environment and the integration plans for the combined company. The Committee considered various market forces impacting the Company and related uncertainties, including the expectation that the industry would continue to face significant market changes and disruption in 2019. The Committee believed that the target performance goals represented competitively attractive goals that would be challenging to achieve in light of the circumstances facing the Company in 2019, without encouraging excessive risk-taking.

For the adjusted income from operations and adjusted revenue measures, the Committee specifies certain below target, target and above target levels of performance. To aid the Committee in setting the financial performance targets, and to assess the reasonableness and rigor of those targets, the Committee’s compensation consultant annually presents a comprehensive report to the Committee that evaluates Cigna’s historic relationship between pay and performance in comparison with Cigna’s compensation peer group. The compensation consultant also reviews performance goals determined by the Committee in the context of historic performance and analyst expectations of future performance for Cigna and Cigna’s SPS performance peer group.

The deal success and strategic priorities measure emphasizes the importance of incentivizing and recognizing progress in certain areas beyond financial results that support our mission, values and business strategy. For this measure, the Committee evaluates the Company’s progress relative to key strategic categories. For 2019, the areas of focus for the deal success and strategic priorities measure include achievement of Express Scripts merger integration goals, employee engagement and retention, and consumer experience and affordability.

46 Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

Executive Officer EIP Funding and Award Determination Process

The key considerations to funding the 2019 EIP and determining individual award amounts are discussed below.

STEP 1 Achieve Earnings Minimum

Achieving Cigna’s profitability goals is critically important to the Company’s long-term success. The Committee establishes a minimum level of adjusted income from operations that must be achieved for the year in order for any EIP award to be earned. If the Company does not meet that pre-defined minimum level, then no annual incentives are paid to executive officers.

STEP 2 Company Performance Drives Funding Level

If the Company achieves the earnings minimum, the Committee may fund the EIP pool from 0% to 200% of the aggregate targets for all executive officers based upon whether each performance measure is below target, at target, or above target. The following table sets forth the ranges between which the EIP pool may be funded for each performance measure, in each case, assuming the earnings minimum has been achieved:

MEASURE	PERFORMANCE	FUNDING RANGE
Adjusted income from operations Adjusted revenue	Above target range	120% to 200%
	Within target range	80% to 120%
	Below target range	Less than 80%
Deal success and strategic priorities	The Committee evaluates progress in key strategic categories year-over-year

The Company’s actual performance relative to each measure determines which funding range applies for purposes of that measure. The Committee determines at which point within that range the actual funding of the EIP pool will be set. In setting the actual funding percentage for each measure, the Committee considers Cigna’s performance as a whole (both in absolute terms and relative to competitors), as well as Cigna’s achievement of the goals within the performance measure. The EIP funding mechanism ensures that a minimum level of performance is achieved and that NEOs’ EIP awards reflect the Company’s performance.

STEP 3 Award Amounts Based on Individual Contributions to Company Performance

Once EIP funding has been determined, the Committee (and for Mr. Cordani, the Board of Directors upon the recommendation of the Committee) considers each NEO’s individual contributions and how such contributions impacted the achievement of the EIP goals to determine individual award amounts. Actual awards can range from 0% to 200% of a NEO’s EIP target, allowing the Committee to differentiate payouts based on each individual’s contributions.

Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement 47

COMPENSATION MATTERS

2019 Performance Measures, Goals and Actual Results

The Committee considers the appropriate measures for the EIP program for the upcoming year at its October and December meetings and then considers and approves the actual performance targets for those measures at its meetings in January and February. For 2019, the Committee established the performance measures, weightings and target performance goals below, which were used to determine the range of potential aggregate funding for EIP awards.

MEASURE	ALIGNMENT WITH BUSINESS STRATEGY	WEIGHTING	TARGET PERFORMANCE GOALS	ACTUAL RESULT

Adjusted income from operations	Reinforces the importance of profitable growth across the enterprise	50%	71.5% to 89.9% growth	82.1% growth was within target range
Adjusted Revenue	Focuses on enterprise growth, encourages business decisions that optimize results for the enterprise, promotes collaboration across business units and drives customer focus	20%	174.4% to 181.6% growth	191.4% growth was above target range
Deal Success and Strategic Priorities	Emphasizes the importance of recognizing progress in areas beyond financial results and of aligning our goals, contributions and rewards with our business strategy	30%
The Committee evaluates progress in each of the following categories: (1) achievement of merger integration goals; (2) employee engagement and retention; (3) consumer experience; and (4) affordability.
				Target performance reflects:
				•	Strong progress on merger integration goals
				•	Significant progress towards operating expense synergies
				•	Continued industry leading medical cost trend
				•	Strong and improving employee engagement results and low employee turnover
				•	Continued strong and stable net promoter score

2019 Individual EIP Targets and Awards

EIP target levels and actual awards for the 2019 performance year for each of the NEOs are set forth in the table below. As part of the annual review of target total compensation, the Committee approved adjustments, based on updated market data for the compensation and general industry peer groups, to Mr. Palmer’s and Ms. Jones’s EIP target in December 2018 to maintain the competitive position of their target total direct compensation. In determining actual EIP awards, the Committee (and for Mr. Cordani, the Board of Directors upon the recommendation of the Committee) takes an integrated approach, assessing enterprise results together with each NEO’s individual contributions during 2019. Payouts under the 2019 EIP rewarded our NEOs for our strong performance in 2019, reflecting pay-for-performance alignment.

NEO	2019 EIP TARGET ($)	ACTUAL EIP PAYOUT ($)	PAYOUT AS A PERCENT OF TARGET (%)
David M. Cordani	3,000,000	3,600,000	120
Eric P. Palmer	850,000	1,275,000	150
Nicole S. Jones	750,000	937,500	125
Matthew G. Manders	1,000,000	1,200,000	120
Timothy C. Wentworth	2,625,000	3,018,750	115
48 Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

Mr. Cordani

In early 2020, the Committee, together with the independent Chairman of the Board, assessed the performance of Mr. Cordani in the context of the overall Company performance. This assessment included a review of the Company’s financial outcomes in 2019, as well as Mr. Cordani’s individual performance. Following this review, the Committee made recommendations to the Board relating to Mr. Cordani’s EIP award for 2019.

The Board considered these recommendations as part of its own independent review of Mr. Cordani’s performance. More specifically, the Board considered the following factors:

Enterprise Performance. Mr. Cordani led Cigna's strong performance in 2019 with growth in terms of revenues, earnings, and customer relationships. Specifically, 2019 results driven by focused execution across Cigna’s businesses included:

•	Strong financial performance, including consolidated adjusted income from operations of $6.5 billion, or $17.05 per share, representing per share growth of 20% over 2018. Consolidated adjusted revenue was $140.2 billion, and cash flow from operations of $9.5 billion (compared with $3.8 billion in 2018);
•	Continued customer growth, reflected by an organic increase of 184,000 medical customers and 2.7 million pharmacy customers over year-end 2018; and
•	Industry leading medical cost trend of approximately 4%, reflecting benefits from increased incentive alignment for our customers and clients, deeper collaborative relationships with providers and our differentiated specialty integration model, all of which contribute to positive health outcomes and better management of total medical costs.

Integration of Express Scripts. Throughout 2019, Mr. Cordani’s strategic leadership drove advancement of Cigna’s five integration priorities.

1.	Cigna kept its promises in the marketplace by ensuring our more than 170 million customer relationships around the world experienced ongoing high service quality throughout the year. Cigna’s 2019 net promoter scores remained strong.
2.	Cigna delivered medical and pharmacy cost savings for the benefit of customers and clients – by delivering the lowest medical trend in the industry for the seventh consecutive year, and aggregate pharmacy savings of $50 billion on prescription drugs.
3.	Key talent was retained, and overall retention rates remained higher than pre-combination levels, ensuring that Cigna has a robust pipeline of leadership talent and enabling the Company to continue to grow and innovate. Engagement rates, one-year following the closing of the transaction, are at a very strong level and above pre-transaction levels.
4.	Cigna made significant progress towards securing base operating expense synergies, including the previously disclosed organizational efficiency plan, which is an important step toward achieving these targets.
5.	Cigna kept its vision top of mind by accelerating marketplace innovations that improve affordability, predictability, and simplicity, including the Embarc Benefit Protection Program, Patient Assurance Program, and the digital health formulary.

Strategy Execution. Mr. Cordani also oversaw the achievement of a number of other initiatives to advance Cigna’s strategy, including:

•	Expansion of Medicare Advantage offerings in 80 counties across 17 states;
•	Successful integration of our OnePath business in New Zealand;
•	The pending sale of Cigna’s group disability and life business to New York Life; and
•	Strengthening of our partnership orientation, including through our new relationships with Prime Therapeutics, Oscar Health, and nib Group.

Regulatory Environment and Compliance. Mr. Cordani continues to represent Cigna and the health care industry in a number of forums in Washington, D.C. and across the country to reinforce the needs of the Company’s customers and clients. In 2019, this includes Mr. Cordani’s serving as the Chair of the Board of America’s Health Insurance Plans, and Chairman of the U.S. Chamber of Commerce’s U.S.-Korea Business Council. Mr. Cordani also oversaw Cigna’s compliance initiatives as we continued to drive a culture of integrity, including through an amended and restated Code of Ethics reflective of the Company’s mission and core values. Throughout the year, Cigna also continued to engage compliance resources across the organization and integrate Cigna’s and Express Scripts’ compliance practices.

Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement 49

COMPENSATION MATTERS

Based on these factors, and in particular given the Company’s 2019 financial performance, the positive momentum going into 2020 and Mr. Cordani’s continued focus on execution of the Company’s strategy, including through the successful integration with Express Scripts, the Board awarded Mr. Cordani an EIP payout for 2019 of $3,600,000, or 120% of his 2019 EIP target.

Other NEOs

For all other NEOs, Mr. Cordani made recommendations to the Committee regarding EIP awards based on his evaluation of each NEO’s performance and contributions to enterprise goals. The Committee considered Mr. Cordani’s recommendations when determining EIP awards. While not exhaustive, below are certain key factors the Committee considered when making award determinations.

Mr. Palmer. As Executive Vice President and Chief Financial Officer, Mr. Palmer led the partnership between the Company’s business teams and their financial counterparts and provided critical guidance and leadership in support of the Company’s development and assessment of strategic initiatives. Through this leadership, Mr. Palmer supported the delivery of strong financial results and effective capital management in 2019. In addition, he successfully led the divestiture review process of Cigna’s Group Life and Disability business, culminating in a definitive agreement for the pending sale of this business to New York Life. Finally, Mr. Palmer also played a key role in the integration of Cigna and Express Scripts throughout 2019. As a result of Mr. Palmer’s contributions in 2019, Mr. Palmer was awarded a 2019 EIP payment of $1,275,000, or 150% of his target.

Ms. Jones. As Executive Vice President and General Counsel, Ms. Jones continued to lead Cigna’s legal, compliance, and government affairs functions in 2019 and the partnership across these functions and between them and the Company’s businesses and other corporate functions. In addition, Ms. Jones assumed leadership of the Company’s communications function. During the past year, Ms. Jones played a critical role in advancing the Company’s policy goals globally. She effectively led the Company’s communications function and also supported the Company’s integration priorities related to our combination with Express Scripts from a legal and compliance perspective, including through the development and implementation of an amended and restated Code of Ethics for the integrated enterprise. As a result of Ms. Jones’ contributions in 2019, Ms. Jones was awarded a 2019 EIP payment of $937,500, or 125% of her target.

Mr. Manders. Mr. Manders serves as Cigna's President, Strategy and Solutions. In this capacity in 2019, he led the development and design of the integrated enterprise strategy and our new health services strategy and supported the development of the Company’s partnership with Oscar Health, the integration of Cigna and Express Scripts and the sale process of Cigna’s Group Life and Disability business. He also led the development and implementation of our data and analytics strategy, the expansion of our digital capabilities and the evolution of our market-leading medical management capabilities. As a result of Mr. Manders’ contributions in 2019, Mr. Manders was awarded a 2019 EIP payment of $1,200,000, or 120% of his target.

Mr. Wentworth. Through Mr. Wentworth’s leadership as Cigna’s President, Health Services, the Company entered into the transformative partnership with Prime Therapeutics and developed and delivered key first-to-market innovations including the Patient Assurance Program, the Embarc Benefit Protection Program, and our digital health formulary. In addition, Mr. Wentworth oversaw the implementation of Express Scripts’ PBM services for Cigna health plan clients, and the integration of the Accredo and Cigna specialty pharmacies, while delivering market-leading customer and client retention in our health services business. Mr. Wentworth also played a key leadership role in the effective integration of Cigna and Express Scripts. As a result of Mr. Wentworth’s contributions in 2019, Mr. Wentworth was awarded a 2019 EIP payment of $3,018,750, or 115% of his target.

Annual Incentive Plan Changes for 2020. For 2020, the areas of focus for the strategic priorities measure include (1) achievement of merger integration goals; (2) employee engagement and retention; (3) operating expense improvement; (4) customer net promoter score; and (5) affordability.

50 Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

Long-Term Incentives

Long-term incentives are
designed to reward sustained
financial success and strategic
accomplishments that benefit
Cigna and its shareholders
over the long-term.

LTI Overview

Long-term incentives are 100% equity-based and administered under the Cigna Long-Term Incentive Plan. Awards in 2019 were delivered through a mix of strategic performance shares, stock options and restricted stock to motivate superior enterprise results and to align the interests of the Company’s executive officers and its shareholders.

EQUITY VEHICLE	WEIGHTING	PURPOSE
Strategic Performance Shares	50%
SPS awards have a three-year performance period and are denominated in shares of Cigna common stock. At the end of the three-year performance period, the actual number of shares earned is based on Cigna’s performance against pre-established enterprise goals and the actual value of the award fluctuates with the trading price of Cigna’s stock.

Stock Options	25%
Realized option value depends upon stock price appreciation from the time the options are granted until they are exercised. Options generally vest in equal installments over three years, beginning on the first anniversary of the grant, and have a ten-year term.

Restricted Stock	25%	Restricted stock provides strong retention value as awards vest in equal installments over a three-year period, and the value of the award fluctuates with the trading price of Cigna’s stock.

2019 Individual LTI Targets and Awards

A NEO’s LTI target is set by the Committee (or in the case of Mr. Cordani, the Board upon the recommendation of the Committee) with reference to the compensation peer group and the general industry peer group market data for the officer’s role. Mr. Cordani’s LTI target is set as a range, and the target for each of the other NEOs is set as an absolute dollar value. The primary consideration in each case is the comparison to the 50th percentile LTI level of the relevant market data for both peer groups. As part of the annual review of target total compensation, the Committee and, with respect to Mr. Cordani, the Board approved an adjustment, based on updated market data for the compensation and general industry peer groups, to Mr. Cordani’s LTI target range and Mr. Palmer’s and Ms. Jones’s LTI target in December 2018 to maintain the competitive position of their respective target total direct compensation.

The Board expects that, for Mr. Cordani, LTI awards will fall within the target range, but the Board is not restricted to the range when determining Mr. Cordani’s LTI award. Mr. Cordani’s LTI award is based primarily on his individual contributions and enterprise performance, as well as an assessment of then-current market data. For the other executive officers, an executive could receive a grant between 0% and 150% of his or her individual target value. In determining awards for the other NEOs, the Committee primarily evaluates individual contributions, but also may take into consideration enterprise performance, succession planning needs and other factors as circumstances warrant. The annual LTI awards for 2019 were delivered 50% in SPS awards having a 2019–2021 performance period, 25% in stock options and 25% in restricted stock.

Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement 51

COMPENSATION MATTERS

The table below provides more detail about the annual LTI target values for 2019, grant values and percentages relative to LTI targets.

NEO	2019 LTI TARGET ($)	ACTUAL LTI GRANT VALUE ($)(1)		LTI AWARD AS A PERCENT OF TARGET (%)
David M. Cordani	11,000,000 to 15,000,000	13,500,000		Within target range
Eric P. Palmer	3,500,000	3,850,000		110%
Nicole S. Jones	2,500,000	2,750,000		110%
Matthew G. Manders	3,900,000	3,900,000		100%
Timothy C. Wentworth	6,000,000	6,000,000	(2)	100%(2)
(1)	The LTI Grant Value referenced in the table differs from the sum of the Stock Award and Option Award grant date fair values referenced in the Summary Compensation Table. This is largely due to the timing and determination of the grant date fair value of SPS awards under ASC Topic 718. Under ASC Topic 718, SPS grant date fair values reflect a probable achievement level of the TSR performance condition as of grant date; however this probable achievement level is not determined until after the Committee has determined the dollar amount of the LTI grant. Thus, an SPS award’s grant date fair value for accounting purposes may be higher or lower than the dollar amount of the LTI grant approved by the Committee if the TSR probable achievement level is above or below target, respectively. For more information on the TSR performance condition, please see the “Stock Awards” footnote for the Summary Compensation Table.
(2)	In addition, in accordance with his retention agreement, Mr. Wentworth was granted an equity award in February 2019 consisting of a restricted stock award with a grant value of $6,000,000 vesting in three equal annual installments on each of the first three anniversaries of the grant date, and performance-based SPS awards valued at $3,000,000 each, one for the 2017–2019 performance period and one for the 2018–2020 performance period. See also footnote (1) above. For additional information, see “Employment Arrangements and Post-Termination Payments – Retention Arrangements.”
52 Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

Strategic Performance Share Program

Our SPS program is designed to reward sustained long-term financial discipline and strategic accomplishments that benefit Cigna and its shareholders over the long-term.

Grants

At the time of grant, a total LTI dollar value is approved for each NEO. The SPS portion of the award (50% of the total LTI value) is converted into a specific number of SPSs on the grant date based on Cigna’s stock price on that date.

Vesting

SPSs vest in the first quarter of the year following the end of the three-year performance period.

Payout Determination

The Committee determines a performance factor of 0% to 200% based on Company achievement of two pre-established measures during the performance period, and that factor is multiplied by each SPS award to determine the number of shares to be paid in respect of vested awards.

Measure: Adjusted income from operations

Weighting: 50%

Alignment with Business Strategy: Reinforces the importance of sustained profitable growth across the enterprise

Threshold Performance: Performance that would result in funding of less than 35% of target yields no payment for this measure

Measure: Relative TSR, compounded over the three-year performance period

Weighting: 50%

Alignment with Business Strategy: Rewards NEOs for stock performance relative to Cigna’s peer group at the time of the award

Comparator Group: The SPS performance peer group

Final Payout

SPS awards are ultimately settled in Cigna stock, so the actual value of the awards is based on the number of shares earned and Cigna’s stock price at the time of payment.

The SPS program is designed to reward performance results against stretch targets. Each year, the Committee approves the performance measures for the SPS performance period and sets the goals with the expectation that performance resulting in a number of shares paid between 80% and 120% of target would be challenging and not certain, while performance resulting in a number of shares paid over 120% of target would be difficult, but not unattainable. The Committee believes that the SPS performance measures are effective in rewarding the Company’s long-term success and value created for shareholders.

SPS awards with a performance period that began prior to 2019 included adjusted income from operations for Cigna’s three business segments that were in place prior to the Express Scripts merger as a performance measure. In light of the combination, the Committee approved changes to the adjusted income from operations performance targets for the 2017–2019 and 2018–2020 performance periods. Pursuant to these changes, adjusted income from operations for these performance periods is measured on a consolidated basis and the targets were increased based on the Committee’s consideration of factors such as projected earnings for the combined company, projected deal-related synergies and deal-related interest expenses.

For performance periods beginning in 2019, adjusted income from operations is measured on a consolidated, per share basis. The per share measure is included as a performance measure because it is one of the principal measures used by investors to assess our financial performance, and it is a key component of our guidance to investors. In addition, this change eliminates the duplication of measures between the EIP and SPS programs.

Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement 53

COMPENSATION MATTERS

The SPS programs outstanding as of the end of 2019 are described below.

PERFORMANCE PERIOD	PERFORMANCE MEASURES	PAYMENT DATE (IF EARNED)	SPS PERFORMANCE PEER GROUP(1)
2017–2019	Adjusted income from operations (50%) Relative TSR (50%)	2020	Aflac Incorporated, Anthem, Inc., Centene Corporation, The Hartford Financial Services Group, Inc., Humana, Inc., Manulife Corporation, MetLife, Inc., UnitedHealth Group Incorporated and Unum Group(2)
2018–2020	Adjusted income from operations (50%) Relative TSR (50%)	2021
Aflac Incorporated, Anthem, Inc., Centene Corporation, The Hartford Financial Services Group, Inc., Humana, Inc., Manulife Corporation, Prudential Financial, Inc., UnitedHealth Group Incorporated and Unum Group(2)

2019–2021	Adjusted income from operations, per share (50%) Relative TSR (50%)	2022
AmerisourceBergen Corporation, Anthem, Inc., Cardinal Health, Inc., Centene Corporation, CVS Health Corporation, Humana, Inc., McKesson Corporation, UnitedHealth Group Incorporated,
and Walgreens Boots Alliance, Inc.

(1)	In the event the number of companies in the peer group falls below ten during the three-year performance period, the Company’s TSR will be ranked against the remaining companies. Beginning with the 2019-2021 performance period, the SPS performance peer group is the same as the compensation peer group.
(2)	Aetna, Inc. was removed following its merger with CVS Health Corporation in 2018.

2017–2019 SPS Program

The performance goals for the 2017–2019 SPSs are presented in the table below, along with actual results for the three-year performance period.

MEASURE	WEIGHTING	TARGET PERFORMANCE GOALS (DOLLARS IN MILLIONS)	ACTUAL RESULT (DOLLARS IN MILLIONS)
Adjusted income from operations	50%	Cumulative adjusted income from operations of $11,123 to $12,294; target based upon a compound annual growth rate of 35.3%–39.9% over 2016 performance	$13,039 (145.5% of target)
Relative TSR	50%	50th Percentile	44th percentile (based on three-year annual compounded TSR of 15.3%) (82% of target)

Based on the results in the table above, in February 2020, the Committee approved a payout of the 2017–2019 SPSs at 113.7% of target. The calculations utilized to determine the payout were reviewed for accuracy by PricewaterhouseCoopers LLP. Shares issued to the NEOs upon payout of the 2017–2019 SPSs are reflected in the Outstanding Equity Awards at Year-End 2019 table and on Form 4s filed with the SEC on March 2, 2020.

2016–2018 SPS Program

The shares earned under the 2016–2018 SPS program were measured using performance through December 31, 2018 and were delivered in February 2019. The total share value realized by each NEO on the payment date is reflected in the Option Exercises and Stock Vested Table. The performance measures, targets, results and payout for the 2016–2018 SPS program are discussed in greater detail in our definitive proxy statement for our 2019 annual meeting of shareholders, filed with the SEC on March 15, 2019.

LTI Changes for 2020. The Committee has approved a modification to the calculation of the relative TSR measure to move from interpolation strictly based on the TSR percentile rank to a method that measures relative TSR by calculating four levels of achievement, at each of the 25th, 50th, 75th and 85th percentiles, and then using straight line interpolation based on Company performance (rather than rank) within the relevant level of achievement to determine payout for the measure. Given the relatively small size of the SPS performance peer group, the Committee recognized that, in using the traditional method, underperformance or outperformance of a peer company by a small amount could result in a large difference in the payout. Target performance of the 50th percentile will continue to result in a payout of 100% for this measure.

54 Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

Retirement and Deferred Compensation

401(k) Retirement Plans and Supplemental 401(k) Plan

All U.S. full-time employees are eligible to participate in one of the Company’s tax-qualified 401(k) plans. Each 401(k) plan provides for employee contributions as well as Company matching contributions, on the same terms as similarly situated employees within the applicable plan.

Certain employees are eligible for the Cigna Supplemental 401(k) Plan. In 2019, U.S.-based NEOs that served as executive officers of Cigna prior to the Express Scripts merger, were eligible to participate. Beginning in 2020, all U.S.-based NEOs will be eligible. The Supplemental 401(k) Plan is a non-qualified deferred compensation plan that provides an annual credit to employees equal to 1.5% of employee earnings that cannot be treated as eligible earnings under the regular 401(k) Plan due to Internal Revenue Code limits and cannot be the basis for employee or Company matching contributions under the regular 401(k) Plan. Earnings eligible for the credit are salary and bonus amounts that exceed the IRS annual limit on eligible earnings ($280,000 in 2019) or that an employee defers under the Cigna Deferred Compensation Plan. Credits accumulate with hypothetical interest equal to the rate of return under the 401(k) Plan’s Fixed Income Fund (3.0% as of January 1, 2019 and January 1, 2020). The account will vest under the same rules that apply to the regular 401(k) Plan. The account balance will be paid after termination of employment in accordance with the plan.

Nonqualified Deferred Compensation Plans

Cigna provides the NEOs and certain other employees with the opportunity to defer base salary and annual incentive awards.

Cigna Deferred Compensation Plan. Cigna does not make any contributions to this plan on behalf of employees. This plan provides eligible employees an opportunity to postpone both the receipt of compensation and the income tax on that compensation – typically until after termination of employment with Cigna. Participants elect when to receive payment and can choose either a single lump sum or annual installments. For amounts deferred before 2005, participants can request an accelerated payment of all or part of their account balance subject to a 10% penalty. Otherwise, early withdrawals are permitted only in the case of the participant’s financial hardship.

Express Scripts, Inc. Executive Deferred Compensation Plan of 2005 (EDCP). In October 2019, the Committee froze future deferrals into the EDCP. Prior to such action, eligible executives could elect to defer up to 50% of their annual base salary and up to 100% of their annual performance-based cash bonus award. Prior to the merger, Express Scripts historically made contributions to senior executives’ EDCP account in an amount equal to 6% of such senior executive’s annual cash compensation, with the contributions subject to three-year cliff vesting. When an executive becomes eligible for retirement under the EDCP (minimum age of 55 and a combined age plus years of service with the company of 65), or upon termination due to death or disability (as defined in the EDCP plan), all company-provided EDCP contributions vest in full. Upon termination for any reason other than death, disability or retirement, all unvested company-provided EDCP contributions are forfeited. Withdrawals and distributions of vested amounts are made either upon termination or at a fixed time in a lump sum payment or pursuant to a previously specified fixed schedule.

Additional information about deferred compensation can be found in the Nonqualified Deferred Compensation Table and accompanying narrative.

Defined Benefit Pension Plans

The Cigna Pension Plan and the Cigna Supplemental Pension Plan were frozen on July 1, 2009. Benefits earned under these plans have been determined based on eligible earnings through July 1, 2009. The freeze did not affect benefits earned before July 1, 2009. The Company’s NEOs hired before July 1, 2009 have vested benefits in the Pension Plan and the Supplemental Pension Plan.

Additional information about pension benefits can be found in the Pension Benefits Table and accompanying narrative.

Limited Perquisites and Other Benefits

Cigna’s executive compensation program provides limited perquisites to executive officers, offered primarily to attract and retain key talent or to provide for an executive officer’s safety and security. Perquisites generally have included an annual allowance under our executive financial services program (as described below), payments for residential security system monitoring and maintenance and relocation benefits when a move is required. Executive officers working outside of the United States also may be provided with benefits that are customary in the country in which they are based. In addition, Mr. Cordani is expected to use the corporate aircraft for business and personal travel to increase his time available for business purposes and as a means to better ensure his safety and security. Mr. Cordani is fully responsible for any personal income tax liability associated with his personal use of the corporate aircraft.

Cigna’s executive financial services program offers executive officers other than the CEO an annual allowance of up to $6,500 for the costs of financial or estate planning (including associated legal services) and tax return preparation. Mr. Cordani is reimbursed for all such expenses incurred. Cigna also provides $1 million of

Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement 55

COMPENSATION MATTERS

personal umbrella liability insurance coverage for executive officers, who may purchase additional coverage at the group rate.

The NEOs also are eligible to receive all of the benefits offered to Cigna employees generally, including medical and other health and welfare benefits as well as voluntary benefits.

Actions Impacting 2020 Compensation

Effective February 2020, Ms. Jones has assumed an expanded enterprise role with formal oversight and leadership of the Communications function. She will also continue to serve as the head of Cigna Legal as well as our regulatory, compliance and government affairs functions. Ms. Jones led the Communications function on an interim basis since June 2019. In recognition of her expanded responsibilities, the Committee approved an increase of Ms. Jones’s LTI target to $2,800,000.

EMPLOYMENT ARRANGEMENTS AND POST-TERMINATION PAYMENTS

Employment Arrangements

We typically do not enter into individual employment contracts with our executive officers. Consistent with our approach of rewarding performance, employment is not guaranteed, and either Cigna or the executive officer may terminate the relationship at any time. An executive officer receives an offer letter upon his or her hire or promotion that describes initial compensation terms, such as base salary, any sign-on or other cash bonus or equity awards, any relocation assistance and target opportunities for annual cash incentive and long-term equity incentive compensation.

Retention Arrangements

Timothy C. Wentworth. To support the business integration and ongoing leadership of Express Scripts, we entered into a retention agreement with Mr. Wentworth, who was the President and CEO of Express Scripts. The retention agreement sets forth certain terms of his employment, as well as specific compensation and benefits he is entitled to receive during the three-year retention period following the closing of the Express Scripts merger. In exchange, Mr. Wentworth agreed to non-solicitation of customers and employees and non-competition covenants for 24 months after his termination of employment for any reason, and perpetual confidentiality and non-disparagement covenants.

Mr. Wentworth has an annual base salary of $1,500,000, a target annual incentive award opportunity of $2,625,000 (and a maximum potential award opportunity of 200% of such target opportunity), and an annual target long-term incentive award opportunity of $6,000,000. These amounts were determined by the Committee to be appropriate based on the compensation Mr. Wentworth earned at Express Scripts as its President and CEO. If Mr. Wentworth is terminated without cause or terminates for good reason during the retention period, he is entitled to receive a pro-rata bonus payment and a payment in respect of continuation of benefits for thirty-six months.

Under the agreement, Mr. Wentworth was credited with a deferred compensation account balance of $8,250,000, which vests in equal monthly installments over the three-year period following the closing of the merger, subject to Mr. Wentworth’s continued employment through each monthly vesting date, or upon an earlier termination of employment without cause, for good reason, or due to death or disability. The deferred compensation account balance is, to the extent vested, payable in 24 equal monthly installments upon Mr. Wentworth’s termination of employment, subject (other than in the event of his death) to his execution of a general release of claims in favor of Cigna and its affiliates and compliance with the restrictive covenants described above.

In addition, in accordance with his retention agreement, Mr. Wentworth was granted an equity award in February 2019 consisting of a restricted stock award of $6,000,000 vesting in three equal annual installments on each of the first three anniversaries of the grant date, and two performance-based SPS awards of $3,000,000 each, one for the 2017–2019 performance period and one for the 2018–2020 performance period. The retention agreement generally does not affect Mr. Wentworth’s existing rights with respect to Express Scripts equity awards that were exchanged for Cigna awards in connection with the merger, except that the definition of “constructive termination” applicable to such awards was modified to match the definition of “good reason” in the retention agreement.

Under the terms of the agreement, Mr. Wentworth is entitled to receive a tax reimbursement for any excise tax imposed on his payments and benefits made to him as a result of the Express Scripts merger in an amount sufficient to put him in the same after-tax position that he would have been in had the excise tax not applied. No tax reimbursements have been paid to Mr. Wentworth.

Separation Arrangements

Outside of the retention agreements described above, the Committee generally has discretion to determine, on a case-by-case basis, whether to make any post-termination payments to an executive officer. In the past, the Committee has approved varying amounts of severance pay for departing executive officers in exchange for certain obligations, including, for example, a general release of all claims or an extended non-competition and non-solicitation period. In approving a severance arrangement, the Committee exercises its business judgment based on individual circumstances, including, but not limited to, the executive officer’s term of employment, past

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COMPENSATION MATTERS

accomplishments, reasons for termination, opportunities for future employment, and total unvested annual or long-term incentive compensation.

Terms of Ms. Bacus’s Agreement and Release

Ms. Bacus retired from the Company effective July 26, 2019. The Committee had set Ms. Bacus’s base salary for 2019 at $530,000, her 2019 EIP target at $490,000 and her 2019 LTI target at $800,000. In February 2019, the Committee awarded Ms. Bacus an LTI award with a grant value of $760,000, 95% of her target as part of the Company’s annual LTI grant practice.

In June 2019, the Company and Ms. Bacus executed an Agreement and Release (the “A&R”) in connection with her retirement. The A&R includes customary confidentiality, non-solicitation, non-competition, non-disparagement and release provisions. Ms. Bacus’s retirement constituted a termination upon a change of control under the Cigna Executive Severance Benefits Plan. Ms. Bacus’s A&R provided for the following benefits: (1) a cash payment of $1,590,000 in the seventh calendar month after the retirement date (Basic Severance Pay under the Executive Severance Benefits Plan); (2) a cash payment of $1,680,000 in the seventh calendar month after the retirement date (Supplemental Severance Pay under the Executive Severance Benefits Plan); and (3) a cash payment of $200,000 as consideration for entering into the A&R. The A&R also provided that Ms. Bacus’s basic life insurance coverage would continue for one year following her retirement and that the Company would provide reasonable outplacement services for six months. In addition, the agreement confirmed that, pursuant to the LTIP and the terms of the original grants, upon her retirement date, any unvested stock options, restricted stock or SPS awards that were granted prior to December 21, 2018, the closing date of the combination with Express Scripts, vested in full. Awards granted after December 21, 2018 were forfeited. The 2017–2019 and 2018–2020 SPSs will pay out at 121%, the average of the vesting percentages established by the Committee for the most recent two SPS payouts. The SPS awards will be paid out at the time that the Committee approves the payout of the 2017–2019 and 2018–2020 SPSs for other executive officers. Stock options awarded under the LTIP expired the earlier of (1) 90 days following Ms. Bacus’s retirement and (2) the original expiration date. In total, the estimated aggregate value of these benefits in cash and stock is approximately $4.4 million, based on a stock price of $167.30 per share, the closing price of Cigna’s common stock on July 26, 2019.

Other Post-Termination Arrangements

Under the LTIP, if, absent a change of control, an executive officer’s employment terminates prior to the vesting of a stock option, restricted stock, restricted stock units or SPS award, the award is generally forfeited, subject to specific exceptions for disability, death or retirement (as defined in the plan). Upon an executive officer’s disability, death or retirement, stock options, restricted stock, restricted stock units (RSUs) and SPS awards may vest, depending on the nature of the award, the termination event, and the terms of the grant agreements. Outstanding equity awards granted to Mr. Wentworth prior to the Express Scripts merger continue to be subject to the terms and conditions in place at the time of the award. Those award agreements provide that, upon his involuntary termination not for cause, unvested stock options and restricted stock unit awards would vest in full; upon his retirement, a prorated amount of unvested stock options or restricted stock unit awards would vest, prorated for the portion of the vesting period during which he has been employed by Cigna and/or Express Scripts past age 55, divided by 60; upon death, unvested stock options would vest in full and a prorated amount of restricted stock units would vest. For a full explanation of how equity awards are treated in the event of his disability, death or retirement, please see “Executive Compensation Tables – Potential Payments Upon Termination or Change of Control.”

Change of Control Arrangements

Cigna’s change of control
arrangements incent
executive officers
to act in shareholders’ best interests
when evaluating and integrating
business combinations.

The Cigna Executive Severance Benefits Plan applies to executive officers in the event of a qualified separation of service of the executive officer. A mere change of control itself (i.e., a “single trigger”) does not trigger benefits. The intent of the plan is to encourage executives to continue to act in shareholders’ best interests in evaluating potential transactions and ensure management talent will be available to assist with the transaction and business integration.

Under the Cigna Executive Severance Benefits Plan and Cigna Long-Term Incentive Plan, an executive officer will be eligible for benefits if his or her employment is terminated upon or during the two-year period following a change of control (i.e., a “double trigger”) if such termination is:

•	initiated by the Company other than “for cause” as defined in the applicable plan; or
•	initiated by the executive officer after determining, in his or her reasonable judgment, that there has been a material reduction in authority, duties or
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COMPENSATION MATTERS

responsibilities, any reduction in compensation or any changes in the executive’s principal office location of more than 35 miles from the location on the date of a change of control. Under the Executive Severance Benefits Plan, the executive must deliver notice to the Company within 30 days after such reduction or change and at least 30 days before separation, after which the Company has 30 days to remedy the circumstances before a separation upon a change of control is deemed to have occurred.

Benefits in a double-trigger situation include the following:

•	A lump sum cash severance payment equal to 156 weeks (approximately three years) of base salary plus three times the higher of (1) the most recent annual incentive paid and (2) the target annual incentive. The intent of the formula for the annual incentive amount is to reward the executive officer for his or her level of expected performance prior to the change of control.
•	Full vesting of all unvested stock options, restricted stock and RSUs. As a result, if an executive is involuntarily terminated without cause or resigns for good reason after a change of control, the executive is able to realize the shareholder value to which he or she contributed while employed at the Company.
•	Full vesting of all unvested SPS awards with the calculation of such vesting made at the highest of: (1) the target vesting percentage; (2) the vesting percentage for the most recent payout of SPS awards (i.e., the prior cycle); and (3) the average of the vesting percentage established by the Committee for the most recent two SPS payouts. The intent of this formula is to provide executive officers with a reasonable estimate of the potential payouts and to avoid placing executive officers at a disadvantage as a result of a change of control.
•	At the Company’s expense, twelve months of basic life insurance plan coverage and six months of reasonable outplacement services following a change of control.

If any portion of the change of control benefits paid to an executive officer would be subject to a change of control excise tax, then either (1) the executive will receive the full amount of the benefits and be responsible for paying any resulting excise tax or (2) the change of control benefits will be reduced by such an amount as to avoid the excise tax entirely, whichever alternative provides the executive with the greater amount of after-tax benefits.

Mr. Wentworth does not participate in the Cigna Executive Severance Benefits Plan during the term of his retention period. Rather, any severance benefits would be determined according to his retention agreement. Equity awards granted by Cigna, including the equity awards granted pursuant to Mr. Wentworth’s retention agreement, are governed by the terms of the grant agreement and the Cigna LTIP.

For more information, see “Executive Compensation Tables – Potential Payments upon Termination or Change of Control.”

OTHER PRACTICES

Executive officers are
required to meaningfully own
Company stock, cannot
hedge and are
restricted in their ability to
pledge Cigna securities.

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Stock Ownership Guidelines and Share Retention Requirements

We believe that the ownership of meaningful levels of Cigna stock by our executive officers is a critical factor in aligning the long-term interests of management and our shareholders. To promote this goal, we have adopted stock ownership guidelines that apply to all of our executive officers, including our NEOs. As of December 31, 2019, all of our NEOs who served as executive officers at the end of 2019 are in compliance with the stock ownership guidelines and met or exceeded their ownership requirements. The chart below shows the stock ownership requirements and actual value of holdings as a multiple of base salary as of December 31, 2019 for the CEO, the President, Health Services and the average of the other NEOs serving as executive officers at the end of 2019.

FEATURES OF OUR STOCK OWNERSHIP GUIDELINES
•
Wholly owned shares, restricted stock, restricted stock units, stock equivalents, and shares owned through benefit plans (such as investments in the Cigna stock fund of the Cigna 401(k) Plan or the deferred compensation plans) are counted toward meeting the guidelines. SPSs and stock options do not count toward meeting the ownership guidelines.

•
Executive officers have five years from date of hire, promotion or any other event that changes their multiple of base salary to meet their applicable ownership requirement. Prior to meeting their stock ownership requirement, executives may only engage in transactions that increase their holdings. Once an executive attains his or her required holding level, the executive must maintain the requirement on a continuous basis, even if the requirement is met before the end of the five-year period.

SHARE RETENTION REQUIREMENTS ENCOURAGE A LONG-TERM OWNERSHIP PHILOSOPHY
•	Once ownership requirements are met,
	o	executive officers may not sell more than 50% of the shares held above their applicable guideline in any single open trading period; and
o
executive officers must retain, for at least one year, a minimum of 50% of the shares acquired upon exercise of any stock options and 50% of the shares acquired upon vesting of restricted stock or restricted stock unit grants, net of shares withheld or sold for taxes or payment of exercise prices, fees and expenses.

OTHER PRACTICES REGARDING TRANSACTIONS IN CIGNA STOCK
•	Executive officers may only transact in Cigna securities during approved open trading periods after satisfying pre-clearance requirements or pursuant to Rule 10b5-1 trading plans.
•	CEO approval is required for all transactions in Cigna stock by executive officers.
•	General Counsel approval is required for all transactions in Cigna stock by the CEO.
Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement 59

COMPENSATION MATTERS

Hedging and Pledging Restrictions

Our insider trading policy prohibits our directors, executive officers and all employees from engaging in hedging or speculative transactions. Prohibited transactions include, but are not limited to, trading in put or call options, short sales, zero cost collars and forward sale contracts.

The Committee has adopted a policy that prohibits directors and Section 16 officers from pledging Cigna stock as loan collateral or holding Cigna stock in a margin account. Cigna’s Office of the Corporate Secretary, in consultation with the Chair of the Board and the Chief Executive Officer, may grant exceptions to this prohibition only with respect to shares held above the stock ownership guidelines. Exceptions may be granted upon a determination that the pledge is reasonable in amount and scope and structured to minimize risks associated with pledging. This determination will be based on the following considerations, among others:

•	the amount of the pledge as compared to Cigna’s total stock outstanding, market value or trading volume;
•	the amount of the pledge as compared to the total value of Cigna stock held by the individual above the applicable stock ownership guideline;
•	the individual’s ability to repay loans secured by Cigna stock or substitute other assets as collateral; and
•	the terms of the pledging documentation.

In 2019, none of our directors, NEOs or other Section 16 officers received an exception from our policy prohibiting pledging.

Disgorgement of Awards (Clawback) Policy

The Board of Directors has the authority to recoup compensation paid to executive officers in the event of a restatement of financial results, beyond the mandates of Sarbanes-Oxley. In addition, Cigna will review its policy and, if necessary, amend it to comply with any new clawback mandates under applicable law.

The Board will, in all appropriate cases and to the full extent permitted by law, require reimbursement of any bonus or other cash incentive compensation awarded to an executive officer and/or cancel unvested restricted or deferred stock awards previously granted to the executive officer if:

•	the amount of the bonus or incentive compensation was calculated based upon the achievement of certain financial results that were later the subject of a restatement;
•	the executive engaged in intentional misconduct that caused or partially caused the need for the restatement; and
•	the amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded.

In addition, Cigna’s stock option, restricted stock, RSU and SPS awards include a clawback provision. The provision applies to any NEO, who:

•	is terminated by Cigna due to misconduct;
•	engages in behavior that would be considered grounds for termination due to misconduct;
•	competes with Cigna within two years following any termination;
•	solicits a Cigna employee or customer within two years following any termination;
•	discloses Cigna confidential information improperly; or
•	fails to assist Cigna in the handling of investigations, litigation or agency matters with respect to which the employee has relevant information.

If a NEO engages in any of the above “violation events,” any gains realized from the exercise of options over the two years before termination and thereafter and the value of any restricted stock, RSU or SPS vesting over the year before termination are required to be paid back to Cigna. These provisions are designed to discourage employees from engaging in activities that can cause Cigna competitive or reputational harm.

Awards granted to senior executives under Express Scripts’ long-term incentive plans are subject to recovery in the event of a restatement of financial results, regardless of whether misconduct was the cause of the restatement.

Risk Oversight

As part of its responsibilities, the Committee considers whether Cigna’s compensation programs and policies encourage unnecessary or excessive risk-taking behavior. At the request of the Committee, on an annual basis, the Chief Risk Officer conducts a comprehensive review of executive and employee incentive compensation programs to determine whether incentive compensation plans are likely to promote risk-taking behavior that could have a material adverse effect on the Company. The findings of this review are presented to, and discussed by, the Committee in February of each year. The review analyzes:

•	compensation governance processes, including general design philosophy and risk considerations in structuring compensation and incentive plans;
•	situations where compensation programs may have the potential to raise material risks to the Company;
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COMPENSATION MATTERS

•	internal controls that mitigate the risk of incentive compensation having an unintended negative impact; and
•	plan design features that further mitigate compensation risk, including clawback arrangements, holding periods, earnings thresholds, payment structures and plan caps.

After conducting the review and assessing potential risks, the Committee determined that the Company’s incentive programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

Tax and Accounting Treatment

Section 162(m)(6) of the Internal Revenue Code pertains to the deductibility of compensation paid by health insurers, including Cigna. Under Section 162(m)(6) of the Internal Revenue Code, any per person compensation in excess of $500,000 paid to any employee or, generally, any individual service provider, will not be deductible by Cigna. The tax deduction limitation applies whether or not compensation is performance-based or is provided pursuant to a shareholder-approved plan.

The tax deduction limitation under Section 162(m)(6) results in the loss of some tax benefits related to employee compensation in excess of the $500,000 per person deduction limit. While the Committee considers the impact of Section 162(m)(6), it believes that shareholder interests are best served by not restricting the Committee’s discretion and flexibility in crafting the executive compensation program, even if non-deductible compensation expenses could result.

Separately, the Committee also considers the accounting consequences of its compensation decisions.

Report of the People Resources Committee

The People Resources Committee of the Board of Directors reviewed and discussed with Cigna’s management the Compensation Discussion and Analysis. Based on this review and discussion, the People Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC. The Board accepted the Committee’s recommendation.

People Resources Committee:

Eric C. Wiseman, Chair
Kathleen M. Mazzarella
Mark B. McClellan, MD, PhD

Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement 61

COMPENSATION MATTERS

Executive Compensation Tables

2019 SUMMARY COMPENSATION TABLE

This table includes information regarding compensation for each of the NEOs. Other tables in this Proxy Statement provide more detail about specific types of compensation with respect to 2019.

NAME AND PRINCIPAL POSITION (a)	YEAR (b)	SALARY ($) (c)	BONUS ($) (d)	STOCK AWARDS ($) (e)	OPTION AWARDS ($) (f)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($) (g)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($) (h)	ALL OTHER COMPENSATION ($) (i)	TOTAL ($) (j)
David M. Cordani President and Chief Executive Officer	2019	1,500,000	—	10,395,183	3,375,047	3,600,000	204,732	228,070	19,303,032
	2018	1,476,923	—	6,690,036	6,000,022	4,500,000	†	277,064	18,944,045
	2017	1,284,615	—	6,513,698	5,520,020	4,000,000	48,222	229,237	17,595,792
Eric P. Palmer Executive Vice President, Chief Financial Officer	2019	850,000	—	2,964,538	962,547	1,275,000	42,279	45,900	6,140,264
	2018	701,981	—	1,254,478	1,125,044	1,650,000	†	38,905	4,770,408
	2017	594,769	—	1,161,994	281,581	975,000	12,950	33,624	3,059,918
Nicole S. Jones Executive Vice President, General Counsel	2019	750,000	—	2,117,608	687,511	937,500	21,781	50,063	4,564,463
	2018	633,231	—	1,036,413	929,557	1,360,000	†	50,154	4,009,355
	2017	601,810	—	966,654	819,103	1,054,000	5,777	23,595	3,470,939
Matthew G. Manders President, Strategy and Solutions	2019	850,000	—	3,003,332	975,027	1,200,000	147,776	23,713	6,199,848
	2018	98,077	—	2,432,548	—	170,821	†	12,768	2,714,214
	2017	634,615	—	1,534,012	1,300,012	900,000	495,465	34,316	4,898,420
Timothy C. Wentworth President, Health Services	2019	1,500,000	—	17,505,590	1,500,033	3,018,750	3,005	16,954	23,544,332
	2018	57,692	—	—	—	—	—	8,817,654	8,875,346
Lisa R. Bacus(1) Former Executive Vice President, Chief Marketing Officer	2019	301,154	—	585,337	190,013	—	—	3,534,841	4,611,345
(1)	Ms. Bacus retired effective July 26, 2019. In June 2019, she and the Company entered into an Agreement and Release (the “A&R”). Ms. Bacus’s A&R is described in the CD&A in the section titled “Employment Arrangements and Post-Termination Payments – Separation Arrangements.”

Stock Awards (Column (e))

Amounts in this column represent the grant date fair value of stock awards computed in accordance with ASC Topic 718 as described in Note 17 to Cigna’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and, for SPSs, are based upon the probable outcome of the performance conditions. All awards were made under the LTIP. For Mr. Wentworth, also includes equity awards granted in February 2019 as provided for under his retention agreement.

The SPSs are subject to performance conditions. The grant date fair value of SPS awards granted in 2019 reflects the probable achievement level of the TSR performance condition as of the grant date for the assumed award value of SPS awards as shown in the CD&A. TSR performance comprises 50% of the weighting of the SPS performance measures. This forecasted performance condition creates an accounting grant date fair value that differs from the assumed award value granted to each NEO, as reflected in the CD&A. The remaining 50% of SPS weighting, subject to adjusted income from operations per share performance, has an accounting fair value that is equivalent to the assumed award value granted to each NEO.

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COMPENSATION MATTERS

The amount reported in column (e) is consistent with the estimate of aggregate compensation cost recognized over the service period determined as of the grant date under ASC Topic 718, excluding the effect of estimated forfeitures, as follows:

	VALUE OF RESTRICTED STOCK GRANTED IN 2019	VALUE OF SPSs GRANTED IN 2019
NAME	GRANT DATE FAIR VALUE ($)	GRANT DATE FAIR VALUE ($)	AT HIGHEST PERFORMANCE ACHIEVEMENT* ($)
David M. Cordani	3,375,121	7,020,062	10,395,093
Eric P. Palmer	962,512	2,002,026	2,964,538
Nicole S. Jones	687,535	1,430,073	2,117,608
Matthew G. Manders	975,170	2,028,162	3,003,240
Timothy C. Wentworth	7,500,185	10,005,405	14,505,590
Lisa R. Bacus	190,044	395,292	585,337
*	The value at the highest performance achievement reflects adjusted income from operations at 200% of target and projected achievement of total shareholder return relative to Cigna’s SPS performance peer group based on accounting assumptions.

Option Awards (Column (f))

Represents the grant date fair value of option awards made under the LTIP computed in accordance with ASC Topic 718 applying the same model and assumptions as Cigna applies for financial statement reporting purposes, as described in Note 17 to Cigna’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (disregarding any estimates for forfeitures).

Non-Equity Incentive Plan Compensation (Column (g))

This column reflects performance-based compensation awarded under the EIP.

Change in Pension Value and Nonqualified Deferred Compensation Earnings (Column (h))

This column includes the aggregate change in the actuarial present value of accumulated benefits under the pension plans, which value increases and decreases from period to period and is subject to the assumptions discussed in connection with the Pension Benefits Table. Information regarding accumulated benefits under the pension plans is also discussed in the narrative to the Pension Benefits Table. The amounts in this column do not include deferred compensation because we do not provide above market earnings to our executive officers. The “†” symbol in the table represents a negative change in pension value.

All Other Compensation (Column (i))

This column includes:

•	Cigna’s matching contributions to the NEOs’ accounts under its 401(k) and supplemental 401(k) plans in the following amounts: Mr. Cordani — $98,400; Mr. Palmer — $45,900; Ms. Jones — $40,050; Mr. Manders — $23,713; Mr. Wentworth — $16,800; and Ms. Bacus — $21,317;
•	Dividends paid in 2019 on the vesting of restricted stock units of $154 for Mr. Wentworth;
•	Payment of $3,470,000 to Ms. Bacus pursuant to her A&R;
•	As permitted by SEC rules, we have included the perquisites and other personal benefits that we provided to certain named executive officers in 2019 where the aggregate amount of such compensation exceeds $10,000. 2019 perquisites valued at incremental cost (the cost incurred by Cigna due to the NEO’s personal use or benefit) are as follows:
○	For Mr. Cordani, perquisites included the use of the corporate aircraft for personal travel ($66,802), costs for security system monitoring and maintenance ($27,658), fees for financial planning, tax preparation and legal services related to tax and estate planning ($34,636) and costs for personal umbrella liability coverage. The incremental cost for the use of the corporate aircraft is determined by dividing the annual variable costs by the total number of flight hours
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COMPENSATION MATTERS

and multiplying the result by the number of personal flight hours during the year. Variable costs include fuel, crew travel, trip-related maintenance, landing fees and hangar costs and other similar costs. Fixed costs that do not change based on usage are excluded from the incremental cost calculation.

○	For Ms. Jones, perquisites included fees paid for financial planning, tax preparation, legal services related to tax and estate planning, costs for security system monitoring and maintenance and costs for personal umbrella liability coverage.

PAY RATIO

The ratio of our CEO’s total annual compensation to our median employee’s total annual compensation (the CEO Pay Ratio) is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For our 2019 CEO Pay Ratio, we identified our median employee using our global employee population as of December 31, 2019 and used taxable compensation for the full year as our consistently applied compensation measure, as permitted by SEC rules. We believe this measure reasonably reflects the annual compensation of our employees.

Cigna is a global health service company with employees in over 30 countries. For purposes of the calculation of our 2019 CEO Pay Ratio, on December 31, 2019 our global employee population consisted of 65,563 U.S. and 8,115 non-U.S. employees. This population consisted of full-time, part-time and temporary employees. In accordance with SEC rules, we excluded all employees in the 25 countries with our smallest employee populations, totaling in the aggregate 3,531 employees (approximately 4.8%% of our total employee population at December 31, 2019). Employees from the following countries were excluded: Australia (7 employees), Bahrain (2 employees), Belgium (360 employees), Canada (450 employees), Chile (2 employees), China (182 employees), Germany (4 employees), France (3 employees), Hong Kong (414 employees), Indonesia (299 employees), Italy (2 employees), Kenya (102 employees), Kuwait (2 employees), Lebanon (27 employees), Malaysia (102 employees), Netherlands (5 employees), Norway (1 employee), New Zealand (447 employees), Oman (7 employees), Saudi Arabia (6 employees), Singapore (72 employees), Spain (692 employees), Switzerland (12 employees), Turkey (17 employees) and United Arab Emirates (314 employees). After excluding employees in these countries, our employee population as of December 31, 2019 consisted of 70,147 employees (including 65,563 employees in the U.S. and 4,584 employees outside of the U.S.).

We calculated the median employee’s total annual compensation in accordance with the requirements of the Summary Compensation Table. Based on our calculation for 2019, our CEO’s annual total compensation for 2019 was $19,303,032 and our median employee’s annual total compensation for 2019 was $62,946. Accordingly, we estimated our CEO Pay Ratio for 2019 to be 306.7:1. Due to the flexibility afforded by Item 402(u) in calculating the CEO Pay Ratio, the ratio may or may not be comparable to CEO pay ratios presented by other companies.

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GRANTS OF PLAN-BASED AWARDS IN 2019

This table provides information about annual incentive targets for 2019 and grants of plan-based awards made in 2019 to the NEOs. The disclosed dollar and share amounts do not necessarily reflect the actual amounts that will be paid or issued to the NEOs. Those amounts will be known only if and when the awards vest or become payable.

				ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS
NAME (a)	GRANT DATE (b)	COMMITTEE APPROVAL DATE (c)	AWARD TYPE (d)	THRESHOLD ($) (e)	TARGET ($) (f)	MAXIMUM ($) (g)	THRESHOLD (#) (h)	TARGET (#) (i)	MAXIMUM (#) (j)	ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#) (k)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#) (l)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/Sh) (m)	CLOSING MARKET PRICE ON DATE OF GRANT ($/Sh) (n)	GRANT DATE FAIR MARKET VALUE OF STOCK AND OPTION AWARDS ($) (o)

David M. Cordani	—	—	EIP Target	—	3,000,000	6,000,000
	2/27/2019	2/27/2019	SPS				6,439	36,797	73,594					7,020,062
	2/27/2019	2/27/2019	RSG							18,399				3,375,122
	2/27/2019	2/27/2019	Option								63,553	183.4405	180.72	3,375,047
Eric P. Palmer	—	—	EIP Target	—	850,000	1,700,000
	2/27/2019	2/27/2019	SPS				1,836	10,494	20,988					2,002,026
	2/27/2019	2/27/2019	RSG							5,247				962,512
	2/27/2019	2/27/2019	Option								18,125	183.4405	180.72	962,547
Nicole S. Jones	—	—	EIP Target	—	750,000	1,500,000
	2/27/2019	2/27/2019	SPS				1,312	7,496	14,992					1,430,073
	2/27/2019	2/27/2019	RSG							3,748				687,535
	2/27/2019	2/27/2019	Option								12,946	183.4405	180.72	687,511
Manders G. Manders	—	—	EIP Target	—	1,000,000	2,000,000
	2/27/2019	2/27/2019	SPS				1,860	10,631	21,262					2,028,162
	2/27/2019	2/27/2019	RSG							5,316				975,170
	2/27/2019	2/27/2019	Option								18,360	183.4405	180.72	975,027
Timothy C. Wentworth	—	—	EIP Target	—	2,625,000	5,250,000
	2/4/2049	1/23/2019	SPS				2,742	15,670	31,340					3,540,118
	2/4/2019	1/23/2019	SPS				2,742	15,670	31,340					3,345,111
	2/27/2019	2/27/2019	SPS				2,862	16,355	32,710					3,120,176
	2/4/2019	1/23/2019	RSG							31,339				6,000,008
	2/27/2019	2/27/2019	RSG							8,178				1,500,176
	2/27/2019	2/27/2019	Option								28,246	183.4405	180.72	1,500,033
Lisa R. Bacus	—	—	EIP Target	—	490,000	980,000
	2/27/2019	2/27/2019	SPS				363	2,072	4,144					395,292
	2/27/2019	2/27/2019	RSG							1,036				190,044
	2/27/2019	2/27/2019	Option								3,578	183.4405	180.72	190,013

Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Columns (f) and (g))

Amounts in column (f) represent annual incentive targets for the 2019 performance period paid in 2020. Individual award values can range from 0% to 200% of target (as reflected in column (g)). The actual amounts earned by each NEO are as follows: Mr. Cordani — $3,600,000; Mr. Palmer — $1,275,000; Ms. Jones — $937,500; Mr. Manders — $1,200,000; Mr. Wentworth — $3,018,750; and Ms. Bacus — $0.

Estimated Future Payouts Under Equity Incentive Plan Awards (Columns (h), (i) and (j))

Except as noted below, represents SPSs awarded for the 2019–2021 performance period. The People Resources Committee will determine payout amounts for the SPSs, if any, in 2022.

Mr. Wentworth was also granted SPSs for the 2017–2019 and 2018–2020 performance periods in accordance with the terms of his retention agreement.

Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement 65

COMPENSATION MATTERS

The number of shares paid can range from 0% to 200% of the number of SPSs awarded. Threshold shares represent a threshold value for the SPS awards at 17.5% of target, which represents the lowest possible level of share payout under these awards assuming achievement at threshold for adjusted income from operations. Ms. Bacus forfeited her 2019–2021 SPS award upon her retirement.

All Other Stock Awards (Column (k))

Represents restricted stock awards granted under the LTIP and approved by the People Resources Committee at its February 2019 meeting as part of each NEO’s long-term incentive award. Restricted stock represented 25% of the long-term incentive awards for executive officers in 2019. For Mr. Wentworth, also includes the restricted stock granted in February 2019 in accordance with the terms of his retention agreement. Ms. Bacus forfeited this restricted stock award upon her retirement.

All Other Option Awards (Column (l))

Represents stock option awards granted under the LTIP and approved by the People Resources Committee at its February 2019 meeting as part of each NEO’s long-term incentive award. Stock options represented 25% of the long-term incentive awards for executive officers in 2019. Ms. Bacus forfeited this option award upon her retirement.

Exercise or Base Price of Option Awards (Column (m))

Pursuant to the LTIP, the stock option exercise price is the average of the high and low trading price of Cigna common stock on the date of the award.

Grant Date Fair Value of Stock and Options Awards (Column (o))

These amounts represent the grant date fair value of equity awards computed in accordance with ASC Topic 718, applying the same model and assumptions Cigna uses for financial statement reporting purposes. The award values represented in the table are theoretical, and may not correspond to the actual value that will be recognized by the NEO. The grant date fair value of SPS awards granted in 2019 reflects the probable achievement level based on accounting assumptions of the TSR performance condition as of the grant date for the assumed award value of SPS awards as shown in the CD&A. TSR performance comprises 50% of the weighting of the SPS performance measures. This forecasted performance condition creates an accounting grant date fair value that differs from the assumed award value granted to each NEO (as reflected in the CD&A).

66 Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

OUTSTANDING EQUITY AWARDS AT YEAR-END 2019

This table provides information about unexercised stock options and unvested stock awards (restricted stock, RSUs and SPSs) held as of December 31, 2019 by the NEOs.

	OPTION AWARDS				STOCK AWARDS
NAME (a)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE (b)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) (1) UNEXERCISABLE (c)	OPTION EXERCISE PRICE ($) (d)	OPTION EXPIRATION DATE (e)	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#) (1) (f)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(2) (g)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(1) (h)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(2) (i)

David M. Cordani	189,610		42.1900	3/1/2021	60,484	12,368,373	67,200	13,741,728
	200,229		44.4250	2/28/2022
	206,843		58.7300	3/5/2023
	229,443		78.0350	2/26/2024
	159,388		120.8950	2/25/2025
	142,801		139.2200	3/1/2026
	79,368	39,685	149.1350	2/28/2027
	31,163	62,327	197.3500	2/28/2028
	—	63,553	183.4405	2/27/2029
Total	1,238,845	165,565			60,484	12,368,373	67,200	13,741,728

Eric P. Palmer	7,967		78.0350	2/26/2024	12,187	2,492,120	16,195	3,311,716
	6,417		120.8950	2/25/2025
	6,701		139.2200	3/1/2026
	4,048	2,025	149.1350	2/28/2027
	5,843	11,687	197.3500	2/28/2028
	—	18,125	183.4405	2/27/2029
Total	30,976	31,837			12,187	2,492,120	16,195	3,311,716

Nicole S. Jones	8,582		58.7300	3/5/2023	9,994	2,043,673	12,206	2,496,005
	36,316		78.0350	2/26/2024
	22,509		120.8950	2/25/2025
	20,342	—	139.2200	3/1/2026
	11,777	5,889	149.1350	2/28/2027
	4,828	9,656	197.3500	2/28/2028
	—	12,946	183.4405	2/27/2029
Total	104,354	28,491			9,994	2,043,673	12,206	2,496,005

Matthew G. Manders	39,038		78.0350	2/26/2024	13,973	2,857,339	15,988	3,269,386
	30,229		120.8950	2/25/2025
	34,035		139.2200	3/1/2026
	28,038		149.1350	2/28/2027
	—	18,360	183.4405	2/27/2029
Total	131,340	18,360			13,973	2,857,339	15,988	3,269,386

Timothy C. Wentworth	45,206		160.6623	3/5/2021	92,101	18,833,733	32,025	6,548,792
	20,687		99.1462	2/24/2022
	51,016		176.6556	3/4/2025
	67,283		144.8772	3/9/2026
	59,095		151.4786	5/4/2026
	86,985	43,493	140.8164	3/8/2027
	—	28,246	183.4405	2/27/2029
Total	330,272	71,739			92,101	18,833,733	32,025	6,548,792
Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement 67

COMPENSATION MATTERS

(1)	The following table shows the vesting dates of stock options, restricted stock, RSUs and SPSs that have not vested, held as of December 31, 2019 by the NEOs.
NUMBER OF STOCK OPTIONS THAT HAVE NOT VESTED (a)	VESTING DATE (b)	VESTING AMOUNT (c)	NUMBER OF SHARES OR UNITS THAT HAVE NOT VESTED (i) (d)	VESTING DATE (i) (e)	VESTING AMOUNT (f)	NUMBER OF EQUITY INCENTIVE PLAN AWARD SHARES OR UNITS THAT HAVE NOT VESTED (ii) (g)	VESTING DATE (ii) (h)	VESTING AMOUNT (i)

David M. Cordani	39,685	2/28/2020	39,685	42,085	2/28/2020	42,085	67,200	2021	30,403
	62,327	2/28/2020	31,163	18,399	2/27/2020	6,133		2022	36,797
		2/28/2021	31,164		2/27/2021	6,133
	63,553	2/27/2020	21,184		2/27/2022	6,133
		2/27/2021	21,184
		2/27/2022	21,185
Total			165,565			60,484			67,200

Eric P. Palmer	2,025	2/28/2020	2,025	6,940	2/28/2020	6,940	16,195	2021	5,701
	11,687	2/28/2020	5,843	5,247	2/27/2020	1,749		2022	10,494
		2/28/2021	5,844		2/27/2021	1,749
	18,125	2/27/2020	6,041		2/27/2022	1,749
		2/27/2021	6,042
		2/27/2022	6,042
Total			31,837			12,187			16,195

Nicole S. Jones	5,889	2/28/2020	5,889	6,246	2/28/2020	6,246	12,206	2021	4,710
	9,656	2/28/2020	4,828	3,748	2/27/2020	1,249		2022	7,496
		2/28/2021	4,828		2/27/2021	1,249
	12,946	2/27/2020	4,315		2/27/2022	1,250
		2/27/2021	4,315
		2/27/2022	4,316
Total			28,491			9,994			12,206

Matthew G. Manders	18,360	2/27/2020	6,120	6,305	2/28/2020	6,305	15,988	2021	5,357
		2/27/2021	6,120	2,352	11/19/2021	2,352		2022	10,631
		2/27/2022	6,120	5,316	2/27/2020	1,772
					2/27/2021	1,772
					2/27/2022	1,772

Total			18,360			13,973			15,988

Timothy C. Wentworth	43,493	2/28/2020	43,493	17,817	2/28/2020	17,817	32,025	2021	15,670
	28,246	2/27/2020	9,415	9,074	2/28/2020	9,074		2022	16,355
		2/27/2021	9,415	25,693	2/28/2020	12,846
		2/27/2022	9,416		2/28/2021	12,847
				31,339	2/4/2020	10,446
					2/4/2021	10,446
					2/4/2022	10,447
				8,178	2/27/2020	2,726
					2/27/2021	2,726
					2/27/2022	2,726
Total			71,739			92,101			32,025
(i)	These columns include unvested restricted stock, RSUs and SPSs granted for the 2017–2019 performance period. The number of SPSs reported in these columns reflects the shares vested in February 2020 for the SPS 2017–2019 performance period at their actual payout percentage. As of December 31, 2019, the relevant performance conditions had been satisfied, but the awards were not fully vested until payout in February 2020.
(ii)	These columns include unvested SPSs granted for the 2018–2020 and 2019–2021 performance periods. The SPS awards are not fully vested until paid in the year following the close of the three-year performance period. The People Resources Committee determines payout, if any, in the year of vesting based on achievement of three-year performance goals. It is not possible to determine whether SPS awards will vest until the end of the three-year performance period. Notwithstanding this, the SPS amounts reported in these columns assumes that each of the performance measures is achieved at target (100%). Because payment will be made in Cigna common stock, the actual value will be based on Cigna’s common stock price at the time of payment.
(2)	Based on the closing price of the Company’s common stock on December 31, 2019 ($204.49).
68 Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

OPTION EXERCISES AND STOCK VESTED IN 2019

This table provides information about the number of shares of Cigna common stock acquired, and value realized by, the NEOs upon exercise of stock options and the vesting of restricted stock, RSUs and SPS awards during 2019. No SPSs awarded for the 2019–2021 performance period vested and, with the exception of Ms. Bacus, no SPSs awarded for the 2017–2019 or 2018–2020 performance periods vested in 2019.

	OPTION AWARDS		STOCK AWARDS
NAME (a)	NUMBER OF SHARES ACQUIRED ON EXERCISE (#) (b)	VALUE REALIZED UPON EXERCISE ($) (c)(1)	NUMBER OF SHARES ACQUIRED ON VESTING (#) (d)		VALUE REALIZED UPON VESTING ($) (e)(1)
David M. Cordani	—	—	44,046(2)		7,833,581
Eric P. Palmer	—	—	2,068(2)		367,794
Nicole S. Jones	8,581	1,214,183	6,275(2)		1,116,009
Matthew G. Manders	—	—	6,999(2)		1,244,772
Timothy C. Wentworth	15,879	1,243,689	30,181(3)		5,181,554
Lisa R. Bacus	16,510	406,547	7,826(2)	(4)	1,334,320
(1)	Value realized upon exercise of option awards is calculated by multiplying the number of shares acquired upon exercise by the difference between the market price at the time of the transaction and the option’s exercise price. For stock awards, the value realized upon vesting is calculated by multiplying the number of shares acquired upon vesting by the fair market value (FMV) per share of Cigna common stock. The LTIP defines FMV per share as the average of the high and the low trading price per share of Cigna common stock on the applicable vesting date.
(2)	Includes the vesting on March 1, 2019 of 2016–2018 SPS awards as follows: Mr. Cordani — 44,046; Mr. Palmer — 2,068; Ms. Jones — 6,275; Mr. Manders — 6,999; and Ms. Bacus — 2,624. The FMV on March 1, 2019 was $177.85 per share.
(3)	Includes the vesting on February 28, 2019 of 26,330 restricted stock units. The FMV of February 28, 2019 was $174.44. Also includes the vesting of 3,851 restricted stock units on May 3, 2019. The FMV on May 3, 2019 was $152.83.
(4)	Includes the vesting on July 26, 2019 of Ms. Bacus’ 2017-2019 SPS award (2,902 shares) and 2018-2020 SPS award (2,300 shares), all at a payout of 121% of target, as determined by the formula set forth in the LTIP. The FMV on July 26, 2019 was $166.79. Delivery of these shares, less 219 shares withheld for taxes due on vesting, is deferred until the payout date for each award is determined by the Committee in accordance with the terms of the LTIP.
Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement 69

COMPENSATION MATTERS

PENSION BENEFITS FOR 2019

This table shows the present value as of December 31, 2019 of the estimated pension benefits payable upon retirement at age 65 to each of the NEOs that participate in a pension plan. The amounts shown are present values and not necessarily the actual amounts that will be paid to the NEOs, because those amounts will not be known until the pension benefits become payable.

NAME (a)	PLAN NAME (b)	NUMBER OF YEARS CREDITED SERVICE # (c)(1)	PRESENT VALUE OF ACCUMULATED BENEFIT ($) (d)(2)	PAYMENTS DURING THE LAST FISCAL YEAR ($) (e)
David M. Cordani	Cigna Pension Plan (Part A)	18	27,428	—
	Cigna Pension Plan (Part B)	18	354,236	—
	Cigna Supplemental Pension Plan	18	207,627	—
	Cigna Supplemental Pension Plan of 2005	18	687,056	—
Eric P. Palmer	Cigna Pension Plan (Part B)	11	189,661	—
	Cigna Supplemental Pension Plan of 2005	11	15,230	—
Nicole S. Jones	Cigna Pension Plan (Part B)	3	61,450	—
	Cigna Supplemental Pension Plan of 2005	3	66,034	—
Matthew G. Manders	Cigna Pension Plan (Part A)	23	1,298,963	—
Timothy C. Wentworth	Medco Health Solutions, Inc. Cash Balance Retirement Plan	13	114,285	—
(1)	Mr. Cordani, Mr. Palmer, Ms. Jones and Mr. Manders have not received additional credited years of service under the Cigna Pension Plan, Cigna Supplemental Pension Plan and the Cigna Supplemental Pension Plan of 2005 since 2009, when such plans were frozen. Mr. Wentworth has not received additional credited years of service under the Medco Health Solutions, Inc. Cash Balance Retirement Plan since 2011, when such plan was frozen.
(2)	Assumptions used in the calculations of the amounts in this column are included in Note 16 to our audited financial statements for the year ended December 31, 2019 included in our Annual Report on Form 10-K. The actuarial present values of the prior period benefits were, in part, computed as a projected lump sum payout payable at normal retirement age (age 65) which was then discounted to the present value as of December 31, 2019 using the same assumptions as those used for financial reporting purposes. The assumptions are interest discount rates of 3.31% for the Cigna Pension Plan and 3.01% for the Cigna Supplemental Pension Plan and the Cigna Supplemental Pension Plan of 2005, and the RP 2014 mortality table (adjusted to 2006) with improvement scale MP 2017 on a generational basis for those plans.

Cigna Pension Plan

The Cigna Pension Plan (CPP), a tax-qualified plan, was frozen effective July 1, 2009, and does not cover employees hired after that date. From 2000 to July 2009, the CPP covered all U.S. based full-time employees, including the NEOs serving during that time. Cigna makes all the contributions necessary to fund CPP benefits for deposit into a trust fund. The annual contributions meet or exceed the amount required to meet the applicable minimum funding requirements. Benefits are payable only after the termination of an employee’s service with Cigna.

The CPP consists of Parts A and B, as described below. Part A covered certain employees hired before 1989, while Part B covered all other eligible U.S. employees. The CPP’s benefit formulas applied equally to NEOs and other employees. CPP benefits are based on an employee’s years of credited service and eligible earnings.

•	“Credited service” is generally the period of an employee’s service with a Cigna company while the individual participated in the CPP. An employee received credit for one year of credited service for any calendar year in which the employee was credited with at least 1,000 hours of service. No employee has received credit for any service after 2009.
•	“Eligible earnings” include base salary and annual incentive pay, but not payments under any long-term incentive compensation plans. Earnings after July 1, 2009 are not eligible earnings.
70 Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

Part A

For credited service before April 1, 2008, Part A provides an annual retirement benefit stated in terms of a single life annuity payable at age 65. That annual benefit equals:

•	the employee’s years of credited service (up to a maximum of 30 years);
•	multiplied by 2% of the higher of the employee’s average annual eligible earnings over (a) the final 36 months of service, and (b) the three consecutive calendar years with the highest eligible earnings; and
•	minus an offset equal to approximately half of the employee’s annual Social Security benefits.

On March 31, 2008, this formula was frozen so that credited service after March 31, 2008 and eligible earnings after July 1, 2009 are not counted.

Part A benefits under the frozen formula are generally payable only in annuity form as early as age 55. An actuarial reduction applies if benefit payments begin before age 65. All Part A participants are 100% vested.

Effective April 1, 2008, Cigna adopted a new cash balance formula under Part A. For credited service on or after April 1, 2008, the plan provides a retirement benefit stated as a lump sum hypothetical account balance. That account balance equals the sum of (1) the employee’s accumulated annual benefit credits and (2) quarterly interest credits.

For each year that an employee earned a year of credited service, the employee’s account received annual benefit credits equal to a percentage of eligible earnings: 8% for 2008 eligible earnings after March 31, 2008; 9% for 2009 eligible earnings through July 1, 2009; and 3% once an employee has 30 years of credited service.

On the last day of each calendar quarter until an employee’s benefit is paid, the employee’s account also received interest credits, which were based on an annual rate equal to the lesser of 9% or the yield on the five-year U.S. Treasury Constant Maturity Notes for the month of November of the preceding calendar year, plus 25 basis points. However, the annual rate would not be less than 4.5%.

The hypothetical account balance is payable as early as an employee’s termination of employment. Payments may be made in annuity form or lump sum, at the employee’s election subject to the terms of the CPP.

Part B

Part B provides a retirement benefit stated as a lump sum hypothetical account balance similar to the Part A cash balance benefit described above. However:

•	Annual Part B benefit credits range from 3% to 8.5% of eligible earnings, based on the employee’s age and accumulated years of credited service.
•	Effective July 1, 2009, when the Plan was frozen, any Part B participant employed by Cigna on April 1, 2009 became 100% vested.

Cigna Supplemental Pension Plan and Cigna Supplemental Pension Plan of 2005

The Cigna Supplemental Pension Plan (CSPP), an unfunded, nonqualified plan, was frozen effective December 31, 2004, and replaced with the Cigna Supplemental Pension Plan of 2005 (CSPP 2005), also an unfunded, nonqualified plan, which was frozen effective July 1, 2009.

The CSPP provides an additional pension benefit to any employee whose CPP benefit is limited by one or more federal income tax laws, including limitations on compensation recognition, limitations on retirement benefits amounts and an exclusion from eligible earnings of any compensation deferred under a nonqualified deferred compensation arrangement. The additional benefit equals the amount by which those limits reduce the pension benefit an employee would otherwise receive under the CPP. The same plan provisions, including the definitions of service and earnings, apply equally to all employees with compensation above the qualified plan limits, including the NEOs.

In calculating CSPP benefits, the above limits are ignored; otherwise, the regular CSPP formulas and other terms and conditions apply. CSPP benefits are paid in the year after an employee reaches age 55 or separates from service with Cigna, whichever is later. Pre-2005 benefits are ordinarily paid in a lump sum, based on the rules of the CSPP, but an employee who makes a timely election in compliance with applicable tax law may have all or part of the benefit that was earned and vested before 2005 paid in equivalent monthly installments. Any lump sum more than $100,000 is payable in two installments, with the second installment paid one year after the first. Supplemental pension plan benefits earned after 2004 are covered under the CSPP 2005, which provides only for payments in a lump sum in the year after an employee separates from service or reaches age 55, whichever is later.

Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement 71

COMPENSATION MATTERS

Medco Health Solutions, Inc. Cash Balance Retirement Plan

The Medco Health Solutions, Inc. Cash Balance Retirement Plan (Medco Plan) was frozen on February 28, 2011. Benefits earned under this plan have been determined based on base pay through February 28, 2011. Participants have a hypothetical account balance similar to participants in the Cigna pension plans with a Part A or Part B cash balance accounts. Prior to February 28, 2011, on the last day of each year in which an employee had 1,000 hours of service, their cash balance account was credited with a hypothetical amount based on their eligible base pay and years of service with a Medco Entity. Benefit credits were deposited as follows:

•	For 10 or fewer “years of service” as of the prior December 31, benefit credits were 3.5% of “base pay” subject to the IRS earnings limit.
•	For more than 10 “years of service” as of the prior December 31, benefit credits were 4.5% of “base pay” subject to the IRS earnings limit.

“Base pay” includes annual base salary rate, before any deductions, taxes, or contributions elected as of January 1 of each calendar year.

Cash balance accounts continue to earn interest credits on the last day of each plan year. The amount of the credit is equal to the value of the account as of the beginning of that plan year multiplied by the average rate of interest of the one-year Treasury Bills for the month of November of the previous calendar year. Distributions of vested account balances from the Medco Plan are paid out automatically six months following termination of employment.

NONQUALIFIED DEFERRED COMPENSATION FOR 2019

This table provides information about the contributions, earnings and balances for the NEOs under deferred compensation plans as of and for the year ended December 31, 2019.

NAME (a)	PLAN NAME (b)	EXECUTIVE CONTRIBUTIONS IN LAST FY ($) (c)	REGISTRANT CONTRIBUTIONS IN LAST FY(1) ($) (d)	AGGREGATE EARNINGS IN LAST FY ($) (e)	AGGREGATE WITHDRAWAL/ DISTRIBUTIONS ($) (f)	AGGREGATE BALANCE AT LAST FYE ($) (g)

David M. Cordani	Cigna Deferred Compensation Plan	—	—		45,620	—	638,293	(2)
	Supplemental 401(k)	—	85,800	(3)	10,893	—	568,937	(2)(3)
Eric P. Palmer	Cigna Deferred Compensation Plan	—	—		16,052	—	174,891	(2)
	Supplemental 401(k)	—	33,300	(3)	1,080	—	99,293	(2)(3)
Nicole S. Jones	Supplemental 401(k)	—	27,450	(3)	2,361	—	137,633	(2)(3)
Matthew G. Manders	Supplemental 401(k)	—	11,112	(3)	2,197	49,722	61,577	(2)(3)
Timothy C. Wentworth	Express Scripts Executive Deferred Compensation Plan	—	—		1,890,196	—	4,904,006	(2)
Lisa R. Bacus	LTIP	—	831,115	(4)	187,859	—	1,018,974	(5)
	Supplemental 401(k)	—	8,717	(3)	979	—	54,524	(3)
(1)	Cigna’s contributions to the Cigna Deferred Compensation Plan and the Supplemental 401(k) Plan are included in the Summary Compensation Table.
(2)	Amounts contributed by a NEO and by the Company in prior years have been reported in the Summary Compensation Tables in the previously filed proxy statements in the year earned to the extent such person was a named executive officer for purposes of the SEC’s executive compensation disclosure.
(3)	Includes a contribution made to the NEO’s Supplemental 401(k) Plan in 2020 with respect to 2019 compensation.
(4)	Reflects the value of Ms. Bacus’s 2017–2019 SPS award (2,902 shares) and 2018–2020 SPS award (2,300 shares) that vested upon her retirement on July 26, 2019, less the value of shares withheld (219) to cover taxes due upon vesting, based on the Company’s fair market value on July 26, 2019 ($166.79). The LTIP defines the fair market value as the average of the high and low trading price per share of Cigna common stock on the vesting day. Delivery of these shares is deferred until the payout date for each award is determined by the Committee in accordance with the terms of the LTIP.
(5)	Based on the Company’s closing price on December 31, 2019.
72 Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

Cigna Deferred Compensation Plan

Cigna credits deferred compensation with hypothetical investment earnings during the deferral period as follows:

•	Deferred cash compensation is credited with amounts that equal the gains (or losses) on the actual investment options available under the Cigna 401(k) Plan. The 401(k) Plan investment options include a default fixed income fund with an annual interest rate applicable for 2019 of 3.0%, which is not considered an “above market” interest rate as that term is defined by the SEC. The fixed income fund is the only hypothetical investment option available to non-executive employees.
•	Deferred shares of Cigna common stock are credited with amounts equal to any dividends that are paid on actual shares of Cigna common stock. These hypothetical dividends are treated as deferred cash compensation.

Generally, payments of deferrals after 2004 will be made or will begin during one of the following periods: July of the year following the year of an executive’s separation from service; the 90 day period beginning January 1 of the year following the year of an executive’s death; or a date specified by the officer or by Cigna. Deferred compensation balances represent a general unsecured and unfunded obligation of Cigna.

Subject to limitations under Cigna’s Securities Transactions and Insider Trading Policy (the Insider Trading Policy), executive officers who participate in the Cigna Deferred Compensation Plan can defer up to 100% of their base salary and annual incentive award and may change their hypothetical investment allocations on deferrals once per quarter.

Express Scripts, Inc. Executive Deferred Compensation Plan

Future deferrals to the EDCP were frozen effective January 1, 2020 and the final contributions include amounts deferred with respect to 2019 EIP awards. Amounts contributed to the EDCP by the participant are deemed to be invested in the hypothetical investment options selected by the participant from a defined set of investment options and a Company stock fund. Contributions made by the Company are allocated as follows: 75% of the contribution is allocated to the participant’s selected hypothetical investment options and 25% is allocated to the Company stock fund. Accounts under the EDCP are deemed to be invested in hypothetical investment options selected by the participant. Hypothetical investment options include a stable value option that provided a 2.46% return in 2019 and a stock fund that related to Cigna common stock. Express Scripts historically made contributions to senior executives’ EDCP account in an amount equal to 6% of such senior executive’s annual cash compensation, with the contributions subject to three-year cliff vesting. When an executive becomes eligible for retirement under the EDCP (minimum age of 55 and a combined age plus years of service with the company of 65), or upon termination due to death or disability (as defined in the EDCP plan), company-provided EDCP contributions vest in full. Upon termination for any reason other than death, disability or retirement, all unvested company-provided EDCP contributions are forfeited. Withdrawals and distributions of vested amounts are made after termination from the Company, either at a fixed time in a lump sum payment or pursuant to a previously specified fixed schedule. For information about the Company’s contribution to Mr. Wentworth’s EDCP account in connection with the closing of the Express Scripts merger and the vesting of such contribution, see “Employment Arrangements and Post-Termination Payments — Retention Arrangements.”

The EDCP does not credit above-market or preferential earnings on nonqualified deferred compensation. Distribution of a participant’s EDCP account is made in cash, except for those amounts that are invested in the Company stock fund, which are distributed in whole shares of our common stock with fractional shares paid in cash.

Executive officers who participated in the EDCP were able to defer up to 50% of their annual base salary and up to 100% of their annual performance-based cash bonus award. Participants in the EDCP may change their hypothetical investment allocations on deferrals at any time, subject to limitations the Insider Trading Policy.

Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement 73

COMPENSATION MATTERS

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The Contingent Payments Table reflects the estimated amount of incremental compensation that would become payable to each of the NEOs, other than Ms. Bacus, under existing plans and arrangements if the NEO’s employment had terminated in certain scenarios on December 31, 2019, given the NEO’s compensation and service levels as of such date and, if applicable, based on our closing stock price on December 31, 2019 ($204.49 per share). Ms. Bacus retired effective July 26, 2019. The terms of Ms. Bacus’s arrangement is described in the CD&A in the section titled, “Employment Arrangements and Post-Termination Payments – Severance Arrangements.”

All change of control benefits are “double-trigger,” which means that they are payable only upon a change of control followed by termination of employment. Additionally, in connection with any actual termination of employment or change of control transaction, we may decide to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of the benefits described below, as the People Resources Committee, or for Mr. Cordani, the Board, determines appropriate.

The actual incremental amounts that would be paid upon a NEO’s termination of employment or in connection with a change of control can be determined only at the time of any such event. The calculation of the hypothetical amounts paid to each of the NEOs in the circumstances described below relies on assumptions used in making the calculations. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than those reported below. Factors that could affect these amounts include the timing during the year of any such event, our stock price and specific plan terms that govern administration of payments. See also “Employment Arrangements and Post-Termination Payments” in the CD&A for a description of Cigna’s policies on severance pay.

In calculating the hypothetical payment amounts, we have assumed that: (1) change of control and termination occur as of December 31, 2019; (2) payments of benefits are made in a lump sum on December 31, 2019 unless otherwise noted; and (3) the value of options would be equal to the value realized upon exercise of those options that accelerate as a result of the applicable event and that were in-the-money as of December 31, 2019. However, the actual exercise date of options is not known and payment dates would vary because of Internal Revenue Code rules relating to deferred compensation.

The table shown below does not include certain non-forfeitable payments or benefits, such as 401(k), supplemental 401(k), vested deferred compensation, pension plans and the value of previously vested in-the-money options, assuming exercise; in each case, the NEO would, subject to certain limitations, receive these payments or benefits upon termination, including voluntary termination or termination for cause.

Contingent Payment Descriptions

The aggregate amounts in the Contingent Payments Table appear under the following headings:

•	Severance, which refers to salary continuation upon involuntary termination, or salary continuation upon involuntary termination and change of control for the NEOs.
•	Annual Incentive, which refers to annual cash incentive awards payable to the NEOs.
•	Vesting of Previously Awarded Long-Term Incentives, which refers to accelerated vesting of in-the-money options and/or restricted stock, RSUs and SPSs.
•	Other Benefits, which includes the cost to the Company for outplacement services and/or Company-paid basic life insurance and, as further described below with respect to Mr. Wentworth, any acceleration of nonqualified deferred compensation account and medical benefits.

Hypothetical payment amounts represent an approximation of the potential payment.

74 Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement

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CONTINGENT PAYMENTS All Actions Assume a December 31, 2019 Termination Date
INVOLUNTARY TERMINATION NOT FOR CAUSE ($) (a)	TERMINATION UPON A CHANGE OF CONTROL ($) (b)	EARLY RETIREMENT OR RETIREMENT ($) (c)	TERMINATION UPON DEATH OR DISABILITY ($) (d)

David M. Cordani
Severance	1,500,000	18,000,000	—	—
Annual Incentive	3,000,000	—	—	—
Vesting of Previously Awarded Long-Term Incentives	17,984,487	33,527,933	—	29,052,669
Other Benefits	28,626	18,626	—	—
TOTAL	22,513,113	51,546,559	—	29,052,669

Eric P. Palmer
Severance	850,000	7,500,000	—	—
Annual Incentive	850,000	—	—	—
Vesting of Previously Awarded Long-Term Incentives	3,813,739	7,167,365	—	6,209,943
Other Benefits	26,029	16,029	—	—
TOTAL	5,539,768	14,683,394	—	6,209,943

Nicole S. Jones
Severance	750,000	6,330,000	—	—
Annual Incentive	750,000	—	—	—
Vesting of Previously Awarded Long-Term Incentives	3,042,811	5,813,223	—	5,053,133
Other Benefits	26,252	16,252	—	—
TOTAL	4,569,063	12,159,475	—	5,053,133

Matthew G. Manders
Severance	850,000	5,550,000	—	—
Annual Incentive	1,000,000	—	1,000,000	—
Vesting of Previously Awarded Long-Term Incentives	4,156,873	7,282,485	4,543,342	6,357,781
Other Benefits	26,680	16,680	—	—
TOTAL	6,033,553	12,849,165	5,543,342	6,357,781

Timothy C. Wentworth
Severance	—	—	—	—
Annual Incentive	2,625,000	2,625,000	—	—
Vesting of Previously Awarded Long-Term Incentives	24,415,236	30,355,782	12,602,032	27,833,439
Other Benefits	6,714,975	6,714,975	—	6,714,975
TOTAL	33,755,211	39,695,757	12,602,032	34,548,414
Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement 75

COMPENSATION MATTERS

Involuntary Termination not for Cause (Column (a))

NEOs other than Mr. Wentworth

Payments and benefits may be provided to NEOs whose employment is terminated because of job elimination or any other non-cause reason. If a NEO is terminated not for cause, there is no plan or formula that prescribes benefits that would be provided. Some of the benefits, such as severance payments or payments in the amount of the value of unvested restricted stock awards, would be subject to the discretion of the People Resources Committee or, for Mr. Cordani, the Board. In exercising such discretion, the Committee typically considers length of service, target total compensation, and career plans following termination of employment.

From the range of possible decisions the People Resources Committee may make about payments and benefits, we have assumed for purposes of this estimate that a NEO would receive:

•	An amount equal to one year of base salary;
•	A prorated portion of that individual’s annual incentive target for the year in which termination occurs. The total amount of the annual incentive payout for 2019 was included in the estimate because it assumes termination at year-end;
•	Payout of a prorated portion of previously awarded SPSs based on 100% of the 2017–2019 SPS award, 67% of the 2018–2020 SPS award and 33% of the 2019–2021 SPS award. The value shown for such NEO represents the number of SPSs multiplied by $204.49, the December 31, 2019 closing price of Cigna common stock;
•	A lump sum payment equal to the value of any unvested restricted stock, which would be calculated by multiplying the number of shares of restricted stock forfeited upon termination, by the closing price on the assumed termination date; and
•	Outplacement services and Company-paid basic life insurance, each for a period of one year. For purposes of this estimate, a cost of $25,000 for outplacement services was used.

Previous separation agreements with executive officers required the officer to make certain promises, covenants and waivers, including non-competition and non-solicitation obligations and a general release, in exchange for the benefits and payments provided by Cigna.

The Express Scripts merger constituted a change of control for both Cigna Holding Company (formerly Cigna Corporation) and Express Scripts Holding Company. Prior to the signing of the Express Scripts merger agreement, the Cigna executive officers that were named executive officers at the time, including Mr. Cordani, Mr. Palmer and Ms. Jones, waived any change of control rights under the Company’s compensation and benefit plans, including the Executive Severance Benefits Plan and the LTIP, as a result of the consummation of the Express Scripts merger. Had such individuals been terminated not for cause on December 31, 2019, they would have received the payments and benefits outlined in column (a) above (and not column (b)). Mr. Manders was hired shortly before the closing of the combination with Express Scripts. Had he been terminated not for cause on December 31, 2019, he would have received the payments and benefits outlined in column (b), which are described below.

Mr. Wentworth

Mr. Wentworth’s retention agreement, which includes non-competition, non-solicitation, non-disparagement and confidentiality obligations, outlines the payments and benefits to which he would be entitled if he is terminated during the three-year period following the Express Scripts merger without cause or if he terminates for good reason. In the event of such a termination, Mr. Wentworth would receive:

•	A prorated portion of his annual incentive target for the year in which termination occurs;
•	Unvested stock options and restricted stock unit awards previously granted while employed by Express Scripts and converted to Cigna equity upon closing of the merger would vest. The value shown was determined by subtracting the exercise price from the closing price of Cigna common stock on December 31, 2019 ($204.49);
•	Full vesting of any unvested portion of the amount credited to his deferred compensation account by Cigna at closing of the Express Scripts merger; and
•	Monthly payments in an amount equal to the cost for Mr. Wentworth and any eligible dependents, including his spouse, of continuing medical, dental, vision and EAP coverage under Cigna’s programs under COBRA for the applicable statutory COBRA period, and, if the applicable statutory COBRA period is less than 36 months, following the expiration of such COBRA period, in an amount equal to the cost of medical coverage (medical and prescription
76 Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

drug only) under the Company’s retiree medical plan for the duration of the 36 month period. The retention agreement provides that Mr. Wentworth is entitled to receive a tax reimbursement in respect of any excise tax imposed on his payments and benefits made to him as a result of the Express Scripts merger in an amount sufficient to put him in the same after-tax position that he would have been in had the excise tax not applied. Based on our assumptions and calculations, no excise tax would be due under the scenario set forth in the table above.

Subject to the review and approval of the Committee, we have assumed for the purposes of this estimate that Mr. Wentworth would also receive the following:

•	Payout of a prorated portion of previously awarded SPSs based on 100% of the 2017–2019 SPS award, 67% of the 2018–2020 SPS award and 33% of the 2019–2021 SPS award. The value shown for such NEO represents the number of SPSs multiplied by $204.49, the December 31, 2019 closing price of Cigna common stock; and
•	A lump sum payment equal to the value of any unvested restricted stock granted by Cigna, which would be calculated by multiplying the number of shares of restricted stock forfeited upon termination, by the closing price on the assumed termination date.

Termination upon a Change of Control (Column (b))

NEOs other than Mr. Wentworth

The payments and benefits discussed are hypothetical and contingent in nature. However, if a change of control were to occur, executive officers who are terminated (other than as the result of conviction of a felony involving fraud or dishonesty directed against Cigna) within two years after a change of control would be entitled to the following payments and benefits:

•	156 weeks of pay, at the base salary rate in effect at termination;
•	Three-times the higher of the executive’s last annual incentive payout and the amount of the executive’s annual incentive target immediately before the change of control;
•	The number of outstanding SPSs multiplied by the higher of: 100%; the vesting percentage from the preceding performance period; and the average vesting percentage for the last two performance periods. For purposes of this estimate, a vesting percentage of 121% of target was used. The value shown for each NEO represents the number of SPSs estimated to vest multiplied by $204.49, the closing price of Cigna common stock on December 31, 2019;
•	Unvested stock options and restricted stock awards would vest. Options would expire on the earlier of the original expiration date or three months after the termination date; and
•	Six months of outplacement services and life insurance for one year paid by the Company. For purposes of this estimate, a cost of $15,000 for outplacement services was used.

If, within two years after a change of control, any of the following changes affect an executive officer, and he or she then resigns following written notification to Cigna, the resignation will be treated as a termination upon a change of control: any reduction in compensation, any material reduction in authority, duties or responsibilities, or a relocation of the executive’s office more than 35 miles from its location on the date of the change of control.

Our LTIP and Executive Severance Benefits Plan provides that if any portion of the change of control benefits paid to an executive officer would be subject to an excise tax, then either (1) the executive will receive the full amount of the benefits and will pay any resulting excise tax or (2) the change of control benefits will be reduced enough to avoid the excise tax entirely, whichever alternative provides the executive with the greater amount of after-tax benefits. Based on our assumptions and calculations, no excise tax would be due under the scenario set forth in the table above.

Mr. Wentworth

During the three-year retention period, in the event there was a subsequent change of control of the Company, and Mr. Wentworth was terminated without cause or resigned for good reason following that change of control, Mr. Wentworth would receive:

•	A prorated portion of his annual incentive target for the year in which termination occurs;
•	The number of outstanding SPSs multiplied by the higher of: 100%; the vesting percentage from the preceding performance period; and the average vesting percentage for the last two performance periods. For purposes of this estimate, a vesting percentage of 121% of target was used;
Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement 77

COMPENSATION MATTERS

•	Unvested stock options, restricted stock awards and restricted stock units would vest;
•	Full vesting of any unvested portion of the amount credited to his deferred compensation account by Cigna at closing of the Express Scripts merger; and
•	Monthly payments in an amount equal to the cost for Mr. Wentworth and any eligible dependents, including his spouse, of continuing medical, dental, vision and EAP coverage under Cigna’s programs under COBRA for the applicable statutory COBRA period, and, if the applicable statutory COBRA period is less than 36 months, following the expiration of such COBRA period, in an amount equal to the cost of medical coverage (medical and prescription drug only) under the Company’s retiree medical plan for the duration of the 36 month period.

Mr. Wentworth’s retention agreement provides that Mr. Wentworth is entitled to receive a tax reimbursement in respect of any excise tax imposed on his payments and benefits made to him as a result of the Express Scripts merger in an amount sufficient to put him in the same after-tax position that he would have been in had the excise tax not applied. Based on our assumptions and calculations, no excise tax would be due under the scenario set forth in the table above.

Early Retirement or Retirement (Column (c))

At December 31, 2019, none of the NEOs serving as executive officers, other than Mr. Manders and Mr. Wentworth, were eligible for early retirement or retirement benefits.

NEOs other than Mr. Wentworth

Upon early retirement (on or after age 55 and at least five years of service) or retirement (on or after age 65 and at least five years of service), the amount of any benefits or payments to a NEO is subject to the discretion of the People Resources Committee and/or the terms of any agreement executed by the Company and the retiring NEO that has been approved by the Committee. From the range of possible decisions the People Resources Committee may make about payments and benefits, a reasonable assumption of payments or benefits that a NEO would receive upon retirement include:

•	A prorated portion of that individual’s annual incentive target;
•	Payout of a prorated portion of previously awarded SPSs based on 100% of the 2017–2019 SPS award, 67% of the 2018–2020 SPS award and 33% of the 2019–2021 SPS award;
•	Vesting of any unvested options would be accelerated and the options would become exercisable at retirement and expire on the original expiration date; and
•	Vesting of any unvested Cigna restricted stock awards upon retirement, subject to the People Resources Committee’s approval.

Mr. Wentworth

Mr. Wentworth’s employment agreement with Express Scripts provided for certain equity award treatment upon his “early retirement” or “tenured retirement”. Eligibility for early retirement is defined as (1) being at least 54.5 years of age; (2) having served as a senior leader for 4.5 years continuously; and (3) the sum of age plus term of senior leadership equals at least 64. Eligibility for tenured retirement is defined as being at least 59.5 years of age and having served as a senior leader for 4.5 years continuously.

The merger agreement provided that Express Scripts equity awards converted into Cigna equity awards on the same terms and conditions as were applicable to the Express Scripts equity awards prior to closing of the merger. Therefore, if Mr. Wentworth’s employment ended due to early retirement or tenured retirement, he would receive:

•	A pro-rated portion of the restricted stock units and stock options previously granted while employed by Express Scripts and converted to Cigna equity upon closing of the merger (based on the number of months employed by the Company or its predecessors past age 55, divided by 60) that are scheduled to vest on or prior to the third anniversary of the retirement date with respect to restricted stock units and the fourth anniversary with respect to stock options shall continue to vest in accordance with their terms as if he was still employed by the Company. In the event of a tenured retirement, no proration would be applied to unvested awards.

Subject to Committee approval, Mr. Wentworth may also receive the following payments and benefits:

•	A prorated portion of his annual incentive target in place at the time of retirement;
•	Payout of a prorated portion (33%) of the previously awarded 2019–2021 SPS award;
•	Any unvested Cigna options or restricted stock that was not granted in connection with Mr. Wentworth’s retention agreement would immediately vest. All stock options would expire on their original expiration date.

Death or Disability (Column (d))

NEOs other than Mr. Wentworth

If a NEO dies while still an active employee, certain benefits are available to that individual’s estate or surviving spouse. Restrictions on restricted stock awards would lapse upon death or disability. In addition, vesting of

78 Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION MATTERS

any unvested options would be accelerated and the options would become exercisable and expire on the original expiration date.

Upon death, the NEO’s estate or the surviving spouse would also receive an immediate payout of 100% of the outstanding SPS awards for the 2017–2019, 2018–2020 and 2019–2021 performance periods. Upon disability, the NEO’s 2017–2019, 2018–2020 and 2019–2021 SPS awards would fully vest, but would not be paid out until the end of the performance period. In accordance with past practice, the estimates assume that the NEO’s estate or the surviving spouse would receive payment of 100% of the outstanding SPS awards.

Mr. Wentworth

In addition to the benefits described above for the other NEOs, Mr. Wentworth would receive:

•	A prorated amount of unvested restricted stock unit awards previously granted while employed by Express Scripts and converted to Cigna equity upon closing of the merger would vest, prorated for the portion of the vesting period during which he has been employed by Cigna and/or Express Scripts past age 55, divided by 60. The value in the table above assumes that Mr. Wentworth or his estate, as applicable, elect to have the termination event treated as an early retirement;
•	All unvested stock options previously granted while employed by Express Scripts and converted to Cigna equity upon closing of the merger would vest; and
•	Monthly payments in an amount equal to the cost for Mr. Wentworth, plus any eligible dependents, including his spouse, of continuing medical, dental, vision and EAP coverage under Cigna’s programs under COBRA for the applicable statutory COBRA period, and, if the applicable statutory COBRA period is less than 36 months, following the expiration of such COBRA period, in an amount equal to the cost of medical coverage (medical and prescription drug only) under the Company’s retiree medical plan.

The analysis also assumes that any unvested portion of Mr. Wentworth’s deferred compensation account would immediately vest.

Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement 79

AUDIT MATTERS

Ratification of Appointment of Independent Registered Public Accounting Firm (Proposal 3)

The Board’s Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee approved the appointment of PricewaterhouseCoopers LLP as Cigna’s independent registered public accounting firm for 2020. PricewaterhouseCoopers LLP has served as Cigna’s independent registered public accounting firm since 1983. In order to ensure continued auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Further, in conjunction with the mandated rotation of the audit firm’s lead engagement partner, the Chair of the Audit Committee and the Chairman of the Board are involved in the selection of PricewaterhouseCoopers LLP’s lead engagement partner.

The Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders. As a matter of good corporate governance, the Board is seeking shareholder ratification of the appointment even though ratification is not legally required. If shareholders do not ratify this appointment, the Audit Committee will reconsider PricewaterhouseCoopers’ appointment. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time of the year if it determines that such a change would be in the best interests of the Company and its shareholders.

A representative from PricewaterhouseCoopers LLP is expected to attend the Annual Meeting, may make a statement, and will be available to respond to appropriate questions.

The Board of Directors
unanimously recommends
that shareholders vote
FOR the ratification of
the appointment of
PricewaterhouseCoopers LLP
as Cigna’s independent
registered public
accounting firm.

80 Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement

AUDIT MATTERS

Policy for the Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee pre-approves all audit and permissible non-audit services (which includes audit-related, tax and other services as further described below) provided by the Company’s independent registered public accounting firm. Specifically:

•	The full Audit Committee pre-approves all audit and non-audit services and their related fees. The Audit Committee has oversight of fee negotiations with the independent registered public accounting firm.
•	The Chief Risk Officer and General Auditor (a role held by one individual and referred to as the CRO) for the Company presents to the full Audit Committee a schedule, accompanied by detailed documentation, listing all audit and permissible non-audit services expected to be performed by the Company’s independent registered public accounting firm during the calendar year. In the case of any additional permissible non-audit services concerning internal control over financial reporting and any tax services, the independent registered public accounting firm includes a written description of the scope of service and other information about the proposed service. The Audit Committee reviews the schedule and documentation, and pre-approves the audit and permissible non-audit services it deems appropriate.
•	For additional audit and permissible non-audit services that arise during the calendar year, the CRO presents an updated schedule reflecting the additional services for review and consideration for pre-approval by the Audit Committee. After the CRO’s presentation of the schedules as described above and, if applicable, a discussion with the Company’s independent registered public accounting firm regarding the potential effects of any permissible non-audit services related to internal control over financial reporting or permissible tax services on the independence of the Company’s independent registered public accounting firm, the Audit Committee will approve those audit and permissible non-audit services it deems appropriate and necessary.

•	The policy allows the pre-approval of additional audit and permissible non-audit services to be delegated to the Chair of the Audit Committee or, if the Chair is unavailable, to a majority of the remaining members of the Audit Committee, so long as the proposed services do not exceed $250,000 individually.
•	The CRO reports to the Audit Committee at each meeting on full-year estimated fees for audit and non-audit services performed by the independent registered public accounting. At least annually, the CRO reports to the Audit Committee the projected ratio between audit and non-audit fees of the independent registered public accounting firm.
Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement 81

AUDIT MATTERS

Fees to Independent Registered Public Accounting Firm

The Audit Committee reviewed and approved the professional services rendered to Cigna by PricewaterhouseCoopers LLP consisting of the following:

	2019	2018
Audit Fees	$18,974,600	$17,931,400
Audit-Related Fees	4,921,200	6,070,500
Tax Fees	2,242,100	1,647,700
All Other Fees	629,100	1,738,900
TOTAL	$26,767,000	$27,388,500

Audit fees include the audit of annual financial statements; the review of quarterly financial statements; the performance of statutory audits; quarterly comfort letter work; and the evaluation of the effectiveness of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act.

Audit-related fees include assurance and related services that were reasonably related to the audit of annual financial statements and reviews of quarterly financial statements, but not reported under Audit Fees. Audit-related fees include: employee benefit plan audits; internal control reviews (e.g., System and Organization Controls (SOC) Reporting); consultation concerning financial accounting and reporting standards; agreed upon procedures; due diligence; purchase accounting; post-close integration matters with respect to the Express Scripts merger; and regulatory examinations.

Tax fees include tax recovery services, tax consulting, tax compliance services and services related to tax matters with respect to the Express Scripts merger.

All other fees include professional services rendered by PricewaterhouseCoopers LLP not reported in any other category and include pre-approved business process advisory and other services that, for 2019, relate primarily to consulting fees related to the future implementation of the FASB’s targeted improvements to long duration insurance contracts.

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Report of the Audit Committee

Cigna maintains an independent Audit Committee that operates under a written charter adopted by the Board of Directors. All of the members of the Audit Committee are independent (as defined in the listing standards of the NYSE, SEC regulations and Cigna’s independence standards).

Cigna’s management has primary responsibility for preparing Cigna’s financial statements and establishing and maintaining financial reporting systems and internal controls. Management also is responsible for reporting on the effectiveness of Cigna’s internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of Cigna’s consolidated financial statements and issuing a report on these financial statements. The independent registered public accounting firm also is responsible for, among other things, issuing an attestation report on the effectiveness of Cigna’s internal control over financial reporting based on its audit. As provided in the Audit Committee’s charter, the Audit Committee’s responsibilities include oversight of these processes. As part of its oversight responsibilities, the Audit Committee meets periodically with Cigna’s Chief Financial Officer, General Auditor and Chief Risk Officer, Chief Accounting Officer, General Counsel, Chief Information Officer and independent registered public accounting firm, with and without management present, to discuss the adequacy and effectiveness of Cigna’s internal controls and the quality of the financial reporting process.

In this context, before Cigna filed its Annual Report on Form 10-K for the year ended December 31, 2019 (Form 10-K) with the SEC, the Audit Committee:

•	Reviewed and discussed with Cigna’s management the audited consolidated financial statements included in the Form 10-K and considered management’s view that the financial statements present fairly, in all material respects, the financial condition and results of operations of Cigna.
•	Reviewed and discussed with Cigna’s management and with the independent registered public accounting firm, PricewaterhouseCoopers LLP, the effectiveness of Cigna’s internal control over financial reporting, as well as management’s report and PricewaterhouseCoopers LLP’s attestation on the subject.
•	Discussed with PricewaterhouseCoopers LLP matters required to be discussed by the applicable requirements of the PCAOB and the SEC;
•	Discussed with PricewaterhouseCoopers LLP matters related to the conduct of its audit that are required to be communicated by auditors to audit committees and matters related to the fair presentation of Cigna’s financial condition and results of operations, including critical accounting estimates and judgments;
•	Received the required written communications from PricewaterhouseCoopers LLP that disclose all relationships that may reasonably be thought to bear on its independence and to confirm its independence. Based on these communications, the Audit Committee discussed with PricewaterhouseCoopers LLP its independence from Cigna; and
•	Discussed with each of Cigna’s Chief Executive Officer and Chief Financial Officer their required certifications contained in Cigna’s Form 10-K.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that such audited consolidated financial statements be included in Cigna’s Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

Audit Committee:

Roman Martinez IV, Chair
William DeLaney
John M. Partridge

Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement 83

SHAREHOLDER PROPOSALS

Shareholder Proposals

Shareholders have submitted the following proposals for the reasons stated within the proposal. The Company will promptly provide the names and addresses of the shareholders and the number of shares owned upon request directed to the Office of the Corporate Secretary. Each shareholder proposal will be voted on at our 2020 Annual Meeting if properly presented by the shareholder proponent or by a qualified representative on behalf of the shareholder proponent. As required by the SEC’s rules, we are presenting the proposals verbatim as they were submitted to us by the proponents. We have put a box around materials provided by each proponent so that readers can easily distinguish between materials provided by the proponents and materials provided by the Company. The Company is not responsible for the contents of the proposals. As described more fully in the statements in opposition, our Board of Directors unanimously recommends a vote AGAINST each of these shareholder proposals.

Shareholder Proposal — Shareholder Right to Call a Special Meeting

Proposal 4 – Shareholder Right to a Call Special Meeting

Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 10% of our outstanding common stock the power to call a special shareowner meeting. This proposal does not impact our board’s current power to call a special meeting.

Special shareholder meetings allow shareholders to vote on important matters, such as electing new directors that can arise between annual meetings. This proposal topic won more than 70%- support at Edwards Lifesciences and SunEdison. This proposal topic, sponsored by William Steiner, also won 78% support at a Sprint annual meeting with 1.7 Billion yes-votes. Nuance Communications (NUAN) shareholders gave 94%-support to a 2018 shareholder proposal calling for 10% of shareholders to call a special meeting.

The aim of this proposal is to enhance shareholder rights like the 2019 shareholder proposal that won 63%-support to give shareholders the right to act by written consent. Dozens of Fortune 500 companies provide for both shareholder rights - to act by written consent and to call a special meeting.

The time is right to enhance shareholder rights since our stock price fell from $213 to $196 in the year leading up to the submittal of this proposal.

Please vote yes: Shareholder Right to a Call Special Meeting – Proposal 4

84 Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement

SHAREHOLDER PROPOSALS

Board of Directors’ Statement in Opposition to Proposal 4 —Shareholder Right to Call a Special Meeting

Our Board is committed to continuously evaluating its corporate governance practices and being responsive to shareholders. Our Board understands the importance of shareholders having the ability to call special shareholder meetings, and has engaged in extensive shareholder outreach in this regard since the 2019 annual meeting. Following this outreach, and in response to shareholder feedback, our Board amended Cigna’s By-Laws in February 2020 to permit shareholders with net long ownership of 25% or more of our outstanding common stock to call special meetings. This reflects a balanced approach to enhancing shareholder rights and protecting the interests of all shareholders. Our Board has carefully considered this shareholder proposal and for the reasons set forth below, unanimously recommends a vote AGAINST this proposal:

•	Currently, “net long” holders of 25% or more of our common stock have the right to call a special meeting – this threshold is the most prevalent threshold in the market and was adopted after shareholders holding a significant portion of our outstanding stock expressed support for this threshold.
•	The current ownership threshold of 25% to call a special meeting permits shareholders owning a reasonable minority of Cigna’s outstanding shares of common stock to call special meetings while helping to avoid using corporate resources on items that may not reflect the interests of Cigna and its broader shareholder base and may not garner significant shareholder support.
•	Cigna has other corporate governance practices in place that protect shareholder rights and provides meaningful avenues for even smaller shareholders to effectively voice their opinions (including through Cigna’s efforts to engage in robust shareholder engagement throughout the year), without the expense and risk of abuse associated with the lower special meeting threshold proposed by the proponent.

Our Board agrees with the proponent that it is important for shareholders to have the ability to call special shareholder meetings. The Board, however, undertook a careful evaluation of the parameters of such a shareholder right, with a view to serving the interests of all Cigna shareholders. A low threshold for qualifying ownership, like the one proposed, could expose shareholders to the risk of special meetings being called by a small number of shareholders focused on narrow or short-term interests, rather than the long-term best interests of the Company and shareholders generally. Even if the small subset of shareholders are ultimately unsuccessful in facilitating short-term strategies not broadly supported by Cigna’s shareholders, those who might seek to call special meetings could subject the Company to considerable expense, distract management and the Board from focusing on the day-to-day operations and implementing Cigna’s long-term strategy, or attempt to win self-interested concessions in exchange for avoiding a special meeting. These considerations factor into why a 25% ownership threshold is the most prevalent threshold: indeed, according to data compiled by FactSet, approximately 45% of Cigna’s compensation peers afford shareholders the right to call a special meeting at an ownership threshold of 25% and approximately 40% of the S&P 500 companies afford shareholders the right to call a special meeting at an ownership threshold of 25% or greater. In contrast, none of the companies in our compensation peer group have a 10% threshold and approximately 11.5% of the S&P 500 companies have a special meeting threshold at that level. Importantly, the 25% ownership threshold of Cigna’s special meeting right is also supported by shareholders holding a significant portion of our outstanding stock.

As discussed under the heading “Corporate Governance Policies and Practices – Adoption of Special Meeting Right in Response to 2019 Written Consent Shareholder Proposal,” prior to amending Cigna’s By-Laws to adopt a shareholder right to call special meetings, Cigna reached out to holders of approximately 74% of the Company’s outstanding common stock and engaged with holders of approximately 55% of the outstanding common stock, including 18 of Cigna’s 25 largest shareholders, to determine the best threshold to set. Prior to adopting the special meeting right, management conducted follow-up outreach to discuss the amendment with shareholders who had previously provided feedback. As part of this engagement, holders of approximately 32% of Cigna’s outstanding common stock, representing a majority of the shareholders with whom management engaged, supported the 25% ownership threshold. Although there was some support at lower ownership thresholds, no other threshold received a comparable level of support.

Cigna’s special meeting right has procedural safeguards designed to protect the best interests of Cigna and all of our shareholders. Our Board believes that the 25% threshold strikes the appropriate balance between providing our shareholders with a meaningful right to call a special meeting when an urgent, extraordinary event arises, on the one hand, while preventing a small minority of shareholders — who may have narrow, short-term interests — from causing, to the detriment of our other shareholders, Cigna to incur the unnecessary expense or disruption of a special meeting to

Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement 85

SHAREHOLDER PROPOSALS

pursue matters that are not widely viewed as requiring immediate attention, on the other hand. By setting the ownership threshold for calling a special meeting at 25%, we help ensure that a special meeting is called only when supported by a broad cross-section of our shareholders.

Cigna’s corporate governance policies and practices are continuously evolving, provide transparency, and even our smaller shareholders have numerous avenues to voice their opinions and encourage Board accountability and responsiveness to all shareholders:

✔	Shareholders’ right to call a special meeting: In February 2020, our Board amended the By-Laws to provide shareholders a right to call a special meeting.
✔	Annual election of directors: Since the 2018 annual meeting, all directors are elected annually.
✔	Board refreshment: Our Corporate Governance Committee engages in Board succession planning on an ongoing basis. In 2018, the Board added five new directors, including four that served as directors of Express Scripts prior to the merger. In 2019, the Board added Kimberly A. Ross as an independent director, effective June 2020.
✔	Proxy access right: In 2017, Cigna engaged with shareholders and adopted a proxy access bylaw, allowing shareholders to include their nominees in the Company’s proxy materials for election at annual meetings.
✔	Majority voting standard: In uncontested elections, Cigna has a majority voting standard.
✔	No supermajority voting provisions: In 2018, our Board removed all supermajority voting provisions in Cigna’s governing documents so shareholders can amend all charter and By-Laws provisions by the affirmative vote of a majority of the Company’s outstanding stock.
✔	No poison pill: Cigna does not have a shareholders’ rights plan in place.

Cigna regularly solicits shareholder views outside the context of formal shareholder meetings, considers that input and takes appropriate actions where the long-term interests of all our shareholders are best served – the recent amendment of the Company’s By-Laws to provide shareholders a right to call special meetings is only one such example. Cigna maintains its commitment to continue monitoring developments on this topic as part of its consideration of broader governance issues, and our Board will continue to foster an open dialogue with our shareholders regarding Cigna’s corporate governance policies and practices.

Summary

Our Board believes that the implementation of this proposal is not in the best interests of Cigna or our shareholders and it is unnecessary given the current special meeting right that strikes the right balance of protecting shareholder rights and mitigating risk of abuse. Our Board believes that Cigna’s strong corporate governance practices, including Cigna’s commitment to ongoing dialogue with its shareholders and the current special meeting right, provide shareholders with the significant ability to raise important matters with our Board and management in a manner mindful of Cigna’s particular ownership composition without the potential expense and risk associated with a lower special meeting threshold.

Accordingly, our Board unanimously recommends that shareholders vote AGAINST this proposal.

The Board of Directors
unanimously recommends
that shareholders vote
AGAINST Proposal 4 –
Shareholder Right to Call a
Special Meeting.

86 Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement

SHAREHOLDER PROPOSALS

Shareholder Proposal — Gender Pay Gap Report (Proposal 5)

Cigna Gender Pay Gap – 2020

WHEREAS: The median income for women working full time in the United States is 80 percent of that of their male counterparts. The gap for African America and Latina women is 60 percent and 55 percent. At the current rate, women will not reach pay parity until 2059.

Mercer finds actively managing pay equity “is associated with higher current female representation at the professional through executive levels and a faster trajectory to improved representation.” Research from Morgan Stanley, McKinsey, and Robeco Sam suggests more gender diverse leadership leads to superior stock price performance and return on equity. McKinsey states, “the business case for the advancement and promotion of women is compelling.” Best practices include “tracking and eliminating gender pay gaps.”

Regulatory risks associated with pay equity exist. The Paycheck Fairness Act, pending in Congress, would improve company-level transparency and strengthen penalties for equal pay violations. California, Massachusetts, New York and Maryland have enacted significant changes to their equal pay laws.

Since 2018 the United Kingdom has required large businesses to provide annual gender pay gap reports. The Cigna U.K. 2019 Gender Pay Gap Report shows a 25 percent gender pay gap (up from 22 percent in 2018) and a 34 percent gender bonus pay gap between male and female employees. Women comprised 56 percent of total employees but held only 37 percent of senior positions.

Cigna does not report on the gender pay gap for its U.S. employees.

Last year Cigna shareholders voted 35.63 percent in favor of a similar Gender Pay Gap resolution. Shareholder support represented more than $17.3 billion at the date of the 2019 annual meeting. Cigna has shown no meaningful progress on this issue.

Leading large-cap companies across industry sectors including Apple, Starbucks and Bank of New York Mellon, among others, have publicly committed to pay equity and published the results of gender pay assessments.

Equal pay and equal opportunity, particularly at the management level, are linked to better financial performance and more robust decision-making. Companies would be well served by understanding the equity attributes of their pay, at all levels of the corporation, by gender as well as other facets of diversity, such as race and ethnicity. Amid increasing regulatory and investor interest, it is apparent that companies should understand, manage, and report on pay equity to shareholders.

RESOLVED: Shareholders request Cigna report on the company’s global mean and median gender pay gap, including associated policy, reputational, competitive, and operational risks, and risks related to recruiting and retaining female talent. The report should be prepared at reasonable cost, omitting proprietary information, litigation strategy and legal compliance information.

The gender pay gap is defined as the difference between male and female median earnings expressed as a percentage of male earnings (Organization for Economic Cooperation and Development).

Supporting Statement: A report adequate for investors to assess company strategy and performance would include the percentage mean and median pay gap between male and female employees across race and ethnicity, including base, bonus and equity compensation.

Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement 87

SHAREHOLDER PROPOSALS

Board of Directors’ Statement in Opposition to Proposal 5 — Gender Pay Gap Report

We are committed to compensating our employees equitably and competitively, regardless of gender. Our continued success depends on the collective strengths of our employees and we are dedicated to attracting, retaining and rewarding the performance of our diverse workforce to best meet the needs of our clients and customers. We proactively monitor our compensation programs for potential disparities, including by conducting a regular annual review of pay equity. While that review is a key component of our commitment, it is only one of many initiatives Cigna has undertaken to ensure all employees are paid equitably and to develop and support a diverse and inclusive workforce.

Over the course of the past year, Cigna has developed and disclosed its Pay Equity Commitment Statement, which can be found at https://jobs.cigna.com/payequity. Our Pay Equity Commitment Statement emphasizes our commitment to fairness in pay and opportunity for all of our employees, regardless of gender, race or ethnicity, as well as the steps we take in support of that commitment. These steps are described in greater detail below. As announced in the Pay Equity Commitment Statement, we have committed to the United Nations Women’s Empowerment Principles and joined the Paradigm for Parity coalition. As a member of Paradigm for Parity, we have committed to take steps to reduce unconscious bias in the workplace, increase the number of women in senior roles, and hold ourselves accountable with regular progress reports. The People Resources Committee has oversight of our equitable pay and diversity and inclusion practices.

The Board has carefully considered the shareholder proposal in light of the voting result on a similar proposal at the 2019 annual meeting, the relative lack of concern expressed about Cigna’s pay practices by shareholders in our engagements with them, and general market practice. Given the Company’s strong programs and practices and the enhanced disclosure undertaken over the last year, the Board believes that the adoption of this proposal is unnecessary as its implementation would not enhance Cigna’s already established commitment to pay equity and diversity and inclusion. For the reasons set forth below, our Board unanimously recommends a vote AGAINST this proposal.

Cigna’s pay data indicates no material differences related to gender or race.

We proactively monitor our compensation programs for potential disparities, including by conducting a regular annual review of pay equity. Outside counsel directs the annual review process and analysis, which considers multiple factors as determinants of compensation. Following our evaluation of results, we take action as warranted and diligently address disparities that may not be explained by objective factors. The People Resources Committee reviews our progress annually.

Our most recent analysis of pay equity at Cigna, which includes employees who joined Cigna through the combination with Express Scripts, analyzed gender and race pay equity. Based on a review of job classifications and relevant non-discriminatory factors, we found no material differences in our pay data related to gender or race.

Beyond analyzing pay equity data, Cigna has implemented many programs and practices to prevent gender pay differences and foster diversity and inclusion.

While we believe our review of pay equity data is critical, it does not fully reflect the extent of Cigna’s commitment to equitable pay, diversity and inclusion. Cigna has developed recruiting, training, and compensation programs to prevent gender pay differences, to increase representation of women in leadership roles, and to foster diversity and inclusion across its workforce. As examples of our efforts to be an employer of choice for diverse talent,

•	We recruit diverse candidates at all stages of their careers through a variety of venues and programs, including at national conferences for various diversity organizations.
•	We have removed compensation inquiries from job applications, and rely heavily on market and benchmarking data in setting our compensation structure.
•	In 2018, we launched an “Unconscious Bias” training program designed to ensure that decisions around hiring and promotions are focused on abilities and qualifications.
•	The Diversity and Inclusion training team has developed business-area specific unconscious bias training for audiences throughout the enterprise. The courses have been designed to develop competencies for working in a multi-cultural, multi-generational environment. Through these facilitated sessions, unconscious bias, team building, and specific challenges to relevant business areas and local markets are addressed.
88 Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement

SHAREHOLDER PROPOSALS

•	We sponsor eleven enterprise resource groups (ERGs), which empower employees to recognize the talents and distinct cultural attributes and needs of diverse communities within our company. The Women’s ERG is Cigna’s largest and works to ensure that female employees’ voices and contributions are heard, understood, and positioned effectively among our many stakeholders. As an example of this work, the Women’s ERG coordinates Lean In Circles to provide peer support through guided education and peer mentoring to empower, educate, and support women in their career development at Cigna.
•	We offer employees multiple ways to raise concerns, including with respect to pay disparities, such as through the Ethics Helpline and dispute resolution programs designed to enable employees to discreetly raise employment-related matters.

In particular, Cigna consistently seeks opportunities to increase representation of women and ethnic minorities, particularly in middle and senior management roles.

•	Since 2014, Cigna has offered a Gender and Leadership program for our high-potential female leaders and their managers that emphasizes the importance of personal brand, awareness of unconscious bias, and techniques to stimulate career progression and acceleration. In 2018, the promotion rate of women to senior leadership roles more than doubled as a result of our strategic efforts to advance high-potential women leaders.
•	In 2018, we launched an inclusive leadership program designed to cultivate a more diverse leadership pipeline. This training program, provided to employees and their managers, develops strategies to empower our leaders to better support underrepresented talent in our organization and prepare them to thrive in leadership roles.

We provide additional information about our diversity and inclusion efforts, Cigna’s 11 ERGs, as well as our workforce demographics, in our annual corporate responsibility report, Cigna Connects, available at www.cigna.com/about-us/corporate-responsibility/report/.

Cigna is transparent regarding the diversity of our workforce and our goals to increase representation of women within our director and senior director levels.

Beginning in 2018, we have publicly disclosed the diversity of our workforce in our annual Corporate Responsibility Report, using data from our Employee Information Report (EEO-1), filed with the U.S. Equal Employment Opportunity Commission as a framework for the disclosure. We recognize that beyond equitable pay, the hiring and promotion of women and racially diverse employees into leadership positions is an important component of our commitment to diversity and inclusion. To that end, we have set a goal to reach gender parity in our leadership pipeline by increasing the number of women at our director and senior director levels from 45% to 50% by 2024, thereby increasing the number of women available to succeed to executive positions. To help us achieve this goal, Cigna has:

•	Expanded requirements for use of diverse candidate slates to manager level positions and above;
•	Expanded use of leadership development, mentoring and coaching programs; and
•	Continued our sponsorship of and participation in programs designed to build relationships with diverse talent at the university level.

Cigna strives to be a leader among companies in its championship of equitable pay and diversity and inclusion.

In support of our commitment to fairness in pay and opportunity for all of our employees, regardless of gender, race or ethnicity, in February 2020, Cigna became the first company in our industry to commit to the United Nations Women Empowerment Principles, which are designed to empower women in the workplace, the marketplace and the community. Cigna has joined the Paradigm for Parity coalition, further evidencing its commitment to gender parity in corporate leadership.

Cigna is also a signatory to the CEO Action for Diversity and Inclusion pledge and is active in the CEO Action for Diversity and Inclusion alliance, which is the largest CEO-led alliance to champion the business community to advance diversity and inclusion within the workplace.

As a result of our efforts to cultivate a diverse and inclusive workforce, Cigna has been awarded multiple recognitions, including:

•	“Best of the Best” from Professional Woman’s Magazine
•	“One of the Best Places to Work for LGBT Equality,” with a score of 100% by Human Rights Campaign Corporate Equality Index
Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement 89

SHAREHOLDER PROPOSALS

•	Latino 100 Company – “One of the Best Companies for Latinos” from Latino Magazine
•	VIQTORY Media – Top Military Friendly Employers List – Silver Medal
•	Military Times – Best Employers for Veterans List (“Best for Vets”)
•	Disability:IN DEI (Disability Equality Index) – DEI Best Places to Work 2019 with a score of 100%

Summary

The Board believes that the adoption of this proposal is unnecessary as it would not enhance Cigna’s already established commitment to pay equity and diversity and inclusion. As described above and on page 28, we are committed to pay equity and have robust programs and practices supporting our ongoing commitment. Accordingly, our Board unanimously recommends that shareholders vote AGAINST this proposal.

The Board of Directors
unanimously recommends
that shareholders vote
AGAINST Proposal 5 – Gender
Pay Gap Report.

90 Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement

OWNERSHIP OF CIGNA COMMON STOCK

Stock Held by Directors, Nominees and Executive Officers

The following table provides information as of January 31, 2020 about the amount of Cigna common stock beneficially owned by each director, nominee and executive officer named in the Summary Compensation Table (named executive officers) and the amount of Cigna common stock beneficially owned by the directors and executive officers as a group. In general, “beneficial ownership” includes those shares a director, nominee or executive officer has the power to vote or transfer (even if another person is the record owner), and stock options that are exercisable as of January 31, 2020 or that may become exercisable within 60 days.

NAME	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)	PERCENT OF CLASS
Directors and Nominees
William J. DeLaney	21,924	*
Eric J. Foss	25,683	*
Elder Granger, M.D.(2)	9,289	*
Isaiah Harris, Jr.(2)	17,747	*
Roman Martinez IV(2)	22,996	*
Kathleen M. Mazzarella	1,338	*
Mark B. McClellan, M.D.	1,338	*
John M. Partridge	31,037	*
William L. Roper, M.D.(2)	19,880
Eric C. Wiseman(2)	4,200	*
Donna F. Zarcone(2)	13,500	*
Named Executive Officers
David M. Cordani	1,730,516	*
Eric P. Palmer	68,443	*
Nicole S. Jones	159,018	*
Matthew G. Manders	197,493	*
Timothy C. Wentworth	527,202	*
Lisa R. Bacus(3)	25,768	*
All Directors, Nominees and Executive Officers as a group including those named above (23 Persons)	3,411,146	0.9%
*	Less than 1% of the outstanding common stock.

None of the shares reported are pledged as security.

(1)	Includes, in addition to wholly owned shares owned on January 31, 2020:
•	13,500 vested restricted stock units that settle in common stock upon separation of service held by each of Mr. Harris, Mr. Martinez, and Ms. Zarcone;
•	shares acquirable within 60 days of January 31, 2020 by exercising stock options in the amount of 15,804 for Mr. DeLaney; 8,767 for General Granger; 15,804 for Dr. Roper; 1,330,877 for Mr. Cordani; 44,885 for Mr. Palmer; 119,386 for Ms. Jones; 149,700 for Mr. Manders; 402,010 for Mr. Wentworth; and an aggregate of 336,674 for other executive officers;
•	holdings in the Cigna stock fund of Cigna’s 401(k) Plan in the amount of 1,640 for Mr. Cordani; 271 for Mr. Palmer; 1,313 for Ms. Jones; and an aggregate of 12,379 for other executive officers; and
•	shares paid upon the vesting of the 2017–2019 SPS program in the amount of 42,085 for Mr. Cordani; 6,940 for Mr. Palmer; 6,246 for Ms. Jones; 6,305 for Mr. Manders; 17,817 for Mr. Wentworth; 2,780 for Ms. Bacus; and an aggregate of 20,494 for other executive officers.
Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement 91

OWNERSHIP OF CIGNA COMMON STOCK

(2)	The table below details, as of January 31, 2020, certain other securities, the value of which is directly tied to the value of Cigna stock as described in “Non-Employee Director Compensation – Director Ownership.” Under SEC rules, shares underlying deferred common stock, restricted stock units and hypothetical shares of common stock are not considered beneficially owned and are therefore not included in the table.
NAME	DEFERRED COMMON STOCK	RESTRICTED STOCK UNITS	HYPOTHETICAL SHARES OF COMMON STOCK
Elder Granger, M.D.	1,338	–	–
Isaiah Harris, Jr.	–	–	23,265
Roman Martinez IV	24,850	–	15,428
William L. Roper, M.D.	–	3,300	–
Eric C. Wiseman	14,187	–	4,795
Donna F. Zarcone	10,300	–	2,798
(3)	For Ms. Bacus, beneficial ownership is based on her holdings as of July 26, 2019 and transactions subsequent to that date that are known to the Company.

Additional Information about Stock Held by Directors, Director Nominees and Executive Officers

Directors, director nominees and executive officers as a group beneficially own approximately 0.9% of the outstanding common stock, based on 372,043,094 shares of common stock outstanding on January 31, 2020.

On January 31, 2020, the Cigna stock fund of Cigna’s 401(k) plan held a total of 4,313,416 shares, or approximately 1.2% of the outstanding common stock on that date. A Cigna management advisory committee determines how the shares held in the Cigna stock fund will be voted only to the extent the plans’ individual participants do not give voting instructions.

The directors, director nominees and executive officers control the voting and investment of all shares of common stock they own beneficially.

92 Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement

OWNERSHIP OF CIGNA COMMON STOCK

Stock Held by Certain Beneficial Owners

The following table and notes provide information about beneficial owners of more than five percent of Cigna’s common stock. The percent of class reported in the table below is based on 372,043,094 shares of Cigna common stock outstanding as of January 31, 2020.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	28,674,180(1)	7.7%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	25,925,318(2)	7.0%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	24,646,957(3)	6.6%
Capital World Investors 333 South Hope Street Los Angeles, CA 90071	20,120,552(4)	5.4%
(1)	Based on information as of December 31, 2019 contained in an amended Schedule 13G filed with the SEC on February 12, 2020 by The Vanguard Group. The amended Schedule 13G indicates that The Vanguard Group has sole voting power with respect to 562,556 shares; shared voting power with respect to 102,603 shares; sole dispositive power with respect to 28,043,960 shares; and shared dispositive power with respect to 630,220 shares. According to the Schedule 13G, Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., beneficially owns 427,992 of these shares and Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., beneficially owns 330,431 of these shares.
(2)	Based on information as of December 31, 2019 contained in an amended Schedule 13G filed with the SEC on February 5, 2020 by BlackRock, Inc. The amended Schedule 13G indicates that BlackRock, Inc. has sole voting power with respect to 22,210,952 shares and sole dispositive power with respect to 25,925,318 shares.
(3)	Based on information as of December 31, 2019 contained in an amended Schedule 13G filed with the SEC on February 14, 2020 by T. Rowe Price Associates, Inc. The Schedule 13G indicates that T. Rowe Price Associates, Inc. has sole voting power with respect to 9,529,490 shares and sole dispositive power with respect to 24,646,957 shares.
(4)	Based on information as of December 31, 2019 contained in a Schedule 13G filed with the SEC on February 14, 2020 by Capital World Investors, a division of Capital Research and Management Company. The Schedule 13G indicates that Capital World Investors has sole voting power with respect to 20,119,189 shares and sole dispositive power with respect to 20,120,552 shares. Capital World Investors disclaims beneficial ownership of such shares.
Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement 93

ANNUAL MEETING INFORMATION

Questions and Answers About the Proxy Materials

Why did I receive proxy materials? What is included in the proxy materials?

Cigna’s Board of Directors is soliciting your proxy to vote at the 2020 Annual Meeting of Shareholders. You received proxy materials because you owned shares of Cigna common stock at the close of business on February 24, 2020, the record date, and that entitles you to vote at the Annual Meeting.

Proxy materials include the notice of annual meeting of shareholders, this Proxy Statement and our annual report on Form 10-K for the year ended December 31, 2019. If you received paper copies, the proxy materials also include a proxy card or voting instruction form. The Proxy Statement describes the matters on which the Board of Directors would like you to vote, and provides information about Cigna that we must disclose under Securities and Exchange Commission regulations when we solicit your proxy.

Your proxy will authorize specified persons, each of whom also are referred to as a proxy, to vote on your behalf at the Annual Meeting. By use of a proxy, you can vote whether or not you attend the meeting in person. The written document by which you authorize a proxy to vote on your behalf is referred to as a proxy card.

Why did I receive a “Notice of Internet Availability of Proxy Materials” instead of printed copies of the proxy statement and annual report?

Cigna has elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. On March 13, 2020, we mailed to shareholders a notice of the internet availability of proxy materials containing instructions on how to access our proxy materials online. We believe electronic delivery will lower costs and reduce the environmental impact of our Annual Meeting because we will print and mail fewer full sets of materials.

You may request to receive printed proxy materials by following the instructions contained in the notice of internet availability. You also may contact Cigna Shareholder Services. Written requests should be directed to Shareholder Services, Cigna Corporation, Two Liberty Place, 5th Floor, 1601 Chestnut Street, Philadelphia, PA 19192-1550. You may also contact Shareholder Services at (215) 761-3516 or shareholderservices@cigna.com.

How can I get electronic access to the proxy materials?

The proxy materials are available for viewing at www.envisionreports.com/ci. The notice of internet availability of proxy materials also provides instructions on how to:

•	view our proxy materials on the internet;
•	vote your shares after you have viewed the proxy materials; and
•	select a future delivery preference of paper or electronic copies of the proxy materials.

For shareholders who received a printed copy of our materials, you may choose to receive proxy materials electronically in the future. If you choose to do so, you will receive an email with instructions containing electronic links to the proxy materials for next year’s annual meeting and the proxy voting site.

If you hold your shares through a bank, broker or other custodian, you also may have the opportunity to receive the proxy materials electronically. Please check the information contained in the documents provided to you by your bank, broker or other custodian.

We encourage you to take advantage of the availability of the proxy materials electronically to help reduce the environmental impact of the Annual Meeting.

94 Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement

ANNUAL MEETING INFORMATION

Questions and Answers About the Annual Meeting and Voting

What am I voting on at the Annual Meeting?

MANAGEMENT PROPOSAL	ITEM	BOARD RECOMMENDATION	MORE INFORMATION
1	Election of the twelve director nominees named in this Proxy Statement	Vote FOR each of the nominees	Page 7
2	Advisory approval of executive compensation	Vote FOR	Page 34
3	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2020	Vote FOR	Page 80
SHAREHOLDER PROPOSAL	ITEM	BOARD RECOMMENDATION	MORE INFORMATION
4	Shareholder right to call a special meeting	Vote AGAINST	Page 84
5	Gender pay gap report	Vote AGAINST	Page 87

Could other matters be decided at the Annual Meeting?

We are not aware of any other matters that will be presented and voted upon at the Annual Meeting. The proxies will have discretionary authority, to the extent permitted by law, to decide how to vote on other matters that may come before the Annual Meeting.

How many votes can be cast by all shareholders?

Each share of Cigna common stock is entitled to one vote on each of the twelve directors nominees named in this Proxy Statement and one vote on each of the other matters properly presented at the Annual Meeting. We had 371,919,501 shares of common stock outstanding and entitled to vote as of the close of business on February 24, 2020.

How many votes must be present to hold the Annual Meeting?

At least two-fifths of the issued and outstanding shares entitled to vote, or 148,767,801 shares, present in person or by proxy, are needed for a quorum to hold the Annual Meeting. Abstentions and broker non-votes (discussed below) are included in determining whether a quorum is present. We urge you to vote by proxy even if you plan to attend the Annual Meeting. This will help us know that enough votes will be present to hold the meeting.

How many votes are needed to approve each proposal? How do abstentions or broker non-votes affect the voting results?

The following table summarizes the vote threshold required for approval of each proposal and the effect on the outcome of the vote of abstentions and uninstructed shares held by brokers (referred to as broker non-votes). When a beneficial owner does not provide voting instructions to the institution that holds the shares in street name, brokers may not vote those shares in matters deemed non-routine. Only Proposal 3 is a routine matter.

MANAGEMENT PROPOSAL	ITEM	VOTE REQUIRED FOR APPROVAL	EFFECT OF ABSTENTIONS	EFFECT OF BROKER NON-VOTES
1	Election of the twelve director nominees named in this Proxy Statement	Majority of votes cast	No effect	Not voted/No effect
2	Advisory approval of executive compensation	Majority of shares present and entitled to vote on the subject matter	Counted “against”	Not voted/No effect
3	Ratification of the appointment of independent auditor	Majority of shares present and entitled to vote on the subject matter	Counted “against”	No broker non-votes; shares are voted by brokers in their discretion

Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement 95

ANNUAL MEETING INFORMATION

SHAREHOLDER PROPOSAL	ITEM	VOTE REQUIRED FOR APPROVAL	EFFECT OF ABSTENTIONS	EFFECT OF BROKER NON-VOTES
4	Shareholder right to call a special meeting	Majority of shares present and entitled to vote on the subject matter	Counted “against”	Not voted/No effect
5	Gender pay gap report	Majority of shares present and entitled to vote on the subject matter	Counted “against”	Not voted/No effect

Signed but unmarked proxy cards will be voted “for” Proposals 1, 2 and 3 and “against” Proposals 4 and 5. Shares held by the Cigna stock fund of the Cigna 401(k) Plan that are not voted timely or properly will be voted by the plan trustees as instructed by Cigna’s Retirement Plan Committee.

How do I vote if I own shares as a record holder?

If your name is registered on Cigna’s shareholder records as the owner of shares, you are the “record holder.” This may include shares held at Computershare prior to October 2014 from restricted stock that has vested, shares acquired through an option exercise and shares issued in settlement of SPS awards. If you hold shares as a record holder, there are four ways that you can vote your shares.

Over the Internet. Vote at www.envisionreports.com/ci. The internet voting system is available 24 hours a day until 11:59 p.m. Eastern Time on Tuesday, April 21, 2020. Once you enter the internet voting system, you can record and confirm (or change) your voting instructions.

By telephone. Use the telephone number shown on your proxy card. The telephone voting system is available 24 hours a day in the United States until 11:59 p.m. Eastern Time on Tuesday, April 21, 2020. Once you enter the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions.

By mail. If you received a proxy card, mark your voting instructions on the card and sign, date and return it in the postage-paid envelope provided. If you received only a notice of internet availability but want to vote by mail, the notice includes instructions on how to request a paper proxy card. For your mailed proxy card to be counted, we must receive it before 8:00 a.m. Eastern Time on Wednesday, April 22, 2020.

In person. Attend the Annual Meeting, or send a personal representative with a valid legal proxy.

Please note that you cannot vote using the notice of internet availability of proxy materials. The notice identifies the items of business and describes how to vote, but you cannot vote by marking the notice and returning it.

How do I vote if my Cigna shares are held by a bank, broker or custodian (including a Fidelity brokerage account)?

If your shares are held by a bank, broker or other custodian (commonly referred to as shares held “in street name”), the holder of your shares will provide you with a copy of this Proxy Statement, a voting instruction form and directions on how to provide voting instructions. These directions may allow you to vote over the internet or by telephone. Unless you provide voting instructions, your shares will not be voted on any matter except for the ratification of the appointment of our independent auditors (Proposal 3). To ensure that your shares are counted in each of the other matters, we encourage you to provide instructions on how to vote your shares.

If you hold shares in street name and want to vote in person at the Annual Meeting, you will need to ask your bank, broker or custodian to provide you with a valid legal proxy. You will need to bring the proxy with you to the Annual Meeting in order to vote. Please note that if you request a legal proxy from your bank, broker or custodian, any previously executed proxy will be revoked and your vote will not be counted unless you vote in person at the Annual Meeting or appoint another valid legal proxy to vote on your behalf.

How do I vote if my Cigna shares are held by Fidelity in an employee stock account?

Employee stock accounts maintained by Fidelity include unvested restricted stock that is votable if held on the record date. You should follow the rules above for voting shares held as a record holder.

How do I vote shares held in the Cigna stock fund of the Cigna 401(k) Plan?

If you have money invested in the Cigna stock fund of the Cigna 401(k) Plan, you may provide voting instructions as to the number of shares allocated to your account on the record date. However, you have an earlier deadline for submitting voting instructions. Your voting instructions must be received by 11:59 p.m. Eastern Time on Thursday, April 16, 2020. You may vote over the internet, by telephone or by mail (as described above), but you may not vote shares allocated to your 401(k) accounts in person at the Annual Meeting. The plan trustees will vote such shares in accordance with your voting instructions if they are received timely. If you do not send instructions by

96 Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement

ANNUAL MEETING INFORMATION

the April 16, 2020 deadline, you do not vote or you return your proxy card with unclear voting instructions or no voting instructions, the plan trustees will vote the number of shares allocated to your 401(k) account as instructed by Cigna’s Retirement Plan Committee. Your voting instructions will be kept confidential under the terms of the plan.

Shares allocated to your 401(k) account, shares held in an employee stock account with Fidelity or shares held at Computershare may be aggregated on one proxy card. Please note that if voting instructions are submitted after 11:59 p.m. Eastern Time on Thursday, April 16, 2020, your vote will be counted for any shares held in your employee stock account at Fidelity or Computershare, but not with respect to shares allocated to your 401(k) account.

What should I do if I receive more than one set of proxy materials?

You may receive more than one set of proxy materials if your shares are registered differently or are in more than one account. Please provide voting instructions for all of the Notices and proxy and voting instruction cards you receive.

Can I change my vote?

Yes. If you are a record holder, you may:

•	Enter new instructions by telephone or internet voting before 11:59 p.m. Eastern Time on Tuesday, April 21, 2020;
•	Send a new proxy card with a later date than the card submitted earlier. We must receive your new proxy card before 8:00 a.m. Eastern Time on Wednesday, April 22, 2020;
•	Write to the Corporate Secretary at the address listed below. Your letter should contain the name in which your shares are registered, the date of the proxy you wish to revoke or change, your new voting instructions, if applicable, and your signature. Your letter must be received by the Corporate Secretary before 8:00 a.m. Eastern Time on Wednesday, April 22, 2020; or
•	Vote in person (or send a personal representative with a valid proxy) at the Annual Meeting, which will automatically cancel any proxy previously given.

If you hold your shares in street name, you may:

•	Submit new voting instructions in the manner provided by your bank, broker or other custodian; or
•	Contact your bank, broker or other custodian to request a proxy to vote in person at the Annual Meeting.

Written notices of revocation and other communications about revoking Cigna proxies should be addressed to the

Office of the Corporate Secretary, Cigna Corporation, Two Liberty Place, 7th Floor, 1601 Chestnut Street, Philadelphia, Pennsylvania 19192-1550.

Who will count the votes? Is my vote confidential?

Computershare has been appointed Inspector of Election for the Annual Meeting. The Inspector of Election will determine the number of shares outstanding, the shares represented at the Annual Meeting, the existence of a quorum, and the validity of proxies and ballots, and will count all votes and ballots.

All votes are confidential. Your voting records will not be disclosed to us, except as required by law, in contested Board elections or certain other limited circumstances.

What happens if a change to the Annual Meeting is necessary due to exigent circumstances?

As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the meeting may be held virtually over the Internet. If we take this step, we will announce the decision to do so by April 8, 2020 via a press release and posting details on our website that will also be filed with the SEC as proxy material. A virtual meeting will have no impact on shareholders’ ability to provide their proxy by using the Internet or telephone or by completing, signing, dating and mailing their proxy card, each as explained in this proxy statement. As always, we encourage you to vote your shares prior to the Annual Meeting.

Who pays for the proxy solicitation and how will Cigna solicit votes?

Cigna pays the cost of preparing our proxy materials and soliciting your vote. Proxies may be solicited on our behalf by our directors, officers, employees and agents by telephone, electronic or facsimile transmission or in person. We will enlist the help of banks and brokerage houses in soliciting proxies from their customers and reimburse them for their related out-of-pocket expenses. In addition, we have engaged Innisfree M&A Incorporated to assist in soliciting proxies. Cigna will pay Innisfree a fee of approximately $20,000 plus reasonable out-of-pocket expenses.

Where can I find the voting results of the Annual Meeting?

We will publish the voting results of the Annual Meeting on a Current Report on Form 8-K filed with the SEC within four business days following the end of our Annual Meeting.

How can I communicate with the Board of Directors?

Shareholders and interested parties may contact the Board of Directors, the Chairman, the independent directors, or specific individual directors by submitting an e-mail to DirectorAccessMailbox@cigna.com. Shareholders and interested parties also may send written correspondence

Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement 97

ANNUAL MEETING INFORMATION

to Director Access, Attention: Office of the Corporate Secretary. If you would like to recommend a future nominee for Board membership, you can submit a written recommendation, including the name and other pertinent information for the nominee to the Office of the Corporate Secretary. Written correspondence may be sent to the Office of the Corporate Secretary, Cigna Corporation, Two Liberty Place, 7th Floor, 1601 Chestnut Street, Philadelphia, PA 19192-1550.

The Corporate Secretary will compile all communications other than routine commercial solicitations and opinion surveys sent to Board members and periodically submit them to the Board. Communications addressed to individual directors at the director address will be submitted to such individual directors. The Corporate Secretary also will promptly advise the appropriate member of management of concerns, and the Corporate Secretary will notify the Board of the resolution of those concerns.

How does a shareholder submit a proposal or nomination of a director candidate for the 2021 annual meeting?

Proposals

If you intend to submit a proposal to be included in next year’s proxy statement pursuant to SEC Rule 14a-8, the Corporate Secretary must receive your proposal on or before November 13, 2020. Submitting a shareholder proposal does not guarantee that Cigna will include the proposal in the proxy statement if the proposal does not satisfy the SEC’s rules.

If you want to present your proposal at the 2021 annual meeting but are not proposing it pursuant to SEC Rule 14a-8, the Corporate Secretary must receive your proposal no earlier than December 23, 2020 and no later than the close of business on January 22, 2021, and it must satisfy the requirements set forth in Article II, Section 12 of Cigna’s By-Laws. If, however, the 2021 annual meeting is not within 30 days before or 60 days after the anniversary of this Annual Meeting, we must receive such notice no earlier than the 120th day prior to such meeting and no later than the close of business on the later of the 90th day prior to such meeting and the 10th day following the public announcement of the meeting date.

Director Nominations

The Board has implemented a proxy access provision in our By-Laws, which allows a shareholder or group of up to 20 shareholders owning in aggregate three percent or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials director nominees constituting up to 20% of the number of directors in office or two nominees, whichever is greater, provided the shareholder(s) and nominee(s) satisfy the requirements in our By-Laws. If a shareholder or group of shareholders wishes to nominate one or more director candidates to be included in the Company’s proxy statement for the 2021 annual meeting of shareholders pursuant to the proxy access provisions in Article II, Section 13 of our By-Laws, we must receive proper written notice of any such nomination no earlier than October 14, 2020 and no later than the close of business on November 13, 2020, and the nomination must otherwise comply with our By-Laws. If, however, the 2021 annual meeting is not within 30 days before or 60 days after the anniversary of this Annual Meeting, we must receive such notice no earlier than the close of business on the 120th day prior to such meeting and no later than the close of business on the later of the 90th day prior to such meeting and the 10th day following the public announcement of the meeting date.

If you would like to otherwise nominate a candidate for director at the 2021 annual meeting, the Corporate Secretary must receive your notice no earlier than the close of business on December 23, 2020 and no later than the close of business on January 22, 2021, and it must satisfy the requirements set forth in Article II, Section 11 of Cigna’s By-Laws. If, however, the 2021 annual meeting is not within 30 days before or 60 days after the anniversary of this Annual Meeting, we must receive such notice no earlier than the close of business on the 120th day prior to such meeting and no later than the close of business on the later of the 90th day prior to such meeting and the 10th day following the public announcement of the meeting date.

Correspondence to the Corporate Secretary may be addressed to: Corporate Secretary, Cigna Corporation, Two Liberty Place, 7th Floor, 1601 Chestnut Street, Philadelphia, PA 19192-1550.

How do I obtain copies of Cigna’s corporate governance and other company documents?

The Guidelines, committee charters and Cigna’s Code of Ethics and the Director Code of Business Conduct and Ethics are posted at www.cigna.com/about-us/corporate-governance/. In addition, these documents are available in print to any shareholder who submits a written request to the Corporate Secretary at the address listed above.

The Company’s filings with the SEC, including its annual report on Form 10-K, are available through www.sec.gov.

If you are a shareholder and did not receive an individual copy of this year’s Proxy Statement, annual report or notice of internet availability of proxy materials, we will send a copy to you if you address a written request to Shareholder Services, Cigna Corporation, Two Liberty Place, 5th Floor, 1601 Chestnut Street, Philadelphia, PA 19192-1550. You may also contact Shareholder Services at (215) 761-3516 or shareholderservices@cigna.com.

98 Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement

ANNUAL MEETING INFORMATION

What is householding and how does it affect me?

If you and other residents at your mailing address own shares of Cigna stock in “street name,” your broker or bank may have notified you that your household will receive only one proxy statement and annual report or notice of internet availability of proxy materials, but each shareholder who resides at your address will receive a separate proxy card or voting instruction form. This practice is known as “householding.” Unless you responded that you did not want to participate in householding, you may have been deemed to have consented to the process. Householding benefits both you and Cigna because it reduces the volume of duplicate information received at your household and helps Cigna reduce expenses and conserve natural resources.

If you would like to receive your own set of Cigna’s proxy statement and annual report or your own notice of internet availability of proxy materials in the future, or if you share an address with another Cigna shareholder and together both of you would like to receive only a single set of Cigna’s proxy materials, please notify your broker or bank. If you are a record holder, please contact our transfer agent, Computershare, at P.O. Box 505000, Louisville, Kentucky 40233-5000 or 1-800-952-9245.

IMPORTANT INFORMATION IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON

You must have an admission ticket, as well as a valid form of government-issued photo identification, in order to be admitted to the Annual Meeting. If you are a Cigna shareholder of record and received a printed copy of Cigna’s proxy materials, you must bring the admission ticket portion of your proxy card to be admitted to the Annual Meeting. If you are a beneficial owner and your shares are held in the name of a broker, bank or other nominee, you must request an admission ticket in advance by mailing a request, along with proof of your ownership of Cigna common stock as of the close of business on the Cigna record date of February 24, 2020, to the Corporate Secretary, Cigna Corporation, Two Liberty Place, 7th Floor, 1601 Chestnut Street, Philadelphia, Pennsylvania 19192-1550. Proof of ownership would be a bank or brokerage account statement in your name showing the number of shares of Cigna common stock held by you on the Cigna record date or a letter from your broker, bank or other custodian certifying the amount of your beneficial ownership interest as of the close of business on the Cigna record date.

If you wish to appoint a representative to attend the Annual Meeting in your place, you must provide to the Corporate Secretary, Cigna Corporation, Two Liberty Place, 7th Floor, 1601 Chestnut Street, Philadelphia, Pennsylvania 19192-1550, the name of your representative, the admission ticket portion of your proxy card if you are a Cigna shareholder of record, or your proof of ownership if you are a beneficial owner, and the address where the admission ticket should be sent. A Cigna shareholder may only appoint one representative. Requests from Cigna shareholders that are legal entities must be signed by an authorized officer or other person legally authorized to act on behalf of the legal entity.

Requests received after April 6, 2020, may not be able to be processed in time to allow you to receive your admission ticket before the date of the Annual Meeting, so you should mail your request early.

For directions to the Annual Meeting, please contact Shareholder Services at (215) 761-3516 or shareholderservices@cigna.com.

Please note that cameras, recording equipment, electronic devices, large bags, briefcases or packages are not permitted in the meeting. Recording of the meeting is expressly prohibited.

As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the meeting may be held virtually over the Internet. If we take this step, we will announce the decision to do so by April 8, 2020 via a press release and posting details on our website that will also be filed with the SEC as proxy material. As always, we encourage you to vote your shares prior to the Annual Meeting.

Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement 99

ANNEX A – NON-GAAP FINANCIAL INFORMATION

Adjusted Income from Operations

Adjusted income (loss) from operations is a measure of profitability used by Cigna’s management because it presents the underlying results of operations (loss) of Cigna’s businesses and permits analysis of trends in underlying revenue, expenses and shareholders’ net income. This consolidated measure is not determined in accordance with accounting principles generally accepted in the United States (GAAP) and should not be viewed as a substitute for the most directly comparable GAAP measure, shareholders’ net income.

Adjusted income from operations is defined as shareholders’ net income (loss) excluding the following adjustments: earnings contributions from transitioning pharmacy benefit management clients, Anthem Inc. and Coventry Health Care, Inc. (transitioning clients), net realized investment results, amortization of acquired intangible assets, and special items. We exclude these items from this measure because they are not indicative of past or future underlying performance of the business.

CONSOLIDATED ADJUSTED INCOME FROM OPERATIONS RECONCILIATION
(dollars in millions)
Year Ended December 31,	2019	2018
Shareholders’ net income (loss)	$5,104	$2,637
After-tax adjustments to reconcile to adjusted income from operations:
Adjustment for transitioning clients	(1,316)	(47)
Net realized investment losses (gains)	(190)	104
Amortization of other acquired intangible assets, net	2,248	177
Special Items	630	686
Adjusted income (loss) from operations	$6,476	$3,557
CONSOLIDATED ADJUSTED INCOME FROM OPERATIONS PER SHARE RECONCILIATION
Year Ended December 31,	2019	2018	2014
Shareholders’ net income (loss)	$13.44	$10.54	7.83
After-tax adjustments to reconcile to adjusted income from operations:
Adjustment for transitioning clients	(3.46)	(0.19)	—
Net realized investment losses (gains)	(0.50)	0.42	(0.40)
Amortization of other acquired intangible assets, net	5.92	0.71	0.44
Special Items	1.65	2.74	—
Adjusted income (loss) from operations	$17.05	$14.22	$7.87

Adjusted Revenue

At the consolidated level, adjusted revenues is not determined in accordance with GAAP and should not be viewed as a substitute for the most directly comparable GAAP measure, “total revenues.” We define adjusted revenues as total revenues excluding revenue contributions from the transitioning clients, net realized investment results from equity method investments, and special items. We exclude these items from this measure because they are not indicative of past or future underlying performance of the business.

TOTAL REVENUES RECONCILIATION
(dollars in millions)
Year Ended December 31,	2019	2018
Total Revenues	153,566	$48,650
Adjustment for transitioning clients	(13,347)	(459)
Net realized investment losses (gains) from equity method investments	(44)	43
Special Items	—	(123)
Adjusted revenues	$140,175	$48,111

Annex A-1 Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement

ANNEX B – GENERAL INDUSTRY PEER GROUP

Abbott Laboratories	Oracle Corporation
AbbVie Inc.	Pfizer Inc.
AFLAC Inc.	Progressive Corp.
American Airlines Group Inc.	Prudential Financial, Inc.
American Express Company	Southwest Airlines Co.
American International Group, Inc.	Sprint Corporation
Amgen Inc.	Starbucks Corporation
AT&T, Inc.	T-Mobile US, Inc.
Bristol-Myers Squibb Company	The Allstate Corporation
Chubb Limited	The Bank of New York Mellon Corporation
Citigroup Inc.	The Proctor & Gamble Company
Eli Lilly and Company	The Travelers Companies, Inc.
Gilead Sciences Inc.	Thermo Fisher Scientific, Inc.
HCA Healthcare, Inc.	U.S. Bancorp
International Business Machines Corp.	United Continental Holdings, Inc.
Merck & Co. Inc.	United Parcel Service, Inc.
MetLife, Inc.	Verizon Communications Inc.
NIKE, Inc.	Wells Fargo & Company

Cigna 2020 Notice of Annual Meeting of Shareholders and Proxy Statement Annex B-1

Organization	Rating
DJSI	DJSI Industry Leader for North America and the World
ISS QualityScore	Social - 1 Environmental - 2 Governance - 2
MSCI	ESG Rating Score of A
Sustainalytics	Low Risk
CDP	B Rating Climate Change Survey
Ecovadis	Gold Rating
CR Magazine	100 Best Corporate Citizens
Military Times	Best for Vets
Disability Equality Index	Score of 100
Human Rights Campaign	Corporate Equality Index Score of 100
National Business Group on Health	Innovation in Advancing Health Equity Award
Professional Woman's Magazine	Best of The Best

Information as of January 1, 2020

FSC www.fsc.org
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Paper from responsible sources
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Cigna® VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by Tuesday, April 21, 2020 at 11:59 p.m., Eastern time.

Online
Go to www.envisionreports.com/ci or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money!
Sign up for electronic delivery at www.envisionreports.com/ci

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board recommends a vote FOR each of the nominees named in Proposal 1, FOR Proposals 2 and 3, and AGAINST Proposals 4 and 5.

1.Election of Directors:

Nominee	For	Against	Abstain	Nominee	For	Against	Abstain	Nominee	For	Against	Abstain
01- David M. Cordani	☐	☐	☐	02 - William J. DeLaney	☐	☐	☐	03 - Eric J. Foss	☐	☐	☐
04 - Elder Granger, MD, MG, USA	☐	☐	☐	05 - Isaiah Harris, Jr.	☐	☐	☐	06 - Roman Martinez IV	☐	☐	☐
07 - Kathleen M. Mazzarella	☐	☐	☐	08 - Mark B. McClellan, MD, PhD	☐	☐	☐	09 - John M. Partridge	☐	☐	☐
10 - William L. Roper, MD, MPH	☐	☐	☐	11 - Eric C. Wiseman	☐	☐	☐	12 - Donna F. Zarcone	☐	☐	☐

Proposal	For	Against	Abstain	Proposal	For	Against	Abstain
2. Advisory approval of Cigna's executive compensation	☐	☐	☐	3. Ratification of appointment of PricewaterhouseCoopers LLP as Cigna's independent registered public accounting firm for 2020	☐	☐	☐
4. Shareholder proposal – Shareholder right to call a special meeting	☐	☐	☐	5. Shareholder proposal – Gender pay gap report	☐	☐	☐

Note: Such other business as may properly come before the meeting or any postponements or adjournments thereof.

Your vote is important. Please validate your vote by signing your proxy card on the reverse side.

1 P C F

037CZB

Admission Ticket

Cigna Corporation 2020 Annual Meeting of Shareholders

Please bring a valid government issued photo ID to be admitted to the meeting. In addition, if you own shares in street name, bring your most recent brokerage statement or a letter from your broker or other nominee with you to the meeting so that we can verify your ownership of common stock.

Please note: no cameras, recording equipment, electronic devices, large bags, briefcases, signs or packages will be permitted. Mobile phones will be permitted in the meeting venue but may not be used for any purpose at any time while in the meeting venue. Violation of this rule can result in removal from the meeting venue. Please note that due to security reasons, all bags may be subject to search. Cigna will be unable to admit anyone who does not comply with these security procedures. No one will be admitted to the Cigna annual meeting once the meeting has commenced.

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/ci

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy/Voting Instruction Card

Cigna Corporation
Annual Meeting of Shareholders
April 22, 2020, 8:00 a.m.
This proxy/voting instruction card is solicited by the Board of Directors

The undersigned hereby constitutes and appoints Julia Brncic and Marguerite C. Geiger, or either of them, as proxies with full power of substitution. Each of them is hereby authorized to represent the undersigned and vote all shares of the Corporation held of record by the undersigned on February 24, 2020 at the Annual Meeting of Shareholders, to be held at the Windsor Marriott Hotel, Ballroom IV, 28 Day Hill Road, Windsor, Connecticut 06095, on Wednesday, April 22, 2020 at 8:00 a.m., or at any postponements or adjournments thereof, on all matters set forth on the reverse side and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.

If the undersigned has voting rights with respect to shares of the Corporation's common stock under the Cigna 401(k) Plan, the undersigned hereby directs the trustee of the Cigna 401(k) Plan to vote shares equal to the number of shares allocated to the undersigned's accounts under the plan in accordance with the instructions given herein. If the trustee does not receive instructions by 11:59 p.m. Eastern time on Thursday, April 16, 2020, the trustee will vote such shares in the manner instructed by the Corporation's Retirement Plan Committee.

You are encouraged to specify your choices by marking the appropriate selections (either on this card or electronically), but you need not specify any choices if you wish to vote in accordance with the Board of Directors' recommendations, so long as you submit your proxy. If you use this card to vote, you must sign it on the reverse side for your vote to be counted.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE NOMINEES NAMED IN PROPOSAL 1, "FOR" PROPOSALS 2 AND 3, AND "AGAINST" PROPOSALS 4 AND 5.

B Authorized Signatures — This section must be completed for your vote to be counted. Please date and sign below.

The shares represented by this proxy will be voted as directed by the undersigned. Where no direction is given when a duly executed proxy is returned, such shares will be voted "For" each of the nominees named in Proposal 1, "For" Proposals 2 and 3, and "Against" Proposals 4 and 5; and will grant authority to the proxy holder to vote upon such other business as may properly come before the meeting or any postponements or adjournments thereof.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF CIGNA CORPORATION.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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C Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.	Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. ☐